Exhibit 10.8

Execution Version

CREDIT AGREEMENT

Dated as of May 22, 2006

Among

ALLEGHENY ENERGY, INC.,

and

ALLEGHENY ENERGY SUPPLY COMPANY, LLC,

as Borrowers

and

THE INITIAL LENDERS AND INITIAL ISSUING BANK NAMED HEREIN,

as Initial Lenders and Initial Issuing Bank

and

CITICORP NORTH AMERICA, INC.,

as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.,	CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Joint Lead Arranger and Joint Book Runner	as Joint Lead Arranger, Joint Book Runner and Syndication Agent

AYE Refinancing Credit Agreement

T A B L E  O F  C O N T E N T S

AYE Refinancing Credit Agreement

(b)	Mandatory	50
(c)	Other Amounts	51
SECTION 2.07. Interest		52
(a)	Scheduled Interest	52
(b)	Default Interest	52
(c)	Notice of Interest Period and Interest Rate	52
SECTION 2.08. Fees		52
(a)	Commitment Fee	52
(b)	Letter of Credit Fees	53
(c)	Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank, Etc.	53
(d)	Agent Fees	53
SECTION 2.09. Illegality		53
SECTION 2.10. Interest Elections		54
(a)	Optional	54
(b)	Mandatory	55
SECTION 2.11. Increased Costs, Etc.		55
SECTION 2.12. Payments and Computations		56
SECTION 2.13. Taxes		58
SECTION 2.14. Evidence of Debt		61
SECTION 2.15. Use of Proceeds		62

ARTICLE III
CONDITIONS TO BORROWING

SECTION 3.01. Conditions Precedent to the Initial Borrowing and the Term Advances		62
SECTION 3.02. Conditions Precedent to Each Borrowing and L/C Credit Extension		65
SECTION 3.03. Determinations Under Sections 3.01 and 3.02		65

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrowers		66

ARTICLE V
COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants of the Borrowers		70
(a)	Compliance with Laws	70
(b)	Compliance with Environmental Laws	70
(c)	Governmental Approvals	70
(d)	Payment of Taxes, Etc.	70
(e)	Insurance	71
(f)	Preservation of Corporate Existence, Etc.	71
(g)	Visitation Rights	71
(h)	Keeping of Books	71
(i)	Maintenance of Properties, Etc.	71

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(j)	Transactions with Affiliates	71
(k)	Preparation of Environmental Reports	72
(l)	Maintenance of Ownership of Subsidiaries	73
(m)	Use of Proceeds	73
SECTION 5.02. Negative Covenants of AYE		73
(a)	Liens, Etc.	73
(b)	Debt	75
(c)	Change in Nature of Business	78
(d)	Mergers, Etc.	78
(e)	Sales, Etc., of Assets	79
(f)	Investments in Other Persons	81
(g)	Restricted Payments	84
(h)	Payment Restrictions Affecting AYE and its Subsidiaries	84
(i)	Sale-Leaseback Transactions	86
(j)	Accounting Changes	86
(k)	Prepayments, Etc., of Debt	86
(l)	Speculative Transactions	86
(m)	Compliance with ERISA	86
SECTION 5.03. Reporting Covenants of AYE		86
(a)	Default Notices	87
(b)	Annual Financials	87
(c)	Quarterly Financials	87
(d)	Budget	88
(e)	Litigation	88
(f)	[Intentionally Omitted]	88
(g)	Environmental Conditions	88
(h)	Other Information	88
SECTION 5.04. Financial Covenants		89
(a)	Interest Coverage Ratio	89
(b)	Leverage Ratio	89

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01. Events of Default		89
SECTION 6.02. Actions in Respect of Letters of Credit upon Default		92

ARTICLE VII
THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action		92
SECTION 7.02. Administrative Agent’s Reliance, Etc.		93
SECTION 7.03. CNAI, CGMI, Citibank, CSCI and Affiliates		93
SECTION 7.04. Lender Party Credit Decision		93
SECTION 7.05. Indemnification		94
SECTION 7.06. Successor Administrative Agent		95
SECTION 7.07. Liability		95

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SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices

Schedule 1.01(a)	-	Existing L/Cs
Schedule 3.01(a)	-	Jurisdictions
Schedule 4.01(c)	-	Governmental Approvals and Filings
Schedule 4.01(e)	-	Disclosed Litigation
Schedule 4.01(f)	-	Disclosed Information
Schedule 4.01(k)	-	Certain Environmental Matters
Schedule 4.01(n)	-	Existing Debt
Schedule 4.01(o)	-	Existing Liens
Schedule 5.01(j)	-	Affiliate Transactions

EXHIBITS

Exhibit A-1	-	Form of Revolving Note
Exhibit A-2	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance

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CREDIT AGREEMENT

CREDIT AGREEMENT dated as of May 22, 2006 (as amended, modified or otherwise supplemented from time to time in accordance with its terms, this “Agreement”), among ALLEGHENY ENERGY, INC., a Maryland corporation (“AYE”), ALLEGHENY ENERGY SUPPLY COMPANY, LLC, a Delaware limited liability company (“AESC”, and together with AYE, collectively, the “Borrowers”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders (the “Initial Lenders”), THE BANK OF NOVA SCOTIA (“BNS”) as the initial issuing bank for the letters of credit pursuant to this Agreement (in such capacity, the “Initial Issuing Bank” and, together with the Initial Lenders, the “Initial Lender Parties”), CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as Joint Lead Arranger and Joint Book Runner, CREDIT SUISSE, Cayman Islands Branch (“CSCI”), as Joint Lead Arranger, Joint Book Runner and Syndication Agent, and CITICORP NORTH AMERICA, INC. (“CNAI”), not in its individual capacity except as expressly set forth hereunder but solely as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS

(1) The Borrowers are indebted to certain banks and financial institutions (the “Existing Lenders”) pursuant to that certain credit agreement dated as of June 16, 2005 (as amended through the date hereof, the “Existing Credit Agreement”).

(2) The Existing L/Cs (as hereinafter defined) are outstanding and shall be continued under this Agreement as set forth hereunder.

(3) The Borrowers have requested that the Initial Lender Parties establish a senior unsecured revolving credit facility in the aggregate amount of $400,000,000 in favor of the Borrowers, with up to (a) the full amount thereof to be made available to AYE in the form of Revolving Advances (as hereinafter defined) or one or more Letters of Credit (as hereinafter defined) issued at the request of AYE on behalf of itself or any of its Subsidiaries (as hereinafter defined), including the AESC Companies (as hereinafter defined); provided that the face amount of all outstanding Letters of Credit issued at the request of AYE on behalf of AESC or any of AESC’s Subsidiaries will not exceed $125,000,000 in the aggregate and (b) $50,000,000 thereof to be made available to AESC in the form of Revolving Advances or one or more Letters of Credit issued at the request of AESC on behalf of AESC or any of its Subsidiaries; provided that (i) the principal amount of all Revolving Advances made to AESC, together with the face amount of all Letters of Credit issued at the request of AESC, in each case outstanding at any time shall not exceed $50,000,000, (ii) no Revolving Advance shall be made to, or a Letter of Credit issued at the request of, AESC unless AYE has a minimum of $100,000,000 in pro forma undrawn availability under the Revolving Facility (as hereinafter defined) and (iii) AYE is jointly and severally liable for all Revolving Advances made to and Letters of Credit issued on behalf of, or at the request of, AESC. The Initial Lender Parties have indicated their willingness to provide such financing to the Borrowers on the terms and conditions of this Agreement and the other Loan Documents (as hereinafter defined).

AYE Refinancing Credit Agreement

(4) AYE has also requested that the Initial Lender Parties establish a senior unsecured term credit facility in the aggregate amount of $179,071,429 in favor of AYE. The Initial Lender Parties have indicated their willingness to provide such financing to AYE on the terms and conditions of this Agreement and the other Loan Documents (as hereinafter defined).

(5) The proceeds of the Revolving Facility shall be used (a) on the Closing Date (as hereinafter defined) to (i) together with proceeds of the Term Facility (as hereunder defined), refinance the aggregate principal amount outstanding under the Existing Credit Agreement and (ii) continue the Existing L/Cs under this Agreement, and (b) after the Closing Date, to provide working capital for AYE and its Subsidiaries, including AESC and its Subsidiaries.

(6) The proceeds of the Term Facility, together with proceeds of Revolving Advances made on the Closing Date, shall be used to refinance the aggregate principal amount outstanding under the Existing Credit Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Act” has the meaning specified in Section 8.17.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank, at its office at 399 Park Avenue, New York, New York (ABA No. 021000089), Account No. 36852248, Reference: Allegheny Energy, Inc., or such other account as the Administrative Agent shall specify in writing to the Borrowers and each of the Lender Parties.

“Advance” means a Revolving Advance or a Term Advance, as the context may require.

“AESC” has the meaning specified in the recital of parties to this Agreement.

“AESC Credit Agreement” means that certain Credit Agreement, dated as of May 2, 2006, among AESC, the financial institutions referred to therein as Lenders, and Citicorp USA, Inc., as Administrative Agent.

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“AESC Security Agreement” means that certain Security Agreement, dated as of May 2, 2006, among AESC, Citicorp USA Inc., as Administrative Agent, and Citibank, N.A., as Collateral Agent.

“AESC Companies” means AESC and its Subsidiaries.

“AESC Direct Advance and L/C Sublimit” means $50,000,000. The AESC Direct Advance and L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“AESC Direct L/C Credit Extension” means, with respect to any AESC Direct Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“AESC Direct L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding AESC Direct Letters of Credit plus the aggregate of all Unreimbursed Amounts with respect to AESC Direct Letters of Credit, including all L/C Borrowings under AESC Direct Letters of Credit. For all purposes of this Agreement, if on any date of determination an AESC Direct Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such AESC Direct Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“AESC Direct Letters of Credit” means letters of credit issued by any Issuing Bank pursuant to Section 2.01(f).

“AESC Indirect L/C Credit Extension” means, with respect to any AESC Indirect Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“AESC Indirect L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding AESC Indirect Letters of Credit plus the aggregate of all Unreimbursed Amounts with respect to AESC Indirect Letters of Credit, including all L/C Borrowings under AESC Indirect Letters of Credit. For all purposes of this Agreement, if on any date of determination an AESC Indirect Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such AESC Indirect Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“AESC Indirect L/C Sublimit” means $125,000,000. The AESC Indirect L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“AESC Indirect Letters of Credit” means letters of credit issued by any Issuing Bank pursuant to Section 2.01(e).

“AESC Loan Documents” means the AESC Credit Agreement and the AESC Security Agreement, as each may be amended, amended and restated, supplemented or otherwise modified from time to time.

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“AESC Sublimits” means the AESC Indirect L/C Sublimit and the AESC Direct Advance and L/C Sublimit.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“AGC” means Allegheny Generating Company, a Virginia corporation.

“AGC Transmission Line” means, collectively, (a) the 500 kilovolt interconnection and transmission facilities for the power generation station owned by AGC, including transmission lines, substations, transformers, breakers, relays, switches, switchyards, synchronizing equipment, metering equipment and other equipment relating thereto (and, in each case, is not required for the generation of electric energy by the power generation station owned by AGC), (b) the land owned by AGC, if any, on which any such facilities are situated (to the extent the power generation station owned by AGC is not also situated on such land) and (c) all easements, licenses and rights-of-way of AGC in respect of such interconnection and transmission facilities.

“Agent Parties” has the meaning set forth in Section 8.02(d).

“Agreement” has the meaning set forth in the recital of the parties to this agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by AYE in good faith equal to: (a) in the case of a Hedge Agreement documented pursuant to the ISDA Master Agreement, the amount, if any, that would be payable by any Borrower or any Subsidiary of any Borrower to its counterparty to such Hedge Agreement pursuant to the terms of such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Borrower or Subsidiary was the sole “Affected Party”, and (iii) such Borrower or Subsidiary was the sole party determining such payment amount (with AYE making such determination pursuant to the provisions of the ISDA Master Agreement or the Hedge Agreement (whichever is applicable)); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement (after any netting permitted pursuant to the terms of such Hedge Agreement (including any netting across different Hedge Agreements and ISDA Master Agreements to the extent permitted by contract)) to the relevant Borrower or any Subsidiary of any Borrower party to such Hedge Agreement determined by AYE in good faith based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement (after any

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netting permitted pursuant to the terms of such Hedge Agreement (including any netting across different Hedge Agreements and ISDA Master Agreements to the extent permitted by contract)) to the relevant Borrower or Subsidiary of any Borrower party to such Hedge Agreement, if any, as determined by AYE in accordance with the terms of such Hedge Agreement or, if such Hedge Agreement does not provide a methodology for such determination, the amount, if any, by which (i) the present value of the future cash flows to be paid by such Borrower or Subsidiary party thereto, as the case may be, exceeds (ii) the present value of the future cash flows to be received by such Borrower or Subsidiary, as the case may be, pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described ISDA Master Agreement.

“Allegheny Pittsburgh Coal” means Allegheny Pittsburgh Coal Company, a Pennsylvania corporation.

“Amendment Fee” means any fee offered, paid or payable to any Lender Party by the Borrower or any Affiliate of the Borrower (whether directly or through the Administrative Agent or any other Person) in consideration for any waiver of, or agreement to amend or modify any provision of, any of the Loan Documents.

“Annualization Factor” means, on any date of determination, (a) if only one fiscal quarter has elapsed since July 1, 2005, four, (b) if only two fiscal quarters have elapsed since July 1, 2005, two and (c) if only three fiscal quarters have elapsed since July 1, 2005, four thirds.

“Applicable Law” means, with respect to any Person, any and all laws, statutes, regulations or rules, or orders, injunctions, decrees, judgments, writs, determinations or awards having the force or effect of binding such Person at law issued by any Governmental Authority, applicable to such Person, including all Environmental Laws.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Letters of Credit
Level 1 BBB+/Baa1 or above	0%	0.45%	0.45%
Level 2 BBB/Baa2	0%	0.55%	0.55%
Level 3 BBB-/Baa3	0%	0.75%	0.75%
Level 4 BB+/Ba1	0%	0.875%	0.875%
Level 5 BB/Ba2	0%	1.00%	1.00%
Level 6 Below BB/Ba2	0.50%	1.50%	1.50%

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“Appropriate Lender” means, at any time, with respect to (a) the Revolving Facility, the Borrowing Limit or either AESC Sublimit, a Revolving Lender, and (b) the Term Facility, a Term Lender.

“Approved Fund” means a Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person or an Affiliate of a Person that administers or manages a Lender.

“Arranger Parties” means CGMI, as Joint Lead Arranger and Joint Book Runner, and CSCI, as Joint Lead Arranger, Joint Book Runner and Syndication Agent.

“Assets” means, with respect to any Person, all or any part of its business, property, rights, interests and assets, both tangible and intangible (including Equity Interests in any other Person), wherever situated.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C.

“Authorized Signatory” means, with respect to any Person, the individual, or any of the individuals, authorized to sign any Loan Document, as well as any other agreements, to which such Person is or is to be a party and give written instructions on behalf of such Person with regard to any matters pertaining to any Loan Document to which such Person is or is to be a party (as identified on an incumbency certificate submitted to the Administrative Agent from time to time prior to the receipt of any instructions from such Authorized Signatory).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(a)(iii).

“AYE” has the meaning specified in the recital of parties to this Agreement.

“AYE Funds Flow” means, for any period, the sum for the related period of (a) cash dividends received by AYE from the Regulated Subsidiaries and AESC, less (b) any cash equity contributions made by AYE to any Subsidiaries, plus (c) Net Cash Proceeds received by AYE from the sale or issuance of any Equity Interests, plus (d) AYE’s interest income, less (e) Capital Expenditures of AYE, less (f) operating expenses of AYE, excluding AYE Interest Expense and income tax expense, plus (g) Litigation Proceeds received by AYE, plus (h) AYE Sales Proceeds.

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“AYE Interest Expense” means, for any period, (a) the sum of, without duplication, (i) the interest expense (including imputed interest expense in respect of Capitalized Leases) of AYE for such period (including all commissions, discounts and other fees and charges owed by AYE with respect to letters of credit and bankers’ acceptance financing), in each case determined in accordance with GAAP, plus (ii) any interest accrued during such period in respect of Debt of AYE that is required to be capitalized rather than included in interest expense of AYE for such period in accordance with GAAP, minus (b) to the extent included in such interest expense referred to in clause (a)(i) for such period, amounts attributable to the amortization of financing costs and non-cash amounts attributable to the amortization of debt discounts in respect of Debt of AYE; provided, however, that the accrued interest and interest paid under the summary judgment granted against AYE in the Merrill Lynch Litigation shall not be included in any determination of the interest expense of AYE. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by AYE with respect to interest rate Hedging Agreements.

“AYE L/C Credit Extension” means, with respect to any AYE Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“AYE L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding AYE Letters of Credit plus the aggregate of all Unreimbursed Amounts with respect to AYE Letters of Credit, including all L/C Borrowings under AYE Letters of Credit. For all purposes of this Agreement, if on any date of determination an AYE Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such AYE Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“AYE Letters of Credit” means (a) the Existing L/Cs, as continued under this Agreement on the Closing Date, and (b) any other Letters of Credit issued by any Issuing Bank pursuant to Section 2.01(d).

“AYE Sales Proceeds” means net cash proceeds received by AYE from any sale, transfer or other disposition of any of AYE’s assets.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and

(b)  1/2 of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

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“Bath County” means the undivided forty percent (40%) interest (constituting 1035 MW of pumped storage) owned by a Subsidiary of AYE in the hydroelectric power generating station located in Bath County, Virginia.

“BNS” has the meaning specified in the recital of parties to this Agreement.

“Borrowers” has the meaning specified in the recital of parties to this Agreement.

“Borrowing Account” means, with respect to any Borrower, such account as such Borrower shall specify in writing to the Administrative Agent.

“Borrowing” means a Revolving Borrowing or a Term Borrowing.

“Borrowing Limit” means, as of any time with respect to (a) AYE, an amount equal to the aggregate of the Unused Commitments at such time, and (b) AESC, the AESC Direct Advance and L/C Sublimit minus (i) the aggregate principal amount of all outstanding Revolving Advances made to AESC at such time and (ii) the Outstanding Amount of all AESC Direct L/C Obligations at such time.

“Buffalo Creek Reserve” means the Pittsburgh No. 8 Seam of coal and other natural resources in and underlying that certain boundary of land containing approximately twenty thousand (20,000) acres of property and approximately three hundred (300) acres of surface property commonly referred to as the “Buffalo Reserve” and situated near Avella, in Washington County and adjoining counties in the Commonwealth of Pennsylvania and the State of West Virginia.

“Buffalo Creek SPV” means (a) Allegheny Pittsburgh Coal, (b) any special purpose wholly owned direct or indirect Subsidiary of AYE, whose assets are comprised solely of (i) the Buffalo Creek Reserve and related or other immaterial Assets, including contractual and other rights to develop the Buffalo Creek Reserve or any portion thereof in connection with the Buffalo Reserve Project, or (ii) Equity Interests in any other special purpose wholly owned Subsidiary of AYE (other than an AESC Company) which directly or indirectly (through other similar special purpose wholly owned Subsidiaries of AYE (other than an AESC Company)) holds the Buffalo Creek Reserve or other related or immaterial Assets or (c) any Joint Venture established to own or develop the Buffalo Creek Reserve in accordance with Section 5.02(f)(x).

“Buffalo Reserve Project” means the development of property and mineral and other natural resource rights in the Buffalo Creek Reserve, including (a) the formation of one or more Buffalo Creek SPVs to pursue the development of the Buffalo Creek Reserve, (b) the restructuring, in connection with the development of such Buffalo Creek Reserve, of Allegheny Pittsburgh Coal or any other direct or indirect Subsidiary of AYE or the creation of one or more direct or indirect Subsidiaries of AYE, in each case as a Buffalo Creek SPV, for the purpose of holding such property, mineral rights, other natural resource rights and other contractual and other assets associated therewith, the transfer, sale, distribution, assignment or other disposition of such property, mineral rights, other natural resource rights and other assets to such Buffalo Creek SPV, as applicable, in each case whether in a single transaction or a series of related transactions,

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(c) the transfer, sale, distribution, assignment or other disposition of the Equity Interests in a Buffalo Creek SPV to AYE or another Buffalo Creek SPV, or the merger of any Buffalo Creek SPV into another Buffalo Creek SPV, in each case, whether in one transaction or a series of related transactions, (d) the sale, lease, transfer, assignment or other disposition of the property mineral rights, other natural resource rights, contractual rights relating thereto and other related Assets associated with the Buffalo Creek Reserve and (e) the entering into operating agreements, joint venture agreements, partnership agreements, working interests, royalty interests, leases, processing agreements, contracts for sale, transfer or distribution of assets, transportation or exchange agreements, unitization agreements, pooling agreements, area of mutual interest agreements, production sharing agreements, performance guarantees, purchase option agreements or other similar or customary agreements, transactions, interests or arrangements, and equity purchases and other Investments and expenditures in connection with the development of such rights in the Buffalo Creek Reserve.

“Business Day” means a day of the year on which banks are not required or not authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person during such period (whether financed by cash or by Debt (including Obligations under Capitalized Leases) assumed or incurred to fund, directly or indirectly, such expenditures) for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a balance sheet of such Person. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the excess (if any) of the gross amount of such purchase price over the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means a non-interest bearing securities account opened, or to be opened, by the Administrative Agent and in which a Lien has been granted to the Administrative Agent for the benefit of each Revolving Lender and each Issuing Bank pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each Issuing Bank (which documents are hereby consented to by the Revolving Lenders) to the extent that any Letter of Credit is required to be Cash Collateralized in accordance with this Agreement.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each Issuing Bank and each Revolving Lender, as collateral for the L/C Obligations, cash or deposit account balances and “Cash Collateral” shall refer to such cash or deposit balances.

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“Cash Equivalents” means any of the following, to the extent owned by any Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens not prohibited under this Agreement) and, except in the case of clause (d) below, having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit, time deposits, eurodollar deposits and bankers’ acceptances with any commercial bank that is the Administrative Agent or a Lender Party or a member of the Federal Reserve System, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $500,000,000; provided that the aggregate principal amount of certificates of deposit, time deposits, eurodollar time deposits and bankers acceptances of any one bank shall not exceed $50,000,000 at any one time, (c) commercial paper in an aggregate amount of no more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, or (d) investments in mutual funds the sole investments of which are the cash equivalents identified in clauses (a) through (c) above (but with a remaining maturity of not greater than 13 months while being held by the applicable mutual fund) and repurchase obligations for any of the cash equivalents identified in clause (a) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CGMI” has the meaning specified in the recital of parties to this Agreement.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of AYE (or other securities convertible into such Voting Interests) representing 30% or more of the combined voting power of all Voting Interests of AYE; or (b) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of AYE (the “Original Directors”) shall cease for any reason to constitute a majority of the board of directors of AYE (unless replaced by individuals nominated or proposed by the Original Directors); or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of AYE.

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“Chief Financial Officer” of any Person means such Person’s chief financial officer or such other natural person who is principally responsible for such Person’s financial matters.

“Citibank” means Citibank, N.A.

“Closing Date” has the meaning specified in Section 3.01(a).

“Closing Date Transactions” has the meaning specified in Section 3.01(a)(xiii).

“CNAI” has the meaning specified in the recital of parties to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means, as to each Lender, such Lender’s Revolving Commitment or Term Commitment, as the context may require.

“Commitment Fee Rate” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Commitment Fee Rate
Level 1 BBB+/Baa1 or above	0.08%
Level 2 BBB/Baa2	0.10%
Level 3 BBB-/Baa3	0.125%
Level 4 BB+/Ba1	0.20%
Level 5 BB/Ba2	0.25%
Level 6 Below BB/Ba2	0.30%

“Commodity Hedge Agreement” means any swap, cap, collar, floor, future, option, spot, forward, power purchase agreement, power sale agreement, electric power generation capacity purchase and sale agreement, fuel purchase agreement, fuel sale agreement, power transmission agreement, regional transmission organization agreements, fuel transportation agreement, fuel storage agreement, netting agreement or similar agreement (including each confirmation entered into pursuant to any master

AYE Refinancing Credit Agreement	11

agreement) entered into in the ordinary course of business in order to manage fluctuations in the price or availability to AYE or any of its Subsidiaries of any energy-related commodity including Emissions Credits and energy attributes. For purposes of this definition “commodity” means any tangible or intangible commodity of any type or description, including electric power, electric power capacity, petroleum, coal, urea, financial transmission rights, natural gas and by products thereof.

“Communications” has the meaning specified in Section 8.02(b).

“Confidential Information” has the meaning specified in Section 8.12(a).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Constituent Documents” means, with respect to any Person, (a) the articles or certificate of incorporation, charter or other similar organizational document of such Person, (b) the by-laws or other similar document of such Person, (c) any certificate of designation or instrument relating to the rights of holders (including preferred shareholders) of Equity Interests in such Person and (d) any shareholder rights agreement or other similar agreement.

“Contest” means, with respect to the payment of Taxes or any other claims or liabilities by any Person, to contest the validity or amount thereof in good faith by appropriate proceedings timely instituted and diligently pursued within the applicable statutory period and in accordance with Applicable Law; provided that the following conditions are satisfied: (a) such Person has posted a bond or other security in accordance with Applicable Law (if required) or has established adequate reserves with respect to the contested items in accordance with, and to the extent required by, GAAP; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; (c) neither such Person nor any of its officers, directors or employees nor any Lender Party, the Administrative Agent or any of their respective officers, directors or employees is, or could reasonably be expected to become, subject to any criminal liability or sanction in connection with such contested items; and (d) no Lien relating to such contest attaches to any Assets of such Person and becomes enforceable against other creditors of such Person.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the

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primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuation”, “Continue” and “Continued” each refer to a continuation of Eurodollar Rate Advances upon the expiration of the Interest Period therefor as Eurodollar Rate Advances of the same or a different Interest Period pursuant to Section 2.10.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.10 or 2.11.

“CSCI” has the meaning specified in the recital of parties to this Agreement.

“Debt” of any Person (the “obligor”) means, without duplication, (a) all Obligations of such obligor for or in respect of moneys borrowed or raised (whether or not for cash by whatever means (including acceptances, deposits, discounting, letters of credit, factoring (other than on a non-recourse basis), and any other form of financing that is recognized in accordance with GAAP in the obligor’s financial statements as being in the nature of a borrowing or is treated as “off-balance” sheet financing; (b) all Obligations of the obligor evidenced by notes, bonds, debentures or other similar instruments issued in connection with accounts payable excluded pursuant to the parenthetical in clause (c) below; (c) all Obligations of the obligor for the deferred purchase price of property or services (other than accounts (i) payable within 90 days of being incurred arising in the ordinary course of such obligor’s business and not more than 90 days past due or (ii) subject to a Contest); (d) all Obligations of such obligor under conditional sale or other title retention agreements relating to Assets acquired by such obligor (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Obligations of such obligor under any securitization or monetization arrangement; (f) all Obligations of such obligor as lessee under Capitalized Leases; (g) all Obligations of the obligor, contingent or otherwise, of the obligor under acceptance, letter of credit or similar facilities other than as issued (i) in connection with Obligations excluded pursuant to clause (b) above or the parenthetical in clause (c) above or (ii) as credit support for leases other than Capitalized Leases; (h) all Obligations of the obligor to purchase, redeem, retire, defease or otherwise make any payments in respect of any Equity Interests in the obligor or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its

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voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all Obligations of the obligor in respect of Hedge Agreements; (j) all Contingent Obligations of the obligor with respect to Debt; and (k) all indebtedness and other payment Obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights owned by the obligor), even though the obligor has not assumed or become liable for the payment of such indebtedness or other payment Obligations. For the avoidance of doubt, any account payable owed to AYE or any of its Subsidiaries by AYE or any of its Subsidiaries (an “internal obligor”), as the case may be, with respect to an account payable of the internal obligor owed to a Person other than AYE or any of its Subsidiaries that is payable within 90 days of being incurred arising in the ordinary course of such internal obligor’s business and not more than 90 days past due and not subject to a Contest shall not constitute Debt.

“Debt for Borrowed Money” means Debt of the types specified in (i) clauses (a), (b), (d), (e) and (f) of the definition of Debt and (ii) to the extent relating to Debt of the types specified in one or more of clauses (a), (b), (d), (e) and (f) of the definition of Debt, clauses (j) and (k) thereof.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disclosed Litigation” has the meaning specified in Section 4.01(e).

“Disclosed Matters” means the occurrence of any event in respect of, or effect upon the business, condition (financial or otherwise), operations, performance, properties, assets, liabilities (actual or contingent), results of operations or prospects of AYE or AYE and its Subsidiaries, taken as a whole, which has been disclosed (a) pursuant to a public filing by AYE or its Subsidiaries with the SEC or (b) in writing to the Administrative Agent.

“Dollars” and “$” mean the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to AYE and the Administrative Agent.

“Eligible Assignee” means (a) with respect to any Lender, (i) any other Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; (iv) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (v) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (vi) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded

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special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (vi); (vii) the central bank of any country that is a member of the OECD; (viii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $500,000,000; or (ix) any other Person approved by (A) to the extent such Person is to become an Eligible Assignee in respect of any assignment of any Revolving Commitment, any Revolving Advance, any L/C Credit Extension or any L/C Borrowing, the Issuing Bank(s) (each acting in its sole discretion) and the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, so long as no Specified Default shall have occurred and be continuing, AYE (such approval not to be unreasonably withheld or delayed), and (B) to the extent such Person is to become an Eligible Assignee in respect of any assignment of any Term Commitment or any Term Advance, the Administrative Agent (such consent not to be unreasonably withheld) and, so long as no Specified Default shall have occurred and be continuing, AYE (such approval not to be unreasonably withheld or delayed), and (b) with respect to any Issuing Bank, a Person that is an Eligible Assignee under subclause (iv) or (vi) (so long as such bank is acting through a branch or agency located in the United States) of clause (a) of this definition and is approved by the Administrative Agent and, so long as no Specified Default shall have occurred and be continuing, AYE, such approval not to be unreasonably withheld or delayed; provided that neither AYE nor any Affiliate of AYE shall qualify as an Eligible Assignee under this definition; and provided further that, for the avoidance of doubt, notwithstanding whether any Person constitutes an “Eligible Assignee”, the consent of the Issuing Bank(s) under Section 8.07(a) shall be required with respect to any assignment of any Revolving Commitment, any Revolving Advance, any L/C Credit Extension or any L/C Borrowing.

“Emissions Credits” means the emissions limitations which: (a) are issued by environmental Governmental Authorities; (b) authorize the emission of a fixed amount of pollutants; and (c) are utilized as a market-based mechanism for reducing pollution.

“Environmental Action” means any action, suit, demand letter, claim by any Governmental Authority, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or Hazardous Material or arising from alleged injury or threat to health and safety or the environment relating to any Environmental Law, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Control Property” has the meaning specified in Section 5.02(e)(viii)(B).

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“Environmental Control Property Securitization” has the meaning specified in Section 5.02(e)(viii)(B).

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or legally binding judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to Hazardous Materials or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, non-Debt securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of AYE or any of its Subsidiaries, or under common control with AYE or any of its Subsidiaries, within the meaning of Section 414 of the Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver in accordance with Section 412(d) of the Code with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of AYE or any of its Subsidiaries or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by AYE or any of its Subsidiaries or any ERISA Affiliate from a Multiple

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Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) a lien has been imposed under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan, provided, however, that the occurrence of the event or condition described in Section 4042(a)(4) of ERISA shall be an ERISA Event only if the PBGC has notified AYE, any Subsidiary of AYE or any ERISA Affiliate that it intends to institute proceedings to terminate a Plan pursuant to such Section.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to AYE and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the Eurodollar Rate Reserve Percentage.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“Existing AYE Debt” means the aggregate principal amount outstanding under the Existing Credit Agreement.

“Existing Credit Agreement” has the meaning specified in Preliminary Statement (1) of this Agreement.

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“Existing Debt” means all Debt, as of the date hereof, of AYE and its Subsidiaries.

“Existing Lenders” has the meaning specified in Preliminary Statement (1) of this Agreement.

“Existing L/Cs” means the letters of credit identified in Schedule 1.01(a).

“Facility” means the Term Facility or the Revolving Facility, as the context may require.

“Fair Market Value” means with respect to any Asset the price at which a willing buyer would purchase such Asset from a willing seller, assuming that both buyer and seller are rational and have reasonable knowledge of all relevant facts.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter, if any, between AYE and the Administrative Agent.

“FERC” means the Federal Energy Regulatory Commission.

“Final Maturity Date” means the earlier of (a) the date of termination in whole of the Commitments and the L/C Obligations pursuant to Section 2.05 or 6.01, and (b) the fifth anniversary of the Closing Date.

“Fiscal Year” means a fiscal year of AYE and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“FMB Debt” means, with respect to (a) MPC, Debt under bonds issued pursuant to the indenture dated as of August 1, 1945, between MPC and Citibank, N.A. (ultimate successor to City Bank Farmers Trust Company), as trustee, as amended and supplemented by various supplemental indentures from time to time, and (b) PEC, Debt under bonds issued pursuant to the indenture dated as of October 1, 1944 between PEC, JPMorgan Chase Bank (ultimate successor to Chemical Bank & Trust Company), as corporate trustee, and Thomas J. Foley, as individual trustee, as amended and supplemented by various supplemental indentures from time to time.

“Form 10-K” has the meaning set forth in Section 4.01(g).

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“Fronting Fee” has the meaning specified in Section 2.08(c).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.02(c).

“Governmental Approvals” has the meaning specified in Section 4.01(c).

“Governmental Authority” means any national, state, county, city, town, village, municipal or other de jure or de facto government department, commission, board, bureau, agency, authority or instrumentality of a country or any political subdivision thereof or any regional transmission authority organized pursuant to federal law, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all commissions, boards, bureaus, arbitrators and arbitration panels, and any authority or other Person controlled by any of the foregoing.

“Granting Lender” has the meaning specified in Section 8.07(h).

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, any other Commodity Hedge Agreements, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by, any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (including such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

“Honor Date” has the meaning specified in Section 2.03(b)(i).

“Indemnified Costs” has the meaning specified in Section 7.05(a).

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“Indemnified Party” has the meaning specified in Section 8.04(b).

“Information Memorandum” means the information memorandum dated April, 2006 used by the Lead Arrangers in connection with the syndication of the Facilities.

“Initial Borrowing” means the initial Borrowing to be made on the Closing Date which shall be or is comprised of (a) Revolving Advances and (b) L/C Credit Extensions pursuant to Section 2.01(c).

“Initial Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Initial Lender Parties” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insolvency Proceeding” means, with respect to any Person, (a) any proceeding which shall be instituted against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days or the entry by any competent Governmental Authority of any jurisdiction or a court having jurisdiction in the premises of a decree or order approving or ordering any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property); or (b) commencement by such Person of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by such Person to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against such Person, or the filing by such Person of a petition or answer or consent seeking reorganization or relief under any Applicable Law; or consent by such Person to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of any substantial part of the property of such Person, or the making by such Person of an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such Person, or the admission by such Person in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action.

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“Intangible Transition Property” has the meaning specified in Section 5.02(e)(viii)(A).

“Interest Coverage Ratio” means at any date of determination, the ratio of (a) AYE Funds Flow to (b) AYE Interest Expense for (i) if four or more consecutive fiscal quarters have elapsed since July 1, 2005, for the period of four consecutive fiscal quarters ending on such date, taken as one accounting period or (ii) if less than four consecutive fiscal quarters have elapsed since July 1, 2005, (A) with respect to AYE Funds Flow, the period of four consecutive fiscal quarters ending on such date, taken as one accounting period and (B) with respect to AYE Interest Expense, for the fiscal quarters that have elapsed since July 1, 2005, taken as one accounting period, provided that, in the case of clause (B) only, AYE Interest Expense shall be multiplied by the Annualization Factor.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing to any Borrower, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by such Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or, if available at the time of selection to all Lenders owed any of the relevant Advances, nine or twelve months, as the relevant Borrower may, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

(a) no Borrower may select any Interest Period with respect to any Eurodollar Rate Advance that ends after the date specified in clause (b) of the definition of “Final Maturity Date”;

(b) no Borrower may select any Interest Period if, after giving effect to such selection, there are more than fifteen different Interest Periods applicable to all Eurodollar Rate Advances then outstanding;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

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“Intralinks” means the digital internet workspace located at http://www.intralinks.com.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the Assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person. Notwithstanding the foregoing, any intercompany loan or account receivable due to AYE or any of its Subsidiaries (a “payee”) by AYE or any of its Subsidiaries (a “payor”), as the case may be, with respect to an account payable of a payor and owed to a Person other than AYE or any of its Subsidiaries that is payable within 90 days of being incurred arising in the ordinary course of such payor’s business and not more than 90 days past due and not subject to a Contest shall not constitute an Investment by such payee in such payor.

“ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by any Issuing Bank and the Related Borrower or in favor of any Issuing Bank and relating to any such Letter of Credit.

“Issuing Bank” means the Initial Issuing Bank, any Revolving Lender issuing Letters of Credit hereunder and each Person that shall become an Issuing Bank hereunder pursuant to Section 8.07.

“Joint Venture” means, with respect to any Person, at any date, any other Person in whom such Person directly or indirectly holds an Investment consisting of an Equity Interest and whose financial results would not be considered under GAAP with the financial results of such Person on the Consolidated financial statements of such Person, if such statements were prepared in accordance with GAAP as of such date.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

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“L/C Credit Extension” means any AYE L/C Credit Extension, AESC Indirect L/C Credit Extension or AESC Direct L/C Credit Extension.

“L/C Obligations” means any of the AYE L/C Obligations, AESC Indirect L/C Obligations or AESC Direct L/C Obligations.

“Lead Arrangers” means CGMI and CSCI, not in their respective individual capacities except as expressly set forth herein but solely as lead arrangers.

“Lender” means each Initial Lender and each other Person that shall become a Lender hereunder pursuant to Section 8.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Lender Parties” means the Lenders and the Issuing Banks.

“Letter of Credit” means any AYE Letter of Credit, AESC Indirect Letter of Credit or AESC Direct Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit to be issued hereunder by any Issuing Bank in the form from time to time in use by such Issuing Bank.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the date specified in clause (b) of the definition of “Final Maturity Date” (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.08(b).

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Debt for Borrowed Money of AYE to (b) AYE Funds Flow for the period of four consecutive fiscal quarters ending on such date, taken as one accounting period.

“LIBOR” means, for any applicable Interest Period with respect to all Eurodollar Rate Advances comprising part of the same Borrowing, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or, if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen LIBOR 01 Page as of such date and such time; provided that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/1,000th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (New York City time) for delivery on the first

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day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Advance of CNAI (in its capacity as a Lender).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest or other charge or encumbrance of any kind, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Litigation Proceeds” means any cash received by or paid to any Person in connection with any final settlement or judgment of any action, suit, litigation or similar proceeding involving such Person.

“Loan Documents” means this Agreement, the Notes, the Fee Letter and the Issuer Documents.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations or properties of (a) AYE or (b) AYE and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of (i) AYE or (ii) AYE and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Lender Party under any Loan Document or (c) the ability of any Borrower to perform its Obligations under any Loan Document to which it is or is to be a party.

“Material Governmental Approvals” means those Governmental Approvals listed on Schedule 4.01(c).

“Merrill Lynch Litigation” means that litigation arising out of that complaint filed under the caption Merrill Lynch & Co., Inc., et al. v. Allegheny Energy, Inc., and Allegheny Energy, Inc., et al. v. Merrill Lynch & Co., Inc., et al. (02 CV 7689 (HB)).

“Moody’s” means Moody’s Investors Service, Inc.

“MPC” means Monongahela Power Company, an Ohio Corporation.

“MPC Preferred Stock” means all preferred stock issued by MPC from time to time.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which AYE or any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

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“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of AYE or any of its Subsidiaries or any ERISA Affiliate and at least one Person other than AYE, its Subsidiaries and the ERISA Affiliates or (b) was so maintained and in respect of which AYE and any of its Subsidiaries or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any Asset or the sale or issuance of any Equity Interests (including any capital contribution) by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration or received from escrow) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) the following (to the extent directly and primarily relating to such transaction): (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal, consultant and advisor fees, finder’s fees and other similar fees and commissions, (b) the amount of taxes (or amounts owing pursuant to the Tax Allocation Agreement) payable in connection with or as a result of such transaction, and (c) in the case of any sale, lease, transfer or other disposition of any asset or property, (i) the amount of (A) any Debt secured by a prior Lien on the Asset which is the subject of such sale, lease, transfer or other disposition or (B) Debt outstanding under the Pollution Control Bonds that is, in either case, repaid, redeemed or defeased upon such disposition as required pursuant to the terms of (1) the agreement or instrument governing such Debt or (2) any undertaking or agreement of any Borrower made on or prior to February 21, 2003 in favor of the issuer of any guaranty, surety bond or insurance policy issued for the benefit of the holders of such Debt, including, each of the consents, dated February 21, 2003, entered into among (y) AESC, PEC and MBIA Insurance Corporation and (z) AESC, WPPC and MBIA Insurance Corporation, (ii) the costs associated (in AYE’s best estimate) with terminating all Hedge Agreements, if any, entered into in connection with such Asset, which Hedge Agreements are not being transferred as part of such sale, lease, transfer or other disposition, but only to the extent that the amounts so deducted are, at the time or within a reasonable time (not to exceed ten days) of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Affiliate of AYE and are properly attributable to such transaction or to the Asset that is the subject thereof and (iii) any amounts received from funds that were held in escrow as of the Closing Date with respect to any sale, lease, transfer or other disposition of any Asset consummated prior to the Closing Date; provided that, in the case of taxes or termination costs that are deductible under clause (b) or (c)(ii) above but for the fact that, at the time of receipt of such cash, such amounts have not been actually paid or are not then payable, such Person may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for such Person’s reasonable estimate of such amounts, other than taxes for which such Person is indemnified; provided further that, at the time such amounts are paid, an amount equal to the amount, if any, by which the Reserved Amount for such amounts exceeds the amount of such amounts actually paid shall constitute “Net Cash Proceeds” of the type for which such amounts were reserved for all purposes hereunder.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(a)(iii).

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“Note” means a Revolving Note or a Term Note, as the context may require.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Conversion/Continuation” has the meaning specified in Section 2.10(a)(ii).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(g). Without limiting the generality of the foregoing, the Obligations of any Borrower under the Loan Documents include (a) the obligation of such Borrower to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ and consultant’s fees and disbursements, indemnities and other amounts payable by such Borrower under any Loan Document and (b) the obligation of such Borrower to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Borrower.

“OECD” means the Organization for Economic Cooperation and Development.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by a Responsible Officer of such Person.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Outstanding Amount” means (a) with respect to the Revolving Facility on any date, the aggregate outstanding principal amount thereof after giving effect to any Revolving Borrowings and prepayments of the Revolving Facility occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any relevant L/C Credit Extension occurring on such date and any other changes in the aggregate amount of such L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any relevant Letters of Credit or any reductions in the maximum amount available for drawing under any relevant Letters of Credit taking effect on such date.

“PA Report” means the Independent Market Expert’s Report for the PJM, MISO, and SERC-TVA Regions, dated June 24, 2005, prepared by PA Consulting Group.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“PEC” means The Potomac Edison Company, a Maryland and Virginia corporation.

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“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(d); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days, or which are subject to Contest; (c) Liens or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, leases (other than Capitalized Leases), trade contracts, public or statutory obligations (including environmental, municipal and public utility commission obligations under Applicable Laws), surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(h) or securing appeal or other surety bonds related to such judgments; (f) zoning restrictions, easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (g) liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts, commodity accounts or securities accounts; (h) financing statements filed on a precautionary basis in respect of operating leases to the extent such lease is otherwise permitted under the terms of this Agreement; provided that no such financing statement extends to or refers to as collateral, any Assets which are not subject to such operating lease; and (i) rights of first refusal, options or other contractual rights or obligations to sell, assign or otherwise dispose of any Asset or interest therein which rights of first refusal, option or contractual right is in connection with an Asset sale or disposition permitted under Section 5.02(d) or 5.02(e).

“Permitted Refinancing Debt” means Debt issued or incurred (including by means of the extension or renewal of existing Debt) to refinance, refund, extend, renew or replace existing Debt (“Refinanced Debt”) concurrently with, or within 90 days after, the issuance or incurrence of such Debt (so long as all proceeds from the issuance of such Debt (net of reasonable and customary transaction fees, costs and expenses (including fees of legal counsel)) are held as a cash deposit in an account of any Borrower or invested and maintained by such Borrower solely in Cash Equivalents until applied to repay the Refinanced Debt); provided that with respect to AYE and its Regulated Subsidiaries (a) the principal amount of such refinancing, refunding, extending, renewing or replacing Debt is not greater than the principal amount of such Refinanced Debt plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Debt has a scheduled maturity date that is at least six calendar months after the Final Maturity Date and does not require any scheduled amortization or, if such Debt is not FMB Debt, mandatory prepayments thereof (other than pursuant to mandatory prepayment provisions which are substantially identical to those required in respect of such Refinanced Debt) prior to such date, (c) the obligors in respect of such

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Refinanced Debt immediately prior to such refinancing, refunding, extending, renewing or replacing and any additional Person are the only obligors on such refinancing, refunding, extending, renewing or replacing Debt, (d) such refinancing, refunding, extending, renewing or replacing Debt, if it is not FMB Debt, contains covenants and events of default which, taken as a whole, are determined in good faith by a Responsible Officer of AYE to be customary for similar issuances of Debt by issuers similar in credit rating or standing as that applicable to AYE, and (e) if the Refinanced Debt was outstanding under a revolving credit facility, the availability under such revolving credit facility shall be permanently reduced by an amount equal to the aggregate principal amount of such Refinanced Debt.

“Permitted Securitization” means (a) a Stranded Cost Securitization, (b) an Environmental Control Property Securitization or (c) any other securitization by a Regulated Subsidiary of rights to payments or other payment intangibles (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges) from customers of such Regulated Subsidiary, which in the case of clause (c), such rights (i) arise after the date of this Agreement and (ii) are identified in the accounting records of such Regulated Subsidiary as accounts receivable, regulatory assets or other intangible assets associated with the right to receive such payments over time in connection with the sale and/or delivery of electricity and any services related thereto, and which, in the case of clauses (a), (b) and (c), are permitted by Section 5.02(e)(viii).

“Person” means an individual, partnership, corporation (including a business or statutory trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single-Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 8.02(c).

“Pollution Control Bond Indentures” means (a) the Trust Indenture dated as of April 15, 1992 between the County Commission of Harrison County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Solid Waste Disposal Revenue Bonds (West Penn Power Company Harrison Station Project), (b) the Trust Indenture dated as of November 1, 1977 between Pleasants County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Pleasants Station Project), (c) the Trust Indenture dated as of December 1, 1980 between Washington County Industrial Development Authority and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Mitchell Station Project), (d) the Trust Indenture dated as of April 15, 1983 between the County

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Commission of Monongalia County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Fort Martin Station Project), (e) the Trust Indenture dated as of February 1, 1977 between Greene County Industrial Development Authority and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (West Penn Power Company Hatfield’s Ferry Project), (f) the Trust Indenture dated as of April 15, 1992 between the County Commission of Harrison County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Solid Waste Disposal Revenue Bonds (The Potomac Edison Company Harrison Station Project), (g) the Trust Indenture dated as of November 1, 1977 between Pleasants County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (The Potomac Edison Company Pleasants Station Project), (h) the Trust Indenture dated as of April 15, 1983 between the County Commission of Monongalia County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (The Potomac Edison Company Fort Martin Station Project), (i) the Trust Indenture dated as of February 1, 1977 between Greene County Industrial Development Authority and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (Monongahela Power Company Hatfield’s Ferry Project), (j) the Trust Indenture dated as of November 1, 1977 between Pleasants County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (Monongahela Power Company Pleasants Station Project), (k) the Trust Indenture dated as of April 15, 1983 between the County Commission of Monongalia County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Pollution Control Revenue Bonds (Monongahela Power Company Fort Martin Station Project), and (l) Trust Indenture dated as of April 15, 1992 between the County Commission of Harrison County, West Virginia and J.P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, successor trustee to Mellon Bank, N.A.), as Trustee, providing for Solid Waste Disposal Revenue Bonds (Monongahela Power Company Harrison Station Project).

“Pollution Control Bonds” means all notes, bonds and other instruments evidencing Debt owed by any Borrower in respect of Debt issued pursuant to the Pollution Control Bond Indentures.

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“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s Assets, whether by dividend or upon liquidation.

“Pro Rata Share” means, with respect to each Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Revolving Lender and the denominator of which is the amount of the Revolving Facility; provided that if the commitment of each Revolving Lender to make Revolving Advances and the obligation of each Issuing Bank to make L/C Credit Extensions have been terminated pursuant to Section 2.05 or 6.01, then the Pro Rata Share of each Revolving Lender shall be determined based on the Pro Rata Share of such Revolving Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Revolving Lender is set forth opposite the name of such Revolving Lender on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Public Debt Rating” means, as of any date, the higher rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by AYE; provided that (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating or if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and Commitment Fee Rate will be determined in accordance with Level 6 under the definition of “Applicable Margin” and “Commitment Fee Rate”, respectively; (b) if such ratings established by S&P and Moody’s shall differ by one level, the Applicable Margin and Commitment Fee Rate shall be determined in accordance with the higher rating; (c) if such ratings established by S&P and Moody’s shall differ by two or more levels, the Applicable Margin and Commitment Fee Rate shall be based upon the rating which is one rating level higher than the lower of the ratings established by S&P and Moody’s; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be. If the rating system of Moody’s or S&P applicable to any class of non-credit enhanced long-term senior secured or unsecured debt shall change in any material respect, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, AYE and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and pending the effectiveness of any such amendment, the Applicable Margin and the Commitment Fee Rate shall be determined by reference to the ratings most recently in effect prior to such change or cessation.

“Public Debt Rating (AESC)” means, as of any date, the higher rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior secured debt (or, if the lenders under the

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AESC Credit Agreement are no longer secured, the non-credit enhanced long-term senior unsecured debt) issued by AESC; provided that (a) if such ratings established by S&P and Moody’s shall differ by one level, the Public Debt Rating (AESC) shall be deemed to be the higher of such ratings; (b) if such ratings established by S&P and Moody’s shall differ by two or more levels, the Public Debt Rating (AESC) shall be deemed to be the rating which is one rating level higher than the lower of the ratings established by S&P and Moody’s; (c) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (d) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating (AESC) announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be. If the rating system of Moody’s or S&P applicable to any class of non-credit enhanced long-term senior secured or unsecured debt shall change in any material respect, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, AYE and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency.

“Qualifying Obligation” means an Obligation in an aggregate principal amount in excess of $5,000,000.

“Quarterly Date” means the last Business Day of March, June, September and December, commencing with June 30, 2006.

“Redeemable” means, with respect to any Preferred Interests, any such Preferred Interests that the issuer is required, pursuant to the terms and conditions thereof, to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer.

“Reduction Amount” has the meaning specified in Section 2.06(b).

“Register” has the meaning specified in Section 8.07(e).

“Regulated Subsidiaries” means, collectively, MPC, PEC and WPPC and any of their respective Subsidiaries.

“Related Borrower” means, with respect to (a) any Revolving Advance, the Borrower to which such Advance is made, (b) any AYE Letter of Credit, AESC Indirect Letter of Credit, AYE L/C Obligation or AESC Indirect L/C Obligation, AYE and (c) any AESC Direct Letter of Credit or AESC Direct L/C Obligation, AESC.

“Representatives” has the meaning specified in Section 8.12(a).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the Total Revolving Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) (if any)

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at such time, plus (b) the aggregate Unused Commitments at such time, plus (c) the aggregate outstanding principal amount of the Term Advances (if any) at such time, plus (d) the aggregate amount of the Term Commitments (if any) at such time.

“Required Revolving Lenders” means, at any time, Revolving Lenders owed or holding at least a majority in interest of the sum of (a) the Total Revolving Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) (if any) at such time, plus (b) the aggregate Unused Commitments (if any) at such time.

“Responsible Officer” means, with respect to any Person, the president, any vice-president, the treasurer, the Chief Financial Officer or any other Authorized Signatory of such Person.

“Restricted Payments” means, with respect to any Person, any (a) dividends (in cash or property), purchase, redemption, retirement, defeasance or other acquisition for value of any of its Equity Interests now or hereafter outstanding, (b) return of capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, (c) distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, and (d) setting apart of money for a sinking or other analogous fund for, or any purchase, redemption, retirement or other acquisition of any Equity Interests in such Person; provided that, notwithstanding the foregoing, neither of the following shall constitute a “Restricted Payment”: (i) with respect to any Person, any dividend or distribution payable solely with common stock of such Person or with Equity Interests in such Person of the same class as those by reference to which such Equity Interests are being distributed and (ii) any exchange of outstanding Equity Interests of any Person for common stock of such Person or for Equity Interests of the same class in such Person.

“Revolving Advance” has the meaning specified in Section 2.01(a).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type, made by the Revolving Lenders.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to: (a) make a Revolving Advance to any Borrower pursuant to Section 2.01(a); and (b) purchase participations in L/C Obligations pursuant to Sections 2.01(d), (e) and (f), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule I under the caption “Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Facility” means, at any time, the aggregate of the Revolving Commitments at such time.

“Revolving Lender” means any Lender that has a Revolving Commitment.

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“Revolving Note” means a promissory note of any Borrower payable to the order of a Revolving Lender in substantially the form of Exhibit A-1, evidencing the aggregate indebtedness of such Borrower to such Revolving Lender resulting from Revolving Advances made by such Revolving Lender hereunder to such Borrower.

“SEC” means the Securities and Exchange Commission.

“Securitization SPV” means any trust, partnership or other Person established by a Regulated Subsidiary or any Subsidiary of a Regulated Subsidiary to implement a Permitted Securitization.

“Senior Debt Obligations” means, without duplication, (a) the Obligations of the Borrowers to pay principal and interest on the Advances (including any interest accruing after the filing of a petition with respect to, or the commencement of, any Insolvency Proceeding, whether or not a claim for post-petition interest is allowed in such proceeding), and (b) any and all commissions, fees, indemnities, prepayment premiums, costs and expenses and other amounts payable to any Lender Party under any Loan Document, including all renewals or extensions thereof; provided that notwithstanding anything to the contrary in any Loan Document, “Senior Debt Obligations” shall not include any Obligations of any Borrower owed to any of its Affiliates.

“Services Corp” means Allegheny Energy Service Corporation, a Maryland corporation.

“Services Corp AESC Debt” means secured or unsecured Debt of Services Corp attributable to, or incurred by Services Corp on behalf of, any AESC Company.

“Services Corp Regulated Debt” means secured or unsecured Debt of Services Corp attributable to, or incurred by Services Corp on behalf of, AYE or any Regulated Subsidiary.

“Single-Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of AYE or any of its Subsidiaries or any ERISA Affiliate and no Person other than AYE, its Subsidiaries and the ERISA Affiliates or (b) was so maintained and in respect of which AYE, any of its Subsidiaries or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Default” means (a) any Event of Default under clause (a) or (g) of Section 6.01 or (b) any event that would constitute an Event of Default under clause (a) or (g) of Section 6.01 but for the requirement that notice be given or time elapse or both.

“SPV” shall have the meaning provided in Section 8.07(h).

“Standby Letter of Credit” means any Letter of Credit issued under this Agreement, other than a Trade Letter of Credit.

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“Stranded Cost Securitization” has the meaning specified in Section 5.02(e)(viii)(A).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time, directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Surviving Debt” means Debt of AYE and its Subsidiaries (other than the Regulated Subsidiaries and the AESC Companies) outstanding immediately prior to giving effect to the Transactions.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Tax Allocation Agreement” means the Tax Allocation Agreement, dated as of July 1, 2003, by and among AYE and its Subsidiaries, as amended by Amendment No. 1, dated December 21, 2005, by and among AYE and its Subsidiaries.

“Taxes” has the meaning specified in Section 2.13(a).

“Term Advance” has the meaning specified in Section 2.01(b).

“Term Borrowing” means the borrowing consisting of simultaneous Term Advances of the same Type, made by the Term Lenders.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Advance to AYE pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule I under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Commitment Termination Date” has the meaning specified in Section 2.05(b)(ii).

“Term Facility” means, at any time, the aggregate of the Term Commitments at such time.

“Term Lender” means any Lender that has a Term Commitment.

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“Term Note” means a promissory note of AYE payable to the order of a Term Lender in substantially the form of Exhibit A-2, evidencing the aggregate indebtedness of AYE to such Term Lender resulting from Term Advances made by such Term Lender hereunder to AYE.

“Termination Event” means an event described in Section 4042(a) of ERISA.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Advances and all L/C Obligations.

“Trade Letter of Credit” means any Letter of Credit that is issued under this Agreement for the benefit of a supplier of goods or services to any Borrower or any of its Subsidiaries to effect payment for such goods or services, the conditions to drawing under which include the presentation to an Issuing Bank.

“Transactions” means (a) the refinancing of Debt outstanding under the Existing Credit Agreement with the proceeds of Revolving Advances and the Term Advances and (b) the continuance of the Existing L/Cs as AYE Letters of Credit issued under this Agreement.

“Type” refers (a) in the case of Advances, to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate, (b) in the case of Letters of Credit, to the distinction between AYE Letters of Credit, AESC Direct Letters of Credit and AESC Indirect Letters of Credit, (c) in the case of L/C Obligations, to the distinction between AYE L/C Obligations, AESC Direct L/C Obligations and AESC Indirect L/C Obligations and (d) in the case of L/C Credit Extensions, to the distinction between AYE L/C Credit Extensions, AESC Direct Credit Extensions and AESC Indirect Credit Extensions.

“Unreimbursed Amount” has the meaning specified in Section 2.03(b)(i).

“Unused Commitment” means, with respect to any Revolving Lender at any time, (a) such Revolving Lender’s Revolving Commitment at such time minus (b) such Revolving Lender’s Pro Rata Share of the Total Revolving Outstandings.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“WPPC” means West Penn Power Company, a Pennsylvania corporation.

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SECTION 1.02. Principles of Interpretation. (a) Except to the extent expressly provided to the contrary in this Agreement or to the extent that the context otherwise requires, in this Agreement and the other Loan Documents:

(i) the table of contents and Article and Section headings are for convenience only and shall not affect the interpretation of any Loan Document;

(ii) references to any document, instrument or agreement, including any Loan Document, shall include (A) all exhibits, annexes, schedules, appendices or other attachments thereto and (B) all documents, instruments or agreements issued or executed in replacement thereof;

(iii) references to a document or agreement, including any Loan Document, shall be deemed to include any amendment, restatement, modification, supplement or replacement thereto entered into in accordance with the terms thereof and the terms of the Loan Documents;

(iv) the words “include”, “includes” and “including” are not limiting;

(v) references to any Person shall include such Person’s successors and permitted assigns (and in the case of any Governmental Authority, any Person succeeding to such Governmental Authority’s functions and capacities);

(vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document;

(vii) references to “days” shall mean calendar days;

(viii) the singular includes the plural and the plural includes the singular;

(ix) references to Applicable Law, generally, shall mean Applicable Law as in effect from time to time, and references to any specific Applicable Law shall mean such Applicable Law, as amended, modified or supplemented from time to time, and any Applicable Law successor thereto;

(x) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; and

(xi) any reference in this Agreement or any other Loan Document to an Article, Section, Schedule, Appendix or Exhibit is to the article or section of, or a schedule, appendix or exhibit to, this Agreement or such other Loan Document, as the case may be, unless otherwise indicated.

(b) This Agreement and the other Loan Documents are the result of negotiations among the parties hereto and their respective counsel. Accordingly, this Agreement and the other Loan Documents shall be deemed the product of all parties hereto or thereto, as the

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case may be, and no ambiguity in this Agreement or any Loan Document shall be construed in favor of or against the Borrowers, the Administrative Agent, any Arranger Party or any Lender that is a party hereto.

(c) All accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by AYE’s independent public accountants) with the most recent audited consolidated financial statements of AYE and its Subsidiaries delivered to the Lenders (“GAAP”); provided that, if AYE notifies the Administrative Agent that AYE wishes to amend any covenant in Section 5.04 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies AYE that the Required Lenders wish to amend Section 5.04 for such purpose), then AYE’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to AYE and the Required Lenders.

SECTION 1.03. Letter of Credit. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the stated face amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed the maximum stated amount of such Letter of Credit after giving effect to all increases thereof, whether or not such maximum face amount is in effect at such time.

SECTION 1.04. Joint and Several Obligations of AYE. Notwithstanding anything to the contrary in any Loan Document, AYE shall be jointly and severally liable for all Obligations of AESC under the Loan Documents. Such Obligations of AYE shall be irrevocable, absolute and unconditional irrespective of, and AYE hereby irrevocably waives any defenses it may now or hereafter acquire in any way relating to, any of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any Obligations of AESC under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Obligations of AESC under or in respect of the Loan Documents resulting from the extension of additional credit to AESC or any of its Subsidiaries or otherwise;

(c) any Insolvency Proceeding with respect to, or any change, restructuring or termination of the corporate structure or existence of, AESC;

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(d) any failure of any Lender Party to disclose to AYE any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of AESC now or hereafter known to such Lender Party (AYE waiving any duty on the part of the Lender Parties to disclose such information); or

(e) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, AYE.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND LETTERS OF CREDIT

SECTION 2.01. The Advances. (a) Revolving Advance. Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Advance”) to any Borrower from time to time on any Business Day during the period from the Closing Date until the Final Maturity Date in an amount for each such Revolving Advance not to exceed such Revolving Lender’s Unused Commitment at such time; provided that (i) the amount of each Revolving Borrowing made to any Borrower shall not exceed the Borrowing Limit applicable to such Borrower at such time, (ii) no Revolving Borrowing shall be made to AESC unless the aggregate Unused Commitments shall be equal to or greater than $100,000,000 after giving pro forma effect to such Revolving Borrowing, and (iii) after giving effect to any Revolving Borrowing, (A) the Total Revolving Outstandings shall not exceed the Revolving Facility, and (B) the aggregate Outstanding Amount of the Revolving Advances of any Revolving Lender plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment. Each Revolving Borrowing shall be in an aggregate amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof (other than a Revolving Borrowing the proceeds of which shall be used solely to repay or prepay in full any L/C Borrowing) and shall consist of Revolving Advances of the same Type made simultaneously by the Revolving Lenders ratably according to their Revolving Commitments. Within the limits of each Revolving Lender’s Unused Commitment in effect from time to time and the Borrowing Limits applicable to each Borrower, either Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06 and reborrow under this Section 2.01(a).

(b) Term Advance. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (each a “Term Advance”) to AYE on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment. The Term Borrowing shall consist of Term Advances of the same Type made simultaneously by the Term Lenders on such Business Day ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

(c) Continuance of the Existing L/Cs. AYE hereby requests that the Initial Issuing Bank continue hereunder, and the Initial Issuing Bank hereby agrees that upon

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fulfillment of the conditions set forth in Section 3.01 it will continue hereunder, on the Closing Date, the Existing L/Cs for the account of AYE on behalf of certain of its Subsidiaries (as identified in Schedule 1.01(a)) and, upon such continuance, each of the Existing L/Cs shall be deemed to be an AYE Letter of Credit and shall be governed by the terms hereof. The continuance of each Existing L/C shall be deemed to constitute, for all purposes under this Agreement and the other Loan Documents, the issuance of an AYE Letter of Credit.

(d) AYE Letters of Credit. Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to make AYE L/C Credit Extensions for the account of AYE or its Subsidiaries (excluding the AESC Companies), and to amend or extend AYE Letters of Credit previously issued by it, in accordance with Section 2.03(a)(i) and (ii), and (2) to honor drawings under the AYE Letters of Credit; and (B) the Revolving Lenders severally agree to participate in AYE Letters of Credit issued for the account of AYE or its Subsidiaries (excluding the AESC Companies) and any L/C Borrowings thereunder; provided that after giving effect to any AYE L/C Credit Extension with respect to any AYE Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving Facility and (y) the aggregate Outstanding Amount of the Revolving Advances of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Lender’s Revolving Commitment. Each request by AYE for the issuance of, or an amendment to increase the amount of, any AYE Letter of Credit shall be deemed to be a representation by AYE that the AYE L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, AYE’s ability to obtain AYE Letters of Credit shall be fully revolving, and accordingly AYE may, during the foregoing period, obtain AYE Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(e) AESC Indirect Letters of Credit. Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to make AESC Indirect L/C Credit Extensions for the account of AYE on behalf of AESC or its Subsidiaries, and to amend or extend AESC Indirect Letters of Credit previously issued by it, in accordance with Section 2.03(a)(i) and (ii), and (2) to honor drawings under the AESC Indirect Letters of Credit; and (B) the Revolving Lenders severally agree to participate in AESC Indirect Letters of Credit issued for the account of AYE on behalf of AESC or its Subsidiaries and any L/C Borrowings thereunder; provided that after giving effect to any AESC Indirect L/C Credit Extension with respect to any AESC Indirect Letter of Credit, (x) the Outstanding Amount of all AESC Indirect L/C Obligations shall not exceed the AESC Indirect L/C Sublimit, (y) the Total Revolving Outstandings shall not exceed the Revolving Facility and (z) the aggregate Outstanding Amount of the Revolving Advances of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Lender’s Revolving Commitment. Each request by AYE for the issuance of, or an amendment to increase the amount of, an AESC Indirect Letter of Credit shall be deemed to be a representation by AYE that the AESC Indirect L/C Credit Extension so requested complies

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with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, AYE’s ability to obtain AESC Indirect Letters of Credit shall be fully revolving, and accordingly AYE may, during the foregoing period, obtain AESC Indirect Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(f) AESC Direct Letters of Credit. Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to make AESC Direct L/C Credit Extensions for the account of AESC or its Subsidiaries, and to amend or extend AESC Direct Letters of Credit previously issued by it, in accordance with Section 2.03(a)(i) and (ii), and (2) to honor drawings under the AESC Direct Letters of Credit; and (B) the Revolving Lenders severally agree to participate in AESC Direct Letters of Credit issued for the account of AESC or its Subsidiaries and any L/C Borrowings thereunder; provided that (i) no AESC Direct L/C Credit Extension shall be made for the account of AESC unless the aggregate Unused Commitments shall be equal to or greater than $100,000,000 after giving pro forma effect to such AESC Direct L/C Credit Extension; and (ii) after giving effect to any AESC Direct L/C Credit Extension with respect to any AESC Direct Letter of Credit, (x) the Outstanding Amount of all AESC Direct L/C Obligations, plus the aggregate principal amount of all Revolving Advances made to AESC outstanding at such time shall not exceed the AESC Direct Advance and L/C Sublimit, (y) the Total Revolving Outstandings shall not exceed the Revolving Facility and (z) the aggregate Outstanding Amount of the Revolving Advances of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Lender’s Revolving Commitment. Each request by AESC for the issuance of, or an amendment to increase the amount of, any AESC Direct Letter of Credit shall be deemed to be a representation by AYE and AESC that the AESC Direct L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, AESC’s ability to obtain AESC Direct Letters of Credit shall be fully revolving, and accordingly AESC may, during the foregoing period, obtain AESC Direct Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(g) Letters of Credit Generally. i. No Issuing Bank shall issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date; provided that in no event shall the expiry date of any requested Letter of Credit occur on or after the Business Day next preceding the fifth anniversary of the Closing Date.

(ii) No Issuing Bank shall be under any Obligation to make any L/C Credit Extension if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Applicable Law to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that the Issuing Bank refrain

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from, the issuance of Letters of Credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B) the making of such L/C Credit Extension would violate any Applicable Laws;

(C) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial face amount less than $100,000;

(D) such L/C Credit Extension is to be denominated in a currency other than Dollars;

(E) such L/C Credit Extension contains any provisions for automatic reinstatement of the stated amount after any L/C Borrowing thereunder; or

(F) a default of any Revolving Lender’s obligations to fund under Section 2.03 exists, unless such Issuing Bank has entered into satisfactory arrangements with the Borrowers or such Revolving Lender to eliminate such Issuing Bank’s risk with respect to such Revolving Lender.

(iii) No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to make such L/C Credit Extension in its amended form under the terms hereof.

(iv) No Issuing Bank shall be under the obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03, each Borrowing to any Borrower shall be made on notice, given by AYE on behalf of such Borrower (and each Borrower other than AYE hereby unconditionally and irrevocably instructs AYE to issue such notice on its behalf) not later than 2:00 p.m. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic mail. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or electronic mail, in substantially the form of Exhibit B, specifying therein (i) the identity of the Borrower and (ii) the requested (A) date of such Borrowing, (B) Type of Advances comprising such Borrowing, (C) aggregate amount of such Borrowing and (D) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the

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Administrative Agent at the Administrative Agent’s Account, in immediately available funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitment of such Lender under the applicable Facility and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall (i) with respect to the Initial Borrowing, directly apply (x) the Revolving Advances, together with the Term Advances, to the repayment of the Existing AYE Debt and (y) the L/C Credit Extensions for the account of AYE to the continuance of the Existing L/Cs as AYE Letters of Credit, (ii) with the respect to the single Term Borrowing, directly apply the Term Advances, together with Revolving Advances made as part of the Initial Borrowing, to the repayment of the Existing AYE Debt and (iii) with respect to subsequent Revolving Borrowings, make such funds available to the relevant Borrower, by crediting such Borrower’s Borrowing Account.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $2,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.10 or 2.11 and (ii) the Advances may not be outstanding as part of more than fifteen separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower issuing such Notice of Borrowing. In the case of any Borrowing that the relevant Borrower has specified in the related Notice of Borrowing is to be comprised of Eurodollar Rate Advances, such Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Subject to the Administrative Agent giving prompt notice of the relevant Notice of Borrowing received by the Administrative Agent to the Term Lenders or the Revolving Lenders, as the case may be, unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of the Borrowing requested under such Notice of Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

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(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of Letters of Credit; Drawings and Reimbursements; Auto-Extension Letters of Credit; Funding of Participations. (a) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Related Borrower delivered to an Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by such Issuing Bank and the Administrative Agent not later than 12:00 noon (New York City time) at least one (1) Business Day (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the respective Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof (which date shall be not later than the earlier of (a) the date which is twelve (12) months after the proposed issuance date and (b) the Letter of Credit Expiration Date (or such later date as may be agreed by the Revolving Lenders in accordance with Section 2.01(g)); (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) whether such Letter of Credit is to be or, in the case of any amendment to any Letter of Credit, is, an AYE Letter of Credit, AESC Indirect Letter of Credit or AESC Direct Letter of Credit; and (H) such other matters as such Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Bank may require. Additionally, the Related Borrower shall furnish to each Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as each such Issuing Bank or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Related Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless such Issuing Bank has received written notice from any Revolving Lender, the Administrative Agent or the Related Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more

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applicable conditions contained in Article III shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, make an L/C Credit Extension for the account of such Related Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the making of each L/C Credit Extension, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such L/C Credit Extension in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such L/C Credit Extension.

(iii) If the Related Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to make an L/C Credit Extension that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) or upon notice to such Issuing Bank by the Administrative Agent or the Related Borrower of an Insolvency Proceeding with respect to such Related Borrower or any of its Subsidiaries, by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such Issuing Bank, the Related Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (or such later date as may be agreed by the Revolving Lenders in accordance with Section 2.01(g)); provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Sections 2.01(d), (e) or (f) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent or any Revolving Lender that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, such Issuing Bank will also deliver to the Related Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment thereof.

(b) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Related Borrower thereof. Not later than 11:00 a.m. (New York City time) on the date of any payment by such Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Related Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the

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amount of such drawing. If the Related Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Share thereof. In such event, the Related Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Advances to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Advances, but subject to the other conditions set forth in Section 2.01 and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing). Any notice given by such Issuing Bank or the Administrative Agent pursuant to this Section 2.03(b) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender (including the Revolving Lender acting as Issuing Bank) shall upon any notice pursuant to Section 2.03(b)(i) make funds available to the Administrative Agent for the account of such Issuing Bank at the Administrative Agent’s Account in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(b)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Related Borrower in such amount. The Administrative Agent shall remit the funds so received to such Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Advances because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Related Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate equal to the sum of (A) the Base Rate in effect from time to time, plus (B) the Applicable Margin in effect from time to time, plus (C) 2% per annum. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such Issuing Bank pursuant to Section 2.03(b)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Revolving Advance or L/C Advance pursuant to this Section 2.03(b) to reimburse such Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Pro Rata Share of such drawing shall be solely for the account of such Issuing Bank.

(v) Each Revolving Lender’s obligation to make Revolving Advances or L/C Advances to reimburse any Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(b), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Issuing Bank, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No

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such making of an L/C Advance shall relieve or otherwise impair the obligation of the Related Borrower to reimburse any Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of any Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(b) by the time specified in Section 2.03(b)(ii), such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of such Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(b)(vi) shall be conclusive absent manifest error.

(c) Repayment of Participations. (i) At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(b), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Related Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.03(b)(i) is required to be returned under any of the circumstances described in Section 2.11 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(d) Role of Issuing Bank. Each Revolving Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, each Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by any Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent nor any of the respective correspondents, participants or assignees of such Issuing Bank shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Related Borrower hereby assumes all risks of the

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acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Related Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Administrative Agent, nor any of the respective correspondents, participants or assignees of such Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(j); provided, however, that anything in such clauses to the contrary notwithstanding, the Related Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to such Related Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Related Borrower which such Related Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(e) Cash Collateral. Upon the occurrence and during the continuance of any Event of Default, at the request of the Administrative Agent, (i) if an Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date (or, if the expiry date of such Letter of Credit is after the Letter of Credit Expiration Date (as may be agreed by the Revolving Lenders in accordance with Section 2.01(g)), as of such later expiry date), any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, AYE shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date (or such later date as may be agreed by the Revolving Lenders in accordance with Section 2.01(g)), as the case may be). AYE hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances held in the Cash Collateral Account and all proceeds of the foregoing. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under Applicable Law, to reimburse each Issuing Bank.

(f) Applicability of ISP and UCP. Unless otherwise expressly agreed by an Issuing Bank and the Related Borrower upon issuing an L/C Credit Extension (including any such agreement applicable to Existing L/Cs), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Trade Letter of Credit.

(g) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

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(h) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any Obligations of, or is for the account of, a Subsidiary, the Related Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Related Borrower hereby acknowledges that the L/C Credit Extensions for the account of Subsidiaries inures to the benefit of such Related Borrower, and that such Related Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(i) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of L/C Credit Extensions issued during the preceding month and drawings during such month under each Letter of Credit and (B) to the Administrative Agent and each Revolving Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate L/C Obligations during the preceding calendar quarter of all Letters of Credit.

(j) Obligations Absolute. The obligation of the Related Borrower to reimburse each Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Related Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit (so long as such draft or certificate substantially complies with such terms); or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit; or

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(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Related Borrower.

The Related Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it pursuant to Section 2.03(a)(iv) and, in the event of any claim of noncompliance with such Related Borrower’s instructions or other irregularity, such Related Borrower will immediately notify the Issuing Bank. The Related Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(k) Acts and Omissions of Beneficiaries. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit issued at its request with respect to its use of such Letter of Credit. Neither any Issuing Bank, any of its Affiliates, nor any of its respective officers, directors, agents, employees, attorneys and advisors shall be liable or responsible for: (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by such Issuing Bank against presentation of documents that do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the relevant Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were primarily caused by (A) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms thereof or (B) such Issuing Bank’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of any Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 2.04. Repayment of Advances. Each Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Final Maturity Date the aggregate principal amount of all Advances made to such Borrower and which are then outstanding. Without prejudice to the foregoing, AYE shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate principal amount of all Term Advances in consecutive quarterly installments. The initial such installment shall be due and payable on September 30, 2006, and each installment thereafter shall be due and payable on each Quarterly Date occurring thereafter. Each such installment shall be in an amount equal to 0.25% of the aggregate principal amount of all Term Advances as of the date such Term Advances were disbursed to AYE.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. AYE may, upon at least three Business Days’ notice to the Administrative Agent, terminate in

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whole or reduce in part the unused portion of the Revolving Commitments; provided that (i) each partial reduction of a Facility shall be in an aggregate amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) each partial reduction of a Facility shall be made ratably among the Appropriate Lenders in accordance with their respective Commitments with respect to such Facility.

(b) Mandatory. (i) So long as the Revolving Facility is in excess of $250,000,000, the Revolving Facility shall be automatically and permanently reduced on each date on which prepayment of outstanding L/C Borrowings and Revolving Advances is required to be made pursuant to Section 2.06(b) by an amount equal to the applicable Reduction Amount (or portion thereof); provided that, for the avoidance of doubt, reduction of the Revolving Facility pursuant to this clause (i) shall cease when the Revolving Facility is equal to $250,000,000.

(ii) All unused Term Commitments shall terminate on the earlier to occur of (a) the Closing Date (after giving effect to the Term Borrowing made on such date) or (b) the termination in full of the Term Commitments in accordance with Section 6.01 (such date, the “Term Commitment Termination Date”).

(iii) The Revolving Commitments shall terminate on the earlier to occur of (a) 5:00 p.m. (New York City time) on the Final Maturity Date, (b) the termination in full of the Revolving Commitments pursuant to Section 2.05(a), or (c) the termination of the Revolving Commitments in accordance with Section 6.01.

SECTION 2.06. Prepayments. (a) Optional. Each Borrower may, with respect to Advances made to it, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, such Borrower shall also pay any amounts owing pursuant to Section 8.04(d). Any optional prepayment by AYE of the Term Advances under this Section 2.06(a) shall be applied to the remaining amortization installments of the Term Facility in any one of the following manners, as directed by AYE in writing to the Administrative Agent (or, in the absence of any such direction received by the Administrative Agent prior to the relevant prepayment date, in accordance with clause (i) below): (i) in inverse order of maturity with respect to the remaining amortization installments, (ii) to all remaining amortization installments on a pro rata basis or (iii) to the next succeeding four amortization installments as of the date of such prepayment in direct order of maturity as among such four installments and, thereafter, to the remaining amortization installments on a pro rata basis.

(b) Mandatory. Upon any sale, transfer or other disposition of any Assets by AYE, its Regulated Subsidiaries or any Buffalo Creek SPV, AYE shall prepay an aggregate

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principal amount of the Advances equal to 75% of the Net Cash Proceeds received therefrom promptly upon receipt thereof by AYE, such Regulated Subsidiary or Buffalo Creek SPV, as applicable; provided that the foregoing shall not apply to (i) any sale, lease, transfer or other disposition of any Asset of AYE, any Regulated Subsidiary or Buffalo Creek SPV, as applicable, permitted under Sections 5.02(e)(i) through 5.02(e)(v), 5.02(e)(vii), 5.02(e)(viii) or 5.02(e)(xii), (ii) any issuance of any Equity Interest (including any capital contribution) by (A) AYE or any of its Regulated Subsidiaries or (B) any Buffalo Creek SPV to any direct or indirect wholly owned Subsidiary of AYE, and in the case of clauses (A) and (B) above, as permitted under Section 5.02(e)(x) or 5.02(e)(xi), (iii) any sale, transfer or other disposition of Assets of less than $2,000,000 individually or $10,000,000 in the aggregate in any fiscal year or (iv) any lease or other disposition of Assets of a Buffalo Creek SPV pursuant to which (x) title to such Assets remains with AYE or a Buffalo Creek SPV which is a direct or indirect wholly owned Subsidiary of AYE or (y) royalty payments are received in connection with the Buffalo Reserve Project; provided further notwithstanding anything to the contrary in this clause (b), (x) AYE, its Regulated Subsidiaries and any Buffalo Creek SPV shall be entitled to retain the first $100,000,000 of Net Cash Proceeds from any other sale, transfer or other disposition in respect of any of the Assets of AYE, its Regulated Subsidiaries or any Buffalo Creek SPV received by AYE, its Regulated Subsidiaries and any Buffalo Creek SPV in the aggregate plus an amount equal to (A) the aggregate principal amount of the Term Facility optionally prepaid by AYE pursuant to Section 2.06(a) and (B) the aggregate amount of any optional prepayment of the Revolving Facility pursuant to Section 2.06(a) (if and to the extent the Revolving Commitments are terminated by AYE concurrently with such prepayment by AYE pursuant to Section 2.05(a)), in the case of clauses (A) and (B) above, so long as such prepayment was funded with the proceeds of any sale, transfer or other disposition of any Asset by AYE, any Regulated Subsidiary or any Buffalo Creek SPV not otherwise required to be applied to mandatorily prepay the Advances in accordance with this Section 2.06(b), and shall not be required to repay Term Advances, L/C Borrowings or Revolving Advances or Cash Collateralize L/C Obligations pursuant to this Section 2.06(b) with such proceeds and (y) AYE, its Regulated Subsidiaries and Buffalo Creek SPVs shall be entitled to retain the first $10,000,000 of Net Cash Proceeds from any sale, transfer or other disposition (other than any lease or other disposition of the Assets of a Buffalo Creek SPV pursuant to which (A) title to such Assets remains with AYE or a Buffalo Creek SPV which is a direct or indirect wholly owned Subsidiary of AYE or (B) royalty payments are received in connection with the Buffalo Reserve Project, in each case, with respect to which no prepayment shall be required) in respect of the Buffalo Creek Project or Assets of any Buffalo Creek SPV received by AYE, its Regulated Subsidiaries and Buffalo Creek SPVs in the aggregate. Prepayments pursuant to this Section 2.06(b) shall be applied first, to repay Term Advances outstanding at such time until all such Term Advances are paid in full, second, to repay L/C Borrowings outstanding at such time until all such L/C Borrowings are paid in full, third, to repay Revolving Advances outstanding at such time until all such Revolving Advances are paid in full, and fourth, to Cash Collateralize the L/C Obligations (the sum of such prepayment amounts, cancellation of Term Commitments and Cash Collateralization amounts being the “Reduction Amount”).

(c) Other Amounts. Concurrently with any prepayment of Advances under this Section 2.06 by any Borrower, such Borrower shall pay to the applicable Lender or Issuing Bank, all accrued fees, costs and expenses, accrued interest thereon, if any, and any other amounts due under the Loan Documents in respect of the principal amount of the Advances or L/C Borrowings so prepaid, including pursuant to Section 8.04(e).

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SECTION 2.07. Interest. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears each Quarterly Date during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on such day that occurs during such Interest Period every three months from the date of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, each Borrower shall pay interest on (i) the unpaid and overdue principal amount of each Advance made to it and owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by Applicable Law, the amount of any interest, fee or other amount payable by such Borrower under the Loan Documents that is not paid by it when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a Notice of Conversion/Continuation pursuant to Section 2.10(a)(ii) or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, in each case, from any Borrower, the Administrative Agent shall give notice to such Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08. Fees. (a) Commitment Fee. AYE shall pay to the Administrative Agent for the account of the Revolving Lenders a commitment fee from the date

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hereof in the case of each Initial Lender holding a Revolving Commitment and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Revolving Lender in the case of each other Revolving Lender until the Final Maturity Date, commencing on the Closing Date, and payable quarterly in arrears on the first Business Day after the end of each Quarterly Date and on the Final Maturity Date, at the Commitment Fee Rate on the sum of the average daily Unused Commitment of such Revolving Lender during such fiscal quarter.

(b) Letter of Credit Fees. The Related Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Eurodollar Rate Advances from time to time multiplied by the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each Quarterly Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit Fee shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Default exists, all Letter of Credit Fees shall accrue at the Applicable Margin plus 2%.

(c) Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank, Etc. The Related Borrower shall pay directly to the relevant Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued at the request of such Related Borrower in the amount equal to 0.10% of the L/C Obligations (whether or not such maximum amount is then in effect under such Letter of Credit) (the “Fronting Fee”). The Fronting Fee shall be computed on a quarterly basis in arrears and shall be due and payable on each Quarterly Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Related Borrower shall, with respect to all Letters of Credit issued at its request, pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(d) Agent Fees. AYE shall pay to the Administrative Agent for their own account such fees as may from time to time be agreed between AYE and the Administrative Agent.

SECTION 2.09. Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to AYE through the Administrative Agent, (i) each Eurodollar Rate Advance will

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automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of such Lender to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify AYE that such Lender has determined that the circumstances causing such suspension no longer exist; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.10. Interest Elections. (a) Optional. (i) Each Borrower may on any Business Day elect to Convert all or any portion of the Advances comprising the same Borrowing made to such Borrower from one Type into Advances of the other Type, and in the case of Eurodollar Rate Advances, may elect Interest Periods therefor, all as provided in this Section 2.10. Each Borrower may elect different options with respect to different portions of the Borrowing made to such Borrower, in which case each such portion shall be allocated ratably among the Lender Parties in accordance with their Commitments. At no time shall the total number of different Interest Periods for all Eurodollar Rate Advances outstanding exceed ten.

(ii) To make an election pursuant to this Section 2.10(a), a Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) by telecopier or electronic mail (a “Notice of Conversion/Continuation”) of the Conversion or Continuation, as the case may be, (i) by 1:00 p.m. (New York City time) on the requested date of a Conversion into Base Rate Advances and (ii) by 12:00 noon (New York City time) three Business Days prior to a Continuation of or Conversion into Eurodollar Rate Advances; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lender Parties in accordance with their Commitments. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (A) if different options are being elected with respect to different portions of the Borrowings, the portions thereof that are to be allocated to each resulting election (in which case the information to be specified pursuant to clauses (C) and (D) shall be specified for each resulting portion); (B) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (C) whether the resulting Borrowings are to be comprised of Base Rate Advances or Eurodollar Rate Advances; and (D) if the resulting Borrowings are to be comprised of Eurodollar Rate Advances, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests that the relevant Borrowing be comprised of Eurodollar Rate Advances but does not specify an Interest Period, such Borrower shall be deemed to have selected an Interest Period of one month. Each Notice of Conversion/Continuation shall be irrevocable and binding on the Borrower issuing such notice.

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(iii) If, on the expiration of any Interest Period in respect of any Eurodollar Rate Advances made to a Borrower, such Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Advances are repaid as provided herein, such Borrower shall be deemed to have elected to Convert such Advances to Base Rate Advances. No Advances may be Converted into, or Continued as, Eurodollar Rate Advances if an Event of Default has occurred and is continuing, unless the Administrative Agent and the Required Lenders shall have otherwise consented in writing.

(iv) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender Party of the details thereof and of such Lender Party’s ratable share of each election.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $2,000,000 such Advances shall automatically Convert into Base Rate Advances.

(ii) If any Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances to be made to it in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent shall forthwith so notify AYE and the Lenders, whereupon each such Eurodollar Rate Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Event of Default, (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.11. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances to any Borrower or of agreeing to maintain or participate in the L/C Credit Extensions or of agreeing to make or of making or funding or maintaining L/C Credit Extensions to any Borrower (excluding, for purposes of this Section 2.11, any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then such Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.11(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such

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a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to AYE by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to participate in the making of L/C Credit Extensions hereunder and other commitments of such type or the maintenance of or participation in the L/C Credit Extensions (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), AYE shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to participate in the L/C Credit Extensions or to the issuance or maintenance of or participation in L/C Credit Extensions. A certificate as to such amounts submitted to AYE by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances made to any Borrower the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify AYE and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify AYE that such Lenders have determined that the circumstances causing such suspension no longer exist.

SECTION 2.12. Payments and Computations. (a) Each Borrower shall make each payment hereunder and under the Notes required of it, regardless of any right of counterclaim or setoff, not later than 12:00 noon (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in immediately available funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by such Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder by such Borrower and under its Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by such Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be

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applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(e), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Each Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party by such Borrower is not made when due hereunder or, in the case of a Lender, under its Note or Notes, to charge from time to time, to the fullest extent permitted by law, against any or all of such Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c) All computations of interest based on the Base Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from AYE prior to the date on which any payment is due by any Borrower to any Lender Party hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) If the Administrative Agent receives funds from any Borrower for application to the Obligations of such Borrower under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such

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Lender Party’s proportionate share of the principal amount of all outstanding Advances of such Borrower and the L/C Obligations relating to such Borrower then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed by such Borrower to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct; provided that no Borrower shall be liable to any Lender Party with respect to any such distribution by the Administrative Agent.

(g) If any Lender Party shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise), other than pursuant to Section 2.09, 2.11 or 2.13, as a result of an assignment pursuant to Section 8.07 or as a result of the payment of an Amendment Fee which has been offered to or is available to all Lender Parties on the same terms, (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. Each Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.12 may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of such Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.13. Taxes. (a) Any and all payments by each Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future withholding taxes, including levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Administrative Agent, as the case may be, (i) taxes imposed on (or

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measured by) its overall net income, or any franchise taxes or similar taxes imposed for the privilege of carrying on a business in corporate form (other than taxes imposed as a result of entering into this Agreement and the transactions contemplated hereby), or taxes measured by its net worth or shareholder’s capital, by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its Applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Applicable Lending Office of any Lender Party is located and (iii) withholding taxes excluded pursuant to clause (e) of this Section 2.13 (all such non-excluded taxes, including levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any of the Notes to any Lender Party or the Administrative Agent, (A) the sum payable by such Borrower shall be increased as may be necessary so that after such Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender Party or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) such Borrower shall make all such deductions and (C) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) In addition, each Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Notes, but excluding all other U.S. federal taxes other than withholding taxes (hereinafter referred to as “Other Taxes”). If revised disclosure regulations under Section 6011 of the Code are issued which modify the definition of a “reportable transaction” so that it does not include a transaction where the issuer of a debt instrument provides an indemnity for taxes, in addition to withholding taxes imposed on interest paid on the debt instrument, for purposes of subsections (a) and (b) of this Section 2.13, the terms “Taxes” and “Other Taxes” shall include all such taxes (other than any taxes described in clauses (i), (ii) and (iii) of Section 2.13(a) above), whether or not collected by way of withholding.

(c) Each Borrower shall indemnify each Lender Party and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d) As soon as practicable (but in no event later than 90 days) after the date of any payment by any relevant Borrower of Taxes, such Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. Excluding payments made by the Administrative Agent, in the case of any payment hereunder or under the Notes by or on behalf of any relevant Borrower

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through an account or branch outside the United States or by or on behalf of any Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.13, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by AYE (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and AYE with two duly completed copies of (i) Internal Revenue Service Form W-8ECI, or any successor form thereto, certifying that the payments received from any Borrower hereunder are effectively connected with such Lender Party’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8BEN, or any successor form thereto, certifying that such Lender Party is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8BEN or any successor form thereto, together with a certificate stating that (1) the Lender Party is not a bank for purposes of Code Section 881(c)(3)(A), or the obligation of each Borrower hereunder is not, with respect to such Lender Party, pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section; (2) the Lender Party is not a 10% shareholder of any Borrower within the meaning of Code Section 871(h)(3) or 881(c)(3)(B); and (3) the Lender Party is not a controlled foreign corporation that is related to any Borrower within the meaning of Code Section 881(c)(3)(C); or (iv) such other governmental forms as may be applicable to the Lender Party, including Forms W-8IMY or W-8EXP, which will reduce the rate of withholding tax on payments of interest. Each Lender Party organized under the laws of the United States that is not a corporation shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time as requested in writing by AYE, provide each of the Administrative Agent and AYE with two duly completed copies of Internal Revenue Service Form W-9. Each Lender Party shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender Party (but only to the extent such Lender Party is lawfully able to do so). Each such Lender Party shall promptly notify AYE at any time that it determines that it is no longer in a position to provide any previously delivered certificate to AYE (or any other form of certification adopted by the Internal Revenue Service for such purpose). If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a)

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of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required by the applicable Internal Revenue Service form (or related certificate described above), that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to AYE and shall not be obligated to include in such form or document such confidential information.

(f) Notwithstanding the foregoing, for any period with respect to which a Lender Party has failed to provide AYE with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.13 with respect to Taxes imposed by the United States by reason of such failure; provided that should a Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, each Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office or Domestic Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(h) If any Lender Party determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by any Borrower pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.13 exceeding the amount needed to make such Lender Party whole, such Lender Party shall pay to such Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit.

SECTION 2.14. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender Party resulting from the Advances or L/C Credit Extensions and/or L/C Borrowings owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. Each Borrower agrees that upon notice by any Lender Party to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of enforcement or otherwise) the Advances or L/C Borrowings owing to, or to be made by, such

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Lender Party, such Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable, payable to the order of such Lender Party in a principal amount equal to the Advances and/or L/C Borrowings owing to, or to be made by, such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(e) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Advance or L/C Advance or L/C Borrowing made hereunder (or deemed to be made hereunder), whether such Advance or L/C Borrowing bears interest at the Base Rate or the Eurodollar Rate, the name of the Related Borrower for such Advance or L/C Borrowing, and, if appropriate, the Interest Period applicable thereto; (ii) the terms of each Assignment and Acceptance delivered to and accepted by it; (iii) the amount of any principal or interest due and payable or to become due and payable from any Borrower to each Lender Party; and (iv) the amount of any sums received by the Administrative Agent from any Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from any Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

SECTION 2.15. Use of Proceeds. The proceeds of the Advances and issuances of any Letter of Credit shall be available (and each Borrower agrees that it shall use proceeds of Advances made to it and each Letter of Credit issued at its request) solely (a) on the Closing Date (i) in the case of the Initial Borrowing, to repay (together with the Term Advances) in full the Existing AYE Debt and (ii) to continue the Existing L/Cs as AYE Letters of Credit under this Agreement, (b) with respect to the proceeds of the Term Advances (and together with proceeds of Revolving Advances made as part of the Initial Borrowing), to repay in full the Existing AYE Debt and (c) each subsequent Revolving Borrowing and Letter of Credit, for working capital for AYE and, subject to the limitations herein, its Subsidiaries.

ARTICLE III

CONDITIONS TO BORROWING

SECTION 3.01. Conditions Precedent to the Initial Borrowing and the Term Advances. No Lender shall be required or obligated on the Closing Date to make any Advance, the Initial Issuing Bank shall not be required or obligated on the Closing Date to continue the Existing L/Cs hereunder, and each Issuing Bank shall not be required or obligated to make on the Closing Date L/C Credit Extensions, in each case, until the first Business Day on which the following conditions precedent have been satisfied (or waived, as evidenced by an “effective date” notice to AYE from each Issuing Bank and the Administrative Agent), as determined by each Lender and each such Issuing Bank (provided that if the Closing Date does not occur on or before May 22, 2006, the Commitments of the Lender Parties shall terminate on such date):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) (unless otherwise specified), each properly executed by a Responsible Officer of each Borrower (if executed by such Borrower), each dated the date of the Initial Borrowing (the “Closing Date”) (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender Parties (unless otherwise specified) and in sufficient copies for the Borrowers and the Administrative Agent (unless otherwise specified):

(i) five (5) executed counterparts of this Agreement;

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(ii) to the extent requested, duly executed Notes of each Borrower for the account of each Lender that has so requested complying with the provision of Section 2.14 hereof;

(iii) certified copies of resolutions of the board of directors of each Borrower approving the Transactions to which such Borrower is or is to be a party and the execution, delivery and performance of each Loan Document to which such Borrower is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transactions and each Loan Document to which such Borrower is or is to be a party;

(iv) copies of a certificate of the Secretary of State of Maryland, certifying (A) as to a true and correct copy of the certificate of incorporation or formation of AYE and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such certificate on file in such Secretary’s office, (2) AYE has paid all franchise taxes to the date of such certificate and (3) AYE is duly formed and in good standing or presently subsisting under the laws of the State of Maryland;

(v) copies of a certificate of the Secretary of State of Delaware, certifying (A) as to a true and correct copy of the certificate of formation of AESC and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such certificate on file in such Secretary’s office, (2) AESC has paid all franchise taxes to the date of such certificate and (3) AESC is duly formed and in good standing or presently subsisting under the laws of the State of Delaware;

(vi) copies of a certificate of the Secretary of State of each jurisdiction (other than the jurisdiction of its formation) set forth in Schedule 3.01(a) which shall be each jurisdiction where any Borrower conducts a material portion of its business other than with respect to AYE, the Commonwealth of Pennsylvania stating that such Borrower is duly qualified to do business and in good standing as a foreign corporation in such State and has filed all annual reports required to be filed to the date of such certificate, as applicable;

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(vii) certificates signed on behalf of each Borrower by its secretary or any assistant secretary (the statements made in which certificate shall be true on and as of the Closing Date), certifying (A) as to a true and correct copy of the Constituent Documents of such Borrower as of the Closing Date and each amendment to its Constituent Documents, if any, from the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted to the Closing Date; and (B) the names and true signatures of the officers of such Borrower authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(viii) [Intentionally Omitted];

(ix) legal opinions of appropriate counsel for the Borrowers, as to such matters as any Lender may reasonably request;

(x) a legal opinion of Shearman & Sterling LLP, counsel to the Administrative Agent, as to such matters as the Administrative Agent may reasonably request;

(xi) [Intentionally Omitted];

(xii) [Intentionally Omitted];

(xiii) certificates signed by a Responsible Officer of each Borrower to the effect that (A) the representations and warranties contained in Article IV by such Borrower are true and correct on and as of the Closing Date as though made on and as of such date both immediately before and immediately after giving effect to the Initial Borrowing and the Term Borrowing; and (B) no Default has occurred and is continuing or would result from the Initial Borrowing or the consummation of that portion of the Transactions being effected on the Closing Date (the “Closing Date Transactions”); and

(b) All Governmental Approvals and third party consents and approvals necessary in connection with the Transactions shall have been obtained and be in full force and effect; and the Administrative Agent shall have received evidence satisfactory to it that the foregoing have been accomplished.

(c) Except for Disclosed Matters as of the date hereof, since December 31, 2005, there shall not have occurred any Material Adverse Change.

(d) All required stamp duties and other costs and charges in connection with the execution, delivery, priority or admissibility in evidence of the Loan Documents required to be paid on or prior to the Closing Date shall have been paid in full or an appropriate exemption therefrom shall have been obtained.

(e) All Taxes (i) due and payable on or prior to the Closing Date in connection with the execution, delivery or admissibility in evidence of the Loan Documents or to ensure the legality, validity, enforceability or admissibility in evidence of the Loan Documents and (ii) due and payable on or prior to the Closing Date by the Borrowers in connection with the consummation of the transactions contemplated by, and the performance of, the Loan Documents shall, in the case of clauses (i) and (ii) of this Section 3.01(e), have been duly paid in full.

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(f) AYE shall have paid all accrued fees of the Administrative Agent, the Lender Parties and the Arranger Parties and all accrued expenses of the Administrative Agent to the extent invoiced at least three Business Days prior to the Closing Date.

SECTION 3.02. Conditions Precedent to Each Borrowing and L/C Credit Extension. The obligation of each Lender to make an Advance (other than a L/C Advance made by an Issuing Bank or a Revolving Lender pursuant to Section 2.03(a)) on the occasion of each Borrowing (including the Initial Borrowing) to any Borrower, and the obligation of the Initial Issuing Bank to issue, amend to increase the principal amount thereof or extend any Letter of Credit (including the continuance of the Existing L/Cs as AYE Letters of Credit), other than an extension pursuant to an Auto-Extension Letter of Credit in accordance with the original terms thereof, shall be subject to the further conditions precedent that on the date of such Borrowing or L/C Credit Extension, the following statements shall be true (and each of (a) the giving of the applicable Notice of Borrowing and (b) the acceptance by such Borrower of the proceeds of such Borrowing or Letter of Credit shall constitute a representation and warranty by such Borrower that both on the date of such notice and on the date of such Borrowing or issuance such statements are true):

(i) the representations and warranties of each Borrower contained in Article IV (except, in the case of a Borrowing other than the Initial Borrowing or the Term Borrowing, clause (e) and the final sentence in clause (f) of Section 4.01) are true and correct on and as of such date, before and after giving effect to such Borrowing or L/C Credit Extension and to the application of the proceeds therefrom, as though made on and as of such date (other than as to any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or L/C Credit Extension, in which case they shall be true and correct as of such specific date);

(ii) no Default has occurred and is continuing, or would result from such Borrowing or L/C Credit Extension or from the application of the proceeds therefrom; and

(iii) in the case of any Advance or issuance of any Letter of Credit, in each case, made after the Closing Date, the Closing Date has occurred.

SECTION 3.03. Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the date of the Borrowing or issuance of any Letter of Credit (as applicable) specifying its objection thereto and, in the case of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrowers. AYE and, with respect to Sections 4.01(a) through (d) only, AESC represents and warrants to each Lender Party and the Administrative Agent as of the date hereof, as of the Closing Date and as of the date of any Revolving Borrowing, Term Borrowing or issuance of an L/C Credit Extension, as follows:

(a) Each of it and its Subsidiaries (i) is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and (ii) has all requisite corporate or limited liability company (as applicable) power and authority (including all governmental licenses, permits and other approvals) to carry on its business as now conducted, except, in the case of clause (ii) only, where the failure to so qualify or be so licensed, or to have such power and authority, could not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by it of each Loan Document to which it is or is to be a party, and the consummation of the Transactions, are within its corporate or limited liability company powers, have been duly authorized by all necessary corporate or limited liability company action, and do not and will not (i) contravene its Constituent Documents, (ii) violate any law, rule, regulation (including Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting it or any of its properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of its Assets, except where, in the case of clauses (i) through (iv), the violation of any such Constituent Documents, law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, or creation or imposition of such Lien, could not be reasonably expected to have a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for its due execution, delivery, recordation, filing or performance of any Loan Document to which it is or is to be a party, or for the consummation of the Transactions, except for (i) authorizations, approvals, actions, notices and filings (the “Governmental Approvals”) which have been duly obtained, taken, given or made, are in full force and effect, are held in its name, and are free from any conditions or requirements that have not been satisfied, and are required to be satisfied, on or prior to the dates as of which this representation and warranty is made or reaffirmed and (ii) as disclosed on Schedule 4.01(c).

(d) This Agreement has been, and each other Loan Document to which it is or is to be a party when delivered hereunder will have been, duly executed and delivered by it. This Agreement is, and each other Loan Document to which it is a party when delivered hereunder will be, its legal, valid and binding obligation, enforceable against it in accordance with its terms,

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except to the extent limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e) (i) There is no action, suit, investigation, litigation or proceeding, including any Environmental Action, which has commenced against it or any of its Subsidiaries or any of their respective properties to the knowledge of AYE or to its knowledge, pending (but not yet commenced) against or threatened against, it or any of its Subsidiaries or any of their respective properties before any Governmental Authority that (A) except for Disclosed Matters, if adversely determined, could reasonably be expected to have a Material Adverse Effect (other than matters described on Schedule 4.01(e) (the “Disclosed Litigation”) or (B) affects or could reasonably be expected to affect the legality, validity or enforceability of any Loan Document to which it is a party or the consummation of the Transactions.

(ii) Except for Disclosed Matters as of the Closing Date, since December 31, 2005, no Material Adverse Change has occurred.

(f) Each of the financial statements of AYE delivered to the Administrative Agent pursuant to Sections 5.03(b) and 5.03(c) is true, complete and correct in all material respects as of the date of such statement, has been prepared in accordance with GAAP (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes), and fairly presents in all material respects the financial condition and results of operations of the AYE and its Subsidiaries as of the date thereof. Except (i) for Disclosed Matters or (ii) as set forth in Schedule 4.01(f), since the date of the most recent financial statements delivered by AYE under this Agreement, no event, condition, occurrence or circumstance has existed or has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect.

(g) Neither the Information Memorandum, taken as a whole, nor any other information, exhibit or report furnished by AYE and its Subsidiaries to the Administrative Agent, any Arranger Party or any other Lender Party in connection with the negotiation and syndication of the Loan Documents, the consummation of the Transactions or pursuant to the terms of the Loan Documents, when taken together with the information contained in AYE’s most recent annual report on Form 10-K (the “Form 10-K”) and in AYE’s reports filed with the SEC under the Securities Exchange Act of 1934 subsequent to the filing of the Form 10-K, taken as a whole, contains (as of the date on which such information is or was provided to the Administrative Agent, any Arranger Party or any Lender Party, as modified or otherwise supplemented by information so provided) any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, exhibit or report was based upon or constitutes a forecast or projection, AYE represents only that such information was prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by AYE to be reasonable at the time (it being understood that such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond AYE’s control, and that AYE makes no representation as to the attainability of such forecasts or projections or as to whether such forecasts or projections will be achieved or materialize).

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(h) Neither it nor any of its Subsidiaries is an “investment company”, as such term is defined in the 1940 Act.

(i) AYE is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance made to it or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time. If requested by any Lender Party or the Administrative Agent, AYE will furnish to the Administrative Agent and such Lender Party a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

(j) No ERISA Event has occurred with respect to any Plan that has resulted in a material liability which could be reasonably likely to have a Material Adverse Effect. Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, filed with the Internal Revenue Service is complete and accurate, and since the date of such Schedule B there has been no material adverse change which could reasonably be expected to have a Material Adverse Effect on such funding status. Except as could not reasonably be expected to have a Material Adverse Effect, neither it nor any ERISA Affiliate (i) has incurred any Withdrawal Liability to any Multiemployer Plan, or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA.

(k) (i) Except as disclosed on Schedule 4.01(k) or in AYE’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, (A) its operations and properties, and the operations and properties of each of its Subsidiaries, comply in all respects with all applicable Environmental Laws and Environmental Permits, (B) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs and (C) no circumstances exist that could reasonably be expected to (I) form the basis of an Environmental Action against it or any of its Subsidiaries or any of their properties or (II) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) Except as disclosed on Schedule 4.01(k) or in AYE’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, (A) none of the properties currently or formerly owned or operated by it or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list, (B) to its knowledge, there are no and never have been any unlawful underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by it or any of its Subsidiaries or on any property formerly owned or operated by it or any of its Subsidiaries, and (C) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by it or any of its Subsidiaries.

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(iii) Except as disclosed on Schedule 4.01(k) or in AYE’s filings with the SEC or as could not reasonably be expected to have a Material Adverse Effect, (A) neither it nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law and (B) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by it or any of its Subsidiaries have been used, sold or disposed of in a manner not reasonably expected to result in material liability to it or any of its Subsidiaries.

(l) (i) Neither it nor any of its Subsidiaries is party to any tax sharing agreement other than the Tax Allocation Agreement. Insofar as then required thereunder, all amounts due and payable by it or any of its Subsidiaries under the Tax Allocation Agreement have been paid, and all amounts due and payable to it or any of its Subsidiaries under any tax sharing agreement have been received (including amounts by way of compensation for the use of tax benefits), except as could not reasonably be expected to have a Material Adverse Effect.

(ii) It has, and each of its Subsidiaries has, filed, has caused to be filed or been included in all tax returns (federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except (A) to the extent that the aggregate amount of any unpaid taxes due, together with applicable interest and penalties, does not exceed $25,000,000 or (B) to the extent such unpaid taxes are subject to Contest.

(m) No Default has occurred and is continuing.

(n) Set forth on Schedule 4.01(n) is a complete and accurate list as of the Closing Date (except, solely with respect to the amount thereof, as otherwise indicated therein) of each Qualifying Obligation constituting Debt for Borrowed Money owed by AYE or any of its Subsidiaries (other than any Regulated Subsidiary or any AESC Company), showing the amount, obligor or issuer, creditor and maturity thereof.

(o) Set forth on Schedule 4.01(o) is a complete and accurate list as of the Closing Date of all Liens (other than Permitted Liens and Liens specified in clause (iii) below) on the property or assets of AYE, showing the lienholder thereof and the property of or assets of the AYE subject thereto. As of the Closing Date, the property of AYE is subject to no Liens other than (i) Liens set forth on Schedule 4.01(o), (ii) Permitted Liens and (iii) Liens existing as of the Closing Date but not set forth on Schedule 4.01(o) which secure, individually, an amount of Obligations not to exceed $5,000,000 or which secure, in the aggregate, an amount of Obligations not to exceed $25,000,000.

(p) [Intentionally Omitted]

(q) Except as could not reasonably be expected to have a Material Adverse Effect, AYE and each of its Subsidiaries has all authorizations and approvals from the FERC or

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other Governmental Authority required to provide the services and goods (including electric capacity, energy and ancillary services) it sells, including all necessary rate schedules on file and effective with the FERC for AYE and its Subsidiaries to sell electricity at wholesale and authorizations necessary for AYE and its Subsidiaries to engage in existing affiliate transactions.

(r) As of the Closing Date, AYE does not directly or indirectly own or operate any “qualifying facilities,” as defined in the Public Utility Regulatory Policies Act of 1978 and the regulations of the Federal Energy Regulatory Commission issued thereunder.

(s) As of the Closing Date, AYE does not directly or indirectly hold any license issued by the Nuclear Regulatory Commission, or have any direct or indirect interest in, or directly or indirectly possess, use, or engage in any activities or transactions with respect to, any “byproduct material,” “source material,” or “special nuclear material,” as those terms are defined in the Atomic Energy Act of 1954 and the regulations of the Nuclear Regulatory Commission issued thereunder.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants of the Borrowers. AYE and, with respect to Section 5.01(m) only, AESC covenants and agrees that on and after the date hereof and until the Notes, together with all accrued interest thereon, fees and all other Senior Debt Obligations (other than contingent indemnification obligations not yet due and payable) are paid in full and all Commitments and each Letter of Credit shall have terminated, it will:

(a) Compliance with Laws. Comply, and cause each of its Subsidiaries to comply with all Applicable Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Compliance with Environmental Laws. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits, (ii) obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties and (iii) conduct, and cause each of its Subsidiaries to conduct, any required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties required under any Environmental Law.

(c) Governmental Approvals. Obtain and maintain, and cause each of its Subsidiaries to obtain and maintain, all Governmental Approvals (including the Material Governmental Approvals) that are required of it for the validity or enforceability of the Loan Documents, the ongoing operations of their respective businesses and to issue, declare or pay dividends or distributions, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Payment of Taxes, Etc. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, pay and discharge, and cause each of

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its Regulated Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, will by law become a Lien upon its property not permitted by Section 5.02; provided that neither it nor any of its Regulated Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is the subject of a Contest.

(e) Insurance. Maintain, and cause each of its Regulated Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it or such Subsidiary operates.

(f) Preservation of Corporate Existence, Etc. Except as could not reasonably be expected to have a Material Adverse Effect, preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, rights (charter or statutory), permits, licenses, approvals, franchises, and privileges in the jurisdiction of its formation and in each other jurisdiction in which the conduct of its business requires it to so qualify; provided, however, that it and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d).

(g) Visitation Rights. At any reasonable time during normal business hours and from time to time as may be reasonably desired by the Administrative Agent or any of the Lender Parties (provided that unless a Default shall have occurred and be continuing, such visits should be limited to twice per year), at AYE’s reasonable cost and expense, permit the Administrative Agent or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from its records and books of account of, and visit the properties of, it and its Subsidiaries, and to discuss the affairs, finances and accounts of it and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that in the case of any discussion or meeting with the independent public accountants, only if AYE has been given the opportunity to participate in such discussion.

(h) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account in accordance with GAAP in effect from time to time.

(i) Maintenance of Properties, Etc. Except as could not reasonably be expected to have a Material Adverse Effect and other than as mandatorily required by Applicable Law, operate, maintain and preserve, and cause each of its Subsidiaries to operate, maintain and preserve, all of its properties (other than any such properties as are immaterial or non-essential to the conduct of business by it and its Subsidiaries, taken as a whole) that are used or useful in the conduct of its business in good working order and condition (ordinary wear and tear excepted) in accordance with prudent practices then being utilized in the electric utility industry and in accordance with Applicable Laws (including Environmental Laws).

(j) Transactions with Affiliates. Other than as may be required by the Federal Power Act, as amended, or any rule or regulation issued by FERC, conduct, and cause each of its Subsidiaries to conduct, (i) all transactions with any of AYE’s Affiliates on terms that are fair and reasonable and no less favorable to AYE or such Subsidiary than AYE would obtain in a

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comparable arm’s-length transaction with a Person not an Affiliate of AYE and (ii) all transactions with a Person other than an Affiliate of AYE on terms that are without regard to any benefit or detriment to any Affiliate of AYE (other than any of AYE’s Subsidiaries); provided that this Section 5.01(j) shall not be deemed to permit any transaction otherwise prohibited by the terms of this Agreement. Without prejudice to the foregoing, the following transactions shall be deemed to be in compliance with the first sentence of this clause (j): (A) any transaction executed in accordance with the requirements of Applicable Law, (B) any agreements made by AYE or any of its Subsidiaries with a utility to provide provider of last resort requirements, as such agreements are amended from time to time, so long as such provider of last resort agreements are with an Affiliate of AYE and approved by all applicable Governmental Authorities, (C) any transaction authorized under a tariff or rate schedule which has been approved by the FERC or performed in accordance with FERC orders, (D) any agreement for the transfer, sale or servicing of any Assets in connection with a Stranded Cost Securitization or an Environmental Control Property Securitization, any loan or transfer of the proceeds of any such Permitted Securitization, or any agreement for the transfer, sale or servicing of any Assets in connection with any other Permitted Securitization on reasonable and customary terms between a Regulated Subsidiary and its Securitization SPV as contemplated under Sections 5.02(e)(viii)(A) and (B), (E) any Asset sales, leases, transfers, swaps, exchanges or other dispositions (including in respect of full or partial ownership percentages of transmission lines (including the AGC Transmission Line), generating facilities, generating equipment and related contract rights in power purchase agreements, leases, licenses, permits and other Assets) as contemplated under Section 5.02(e)(viii)(C) and Section 5.02(e)(vi) in respect of up to $10,000,000 in the aggregate of such Assets, (F) the payment by AYE or any Subsidiary of AYE of salaries, benefits and other compensation to directors, officers and employees of AYE or such Subsidiary of AYE, (G) any sales, leases, transfers, swaps, assignments, exchanges or other distributions of Assets related to the Buffalo Reserve Project (whether in one transaction or a series of related transactions) to a wholly owned direct or indirect Subsidiary of AYE, and (H) any issuances, sales, leases, transfers, distributions, assignments or other dispositions of any Equity Interests in any Buffalo Creek SPV (in each case, whether in one transaction of a series of related transactions, and whether by way of merger, consolidation or otherwise) to a wholly owned direct or indirect Subsidiary of AYE. For the avoidance of doubt, (I) any contracts or arrangements listed on Schedule 5.01(j) to which AYE or any Subsidiary of AYE is a party (and any amendments thereto, renewals or replacements thereof on substantially the same terms as determined in good faith by a Responsible Officer of such Borrower or any Subsidiary of such Borrower that is a party thereto) and (II) the Loan Documents shall each be deemed to comply with this Section 5.01(j) except to the extent that any Governmental Authority determines that any such contract is not in conformance with Applicable Law and such non-conforming contract is not on terms described in the first sentence of this Section 5.01(j).

(k) Preparation of Environmental Reports. If the Administrative Agent shall reasonably believe that a material environmental event has occurred on any parcel of real property owned or leased by it or any of its Subsidiaries (other than the AESC Companies) after the date hereof, provide to the Administrative Agent within 90 days after receipt of a written request from the Administrative Agent in which the Administrative Agent describes in reasonable detail the basis for such belief, at AYE’s expense, a Phase I environmental site assessment report for the properties described in such request prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or

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absence of Hazardous Materials and the estimated cost of any legally required compliance, removal or remedial action in connection with any Hazardous Materials on such properties. Without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may, at the time following the forty-fifth day after the request of the Administrative Agent, retain an environmental consulting firm to prepare such report at the expense of AYE, and AYE hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

(l) Maintenance of Ownership of Subsidiaries. Except as not prohibited by or as permitted under Section 5.01(f), Section 5.02(d) or 5.02(e), maintain ownership and control of all Equity Interests that it holds in all of its direct Subsidiaries (other than the Subsidiaries of any Regulated Subsidiary), free and clear of all Liens except as not prohibited by or as permitted by the Loan Documents.

(m) Use of Proceeds. (i) Use the proceeds (A) in the case of AYE, of the Initial Borrowing and the Term Advances to repay in full the Existing AYE Debt and continue the Existing L/Cs as AYE Letters of Credit under this Agreement and (B) in the case of each Borrower, of each subsequent Revolving Borrowing, for working capital for it and its Subsidiaries, and

(ii) In the case of each Borrower, use Letters of Credit issued at any time after the Closing Date to support the working capital needs of it and its Subsidiaries.

SECTION 5.02. Negative Covenants of AYE. AYE covenants and agrees that on and after the date hereof and until the Notes, together with all accrued interest thereon, fees and all other Senior Debt Obligations (other than contingent indemnification obligations not yet due and payable) are paid in full and all Commitments and each Letter of Credit shall have terminated, AYE will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist any Lien on or with respect to any of AYE’s properties of any character (including accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction, a financing statement that names AYE as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, except:

(i) any Liens created pursuant to Section 2.03(e);

(ii) Permitted Liens;

(iii) Liens existing on the date hereof and described on Schedule 4.01(o);

(iv) purchase money Liens upon or in real property, physical assets or equipment acquired or held by AYE in the ordinary course of business to secure the

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purchase price of such real property, physical assets or equipment or to secure Debt permitted to be incurred pursuant to Section 5.02(b)(vi) incurred solely for the purpose of financing the acquisition, construction or improvement (including any Capital Expenditure) of any such real property, physical assets or equipment to be subject to such Liens, or Liens existing on any such real property, physical assets or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that (A) such Lien is incurred and the Debt secured thereby is created within 90 days after the acquisition, completion of construction or completion of improvement thereof (as applicable), and (B) no such Lien shall extend to or cover any property or equipment other than the real property, physical assets or equipment being acquired, constructed or improved; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(vi) at any time outstanding;

(v) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(vii); provided that no such Lien shall extend to or cover any Assets other than the Assets subject to such Capitalized Leases;

(vi) Liens on property of a Person existing at the time such Person is merged into or consolidated with AYE; provided that such Liens were not created in contemplation of such merger or consolidation and do not extend to any Assets other than those of the Person merged into or consolidated with AYE;

(vii) other Liens affecting property with an aggregate fair value not to exceed, together with the aggregate principal amount of all Debt secured by Liens permitted under clauses (iv) and (v) of this Section 5.02(a), $7,500,000;

(viii) the replacement, extension or renewal of any Lien permitted by clauses (iii) through (vii) above upon or in the same property theretofore subject thereto and, if such Lien secures Debt, upon the incurrence of any Permitted Refinancing Debt in respect of such Debt secured to the extent such Permitted Refinancing Debt is incurred in accordance with Section 5.02(b)(xvi);

(ix) Liens granted by AYE in favor of a commercial trading counterparty, a futures contract broker or other contract counterparty on accounts receivable arising under, commodities covered by, other obligations owed to, and other rights of, AYE under any contract (other than for Debt) entered into in the ordinary course of business and to the extent not prohibited under Section 5.02(l) in connection with commercial and trading activities and ancillary services (including any netting agreement) to secure AYE’s obligations or obligations of any Subsidiary of AYE under such contract; provided that such Liens are granted in the ordinary course of business and when granted, do not secure obligations which are past due;

(x) Liens on (A) cash, Cash Equivalents or accounts receivables deposited in margin accounts with or on behalf of futures contract brokers or paid over to other

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contract counterparties (in the case of cash or Cash Equivalents), (B) cash, Cash Equivalents or accounts receivables deposited (in the case of cash or Cash Equivalents) or pledged as collateral to a contract counterparty to secure obligations with respect to (1) contracts (other than for Debt) for commercial and trading activities in the ordinary course of business for the purchase, transmission, distribution, sale, storage, lease or hedge of any energy related commodity or (2) Hedge Agreements representing commodity price contracts, transmission agreements or derivatives or interest rate derivatives to the extent that AYE is permitted to enter into any such Hedge Agreement pursuant to Section 5.02(b)(v), or (C) cash or Cash Equivalents deposited to secure reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds and products thereof; provided that the amount of Obligation secured by Liens permitted by this Section 5.02(a)(x) shall not exceed $50,000,000 at any time outstanding; provided further that the face amount of accounts receivables pledged to a contract counterparty to secure obligations set forth in clause (B)(1) or (2) above shall not exceed $15,000,000 at any time outstanding;

(xi) Liens granted in respect of Assets that are the subject of sales, leases, transfers, swaps, exchanges or other dispositions (including ownership interests in generating facilities, generating equipment and related contract rights and other intangible property, and Intangible Transition Property, Environmental Control Property or accounts receivable) permitted under Section 5.02(e)(viii);

(xii) Liens granted on cash or Cash Equivalents to defease Debt that could be repaid or prepaid without violating Sections 5.02(b) or 5.02(k); and

(xiii) Liens granted on cash or Cash Equivalents constituting proceeds from any sale or disposition of Assets that are not prohibited by Section 5.02(e) deposited in escrow accounts to secure Debt permitted to be incurred under Section 5.02(b)(xi) in respect of such sale or disposition.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries (other than the Regulated Subsidiaries and the AESC Companies) to create, incur, assume or suffer to exist, any Debt other than pursuant to the Loan Documents, except:

(i) Debt under the Loan Documents;

(ii) until the Closing Date, Debt in respect of the Existing Credit Agreement;

(iii) Surviving Debt;

(iv) unsecured intercompany Debt owed to AYE or any Subsidiary to the extent permitted under Section 5.02(f);

(v) Debt in respect of Hedge Agreements (including Commodity Hedge Agreements) entered into in the ordinary course of business and consistent with prudent business practice to hedge or mitigate (A) risks to which AYE or any Subsidiary of AYE is exposed in the conduct of its business or the management of its liabilities as a result of

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fluctuations in the prices of transmission, capacity or energy (or of any fuel required for the generation thereof), Emissions Credits or energy attributes or (B) risks in respect of interest rate fluctuations; provided that in each case such Hedge Agreement shall not have been entered into for speculative purposes;

(vi) Debt incurred to finance all or any part of the acquisition, construction or improvement of any real property, physical assets or equipment (including any Capital Expenditures) of AYE or any Subsidiary of AYE (other than the Regulated Subsidiaries and the AESC Companies); provided that (A) such Debt is incurred prior to, or within 90 days after such acquisition or the completion of construction or completion of improvement or such Capital Expenditure and (B) such Debt has a scheduled maturity date that is at least six calendar months after the Final Maturity Date and does not require any scheduled amortization or mandatory prepayments thereof prior to such date; provided further that the aggregate principal amount of Debt permitted under this Section 5.02(b)(vi) and Section 5.02(b)(vii) shall not exceed $7,500,000 at any time outstanding;

(vii) Capitalized Leases in an aggregate principal amount, together with the aggregate principal amount of all Debt permitted under Section 5.02(b)(vi), not in excess of $7,500,000 at any time outstanding;

(viii) Debt of any Person that either (x) is merged into or consolidated with AYE or any Subsidiary of AYE, or (y) becomes a Subsidiary of AYE after the date hereof in either case in accordance with the terms of Section 5.02(f), provided that with respect to clause (y) (A) such Debt is existing at the time such Person becomes a Subsidiary of AYE (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of AYE), (B) immediately after giving effect to the investment in such Subsidiary, no Default shall have occurred and be continuing, and (C) such Debt is non-recourse to AYE or any other Subsidiary (other than with respect to such Person and its Subsidiaries to the extent such Debt was with recourse to such Person and/or to its Subsidiaries at the time of such investment);

(ix) Debt arising from the honoring by a bank or financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Debt is covered within five Business Days;

(x) Debt in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptance and performance and surety bonds provided by AYE or any Subsidiary of AYE in the ordinary course of business;

(xi) Debt that may be deemed to arise as a result of agreements of AYE or any of Subsidiary of AYE providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the sale or disposition of any business, assets or Equity Interests in any Subsidiary of AYE consummated not in contravention of Section 5.02(e) in an amount not to exceed with respect to any such sale or disposition the amount of gross proceeds received by AYE or such Subsidiary in connection with such sale or disposition;

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(xii) Debt of AYE represented by letters of credit, surety bonds, Contingent Obligations and performance bonds supporting obligations of AYE or its Subsidiaries so long as, after giving effect to such letters of credit, surety bonds, Contingent Obligations and performance bonds (and the Investment represented thereby) AYE would be in compliance with Section 5.02(f)(v);

(xiii) reimbursement obligations owed to Affiliates for amounts paid on behalf of any Borrower or any of Subsidiary of any Borrower in accordance with applicable requirements under Applicable Law with respect to the provision of goods or services to AYE or such Subsidiary;

(xiv) other unsecured Debt of AYE or any Subsidiary of AYE not to exceed $20,000,000 at any time outstanding; provided such Debt has a scheduled maturity date that is at least six calendar months later than the Final Maturity Date and does not require any scheduled amortization or mandatory prepayments thereof prior to such date;

(xv) unsecured Debt in respect of obligations of AYE or any Subsidiary of AYE to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that with respect to any material invoice, such obligations (A) are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 90 days of the incurrence of the related Debt) in the ordinary course of business and not in connection with the borrowing of money, (B) are not more than 90 days past due and (C) are not subject to a Contest;

(xvi) Permitted Refinancing Debt incurred in respect of any Debt permitted under clauses (i), (iii), (vi), (vii), (viii) and (xiv) above or this clause (xvi);

(xvii) Debt or Contingent Obligations incurred by AYE or its Subsidiaries in connection with loans and advances to its employees in the ordinary course of its business as presently conducted in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(xviii) secured or unsecured Debt owed to PNC Bank, National Association from time to time in connection with the extension of credit to AYE or its Subsidiaries for the account of one or more employees or departments of AYE or its Subsidiaries in respect of costs and expenses incurred by such employees or departments in connection with the conduct of business on behalf of AYE or its Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(xix) unsecured Debt incurred by AYE, any Regulated Subsidiary or any Buffalo Creek SPV in connection with the Buffalo Reserve Project and/or any Joint Ventures in an aggregate amount not to exceed $75,000,000 at any time outstanding; provided that such Debt has a scheduled maturity date that is at least six calendar months later than the Final Maturity Date and does not require any scheduled amortization or mandatory prepayments thereof prior to such date;

(xx) Services Corp Regulated Debt; and

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(xxi) Services Corp AESC Debt in an aggregate amount not to exceed $17,500,000 at any time outstanding.

(c) Change in Nature of Business. Other than the Buffalo Reserve Project, (i) make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof or (ii) engage in, or permit any of its Subsidiaries to engage in, any business other than electric power generation, transmission and distribution and/or energy trading and other businesses reasonably and directly related thereto, or any other business in which AYE or any of its Subsidiaries or Affiliates is engaged on the Closing Date.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of AYE may merge into or consolidate with any other Subsidiary of AYE, provided that, (A) except as otherwise permitted in clause (B), (C) or (D) below, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned direct or indirect Subsidiary of AYE, (B) any Subsidiary of AESC may merge into or consolidate with AESC so long as AESC is the surviving Person following such merger or consolidation, (C) any Subsidiary of AESC may merge into or consolidate with another Subsidiary of AESC so long as the Person formed by such merger or consolidation is a Subsidiary of AESC and (D) AESC may merge into or otherwise consolidate with another Person if either (x) AESC is the surviving entity or (y) (1) the surviving entity is organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) the surviving entity assumes all of AESC’s Obligations under the Loan Documents pursuant to agreements reasonably satisfactory to the Administrative Agent and (3) the Public Debt Ratings (AESC) of the surviving entity immediately following such merger or consolidation shall be no worse than the Public Debt Ratings (AESC) of AESC immediately prior to such merger or consolidation;

(ii) in connection with any sale, transfer or other disposition permitted under Section 5.02(e) (other than Section 5.02(e)(iv)), any Subsidiary of AYE may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

(iii) in connection with any acquisition permitted under Section 5.02(f), any Subsidiary may merge into AYE; and

(iv) AYE may merge into or otherwise consolidate with another person if either (A) AYE is the surviving entity or (B)(1) the surviving entity is organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) the surviving entity assumes all of AYE’s Obligations under the Loan Documents pursuant to agreements reasonably satisfactory to the Administrative Agent and (3) the Public Debt Ratings of the surviving entity immediately following such merger or consolidation shall be no worse than the Public Debt Ratings of AYE immediately prior to such merger or consolidation; provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

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(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any Assets or grant any option or other right to purchase, lease or to otherwise acquire any Assets other than:

(i) the sale, transfer, lease or other disposition of or grant of any option or other right to purchase, lease or otherwise acquire power, capacity, the right to transmit electricity or natural gas, fuel, fuel storage and processing, energy attributes and other products and services and Cash Equivalents in the ordinary course of business and any sale, lease or other disposition of or grant of any option or other right to purchase, lease or otherwise acquire damaged, surplus, worn-out or obsolete Assets in the ordinary course of business;

(ii) any sale, transfer, lease or other disposition of damaged, surplus, worn-out or obsolete Assets in the ordinary course of business;

(iii) the sale, transfer or other disposition of emission, fuel, air quality or other environmental attributes or credits in the ordinary course of business;

(iv) transactions permitted under Section 5.02(d);

(v) the sale, lease, transfer or other disposition of Assets by AESC and its Subsidiaries;

(vi) sales, leases, transfers or other dispositions of, or grant of any option or other right to purchase, lease, or otherwise acquire, other immaterial property (other than Equity Interests in, or Debt of any Subsidiary) in the ordinary course of business and on reasonable terms;

(vii) sales, leases, transfers or other dispositions of, or grant of any option or other right to purchase, lease, or otherwise acquire, Assets or Equity Interests among AYE and its Subsidiaries (other than any AESC Company); provided that (A) no Debt for Borrowed Money is incurred in connection therewith and (B) no Lien is created, granted, incurred or assumed in connection therewith;

(viii) (A) the sale or transfer of Assets in connection with a securitization thereof pursuant to the Pennsylvania Electricity Generation Customer Choice and Competition Act of 1996, as amended from time to time, (such property being sold or transferred, the “Intangible Transition Property” and such sale or transfer, the “Stranded Cost Securitization”) in an amount not to exceed (x) $120,000,000 plus (y) the proceeds of any such sale or Debt in connection with such Stranded Cost Securitization applied to voluntarily prepay the Facilities (but only if, and to the extent, AYE optionally terminates Commitments pursuant to Section 2.05(a) concurrently with, and in an amount equal to, such prepayment) minus (z) the aggregate amount of all capital contributions made by AYE or any of its Subsidiaries to Securitization SPVs with respect to Stranded Cost Securitizations;

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(B) (1) the sale or transfer of Assets in connection with a securitization thereof pursuant to Section 24-2-4e of the Code of West Virginia (such property being sold or transferred, the “Environmental Control Property” and such sale or transfer, the “Environmental Control Property Securitization”) or (2) the sale or transfer of other Assets in connection with any other Permitted Securitization (other than a Stranded Cost Securitization), in an amount with respect to clauses (1) and (2) not to exceed (x) $700,000,000 in the aggregate plus (y) the proceeds of any such sales or Debt in connection with such Environmental Control Property Securitization or other Permitted Securitization applied to voluntarily prepay the Facilities (but only if, and to the extent, AYE optionally terminates Commitments pursuant to Section 2.05(a) concurrently with, and in an amount equal to, such prepayment) minus (z) the aggregate amount of all capital contributions made by AYE or any of its Subsidiaries to Securitization SPVs with respect to Environmental Control Property Securitizations; and

(C) the sale, lease, transfer, swap, exchange or other disposition of Assets, including full or partial ownership percentages of AYE and its Subsidiaries’ various generating facilities (including AGC and Bath County) or any Assets used in connection with or related to such generating facilities, including generating equipment, power, contract rights, permits, licenses and other intangibles; provided that (A) after any such Asset sale, lease, transfer, swap, exchange or other disposition, the Subsidiaries of AYE, taken as a whole, will continue to hold cumulative interests in all Assets equal to the amount they held prior to such sale, lease, transfer, swap, exchange or other disposition and (B) as a result of all Asset sales, leases, transfers, swaps, exchanges or other dispositions, taken as a whole, AYE and the Regulated Subsidiaries shall receive Assets with a fair market value in an amount not less than the fair market value (as determined by reference to the PA Report, as applicable) less $200,000,000, of all Assets sold, leased, transferred, swapped, exchanged or otherwise disposed of out of AYE and the Regulated Subsidiaries (determined on a cumulative basis);

(ix) sales, transfers, leases or other dispositions of, or grant of any option or other right to purchase, lease, transfer or otherwise acquire, any of AYE’s Assets, the Assets of the Regulated Subsidiaries or the Assets of a Buffalo Creek SPV (including any Equity Interest in the Regulated Subsidiaries or a Buffalo Creek SPV or any contractual rights); provided that, except with respect to (x) any lease or other disposition of Assets of a Buffalo Creek SPV pursuant to which (i) title to such Assets remains with AYE or a Buffalo Creek SPV which is a direct or indirect wholly owned Subsidiary of AYE or (ii) royalty payments are received in connection with the Buffalo Reserve Project, (y) any sale, transfer, lease or other disposition of Equity Interests in a Buffalo Creek SPV to AYE or another Buffalo Creek SPV which is a direct or indirect wholly owned Subsidiary of AYE and (z) sales, transfers, leases or other dispositions of Assets of the Buffalo Creek Reserve not to exceed $75,000,000 in the aggregate, (A) the consideration received by AYE, its Regulated Subsidiaries or Buffalo Creek SPV, as the case may be, for such Asset shall have been determined on the basis of an arms-length negotiation with a non-Affiliates, (B) not less than 75% of the purchase price (excluding the amount of any Debt assumed in connection with any such sale or other disposition by a Person other than AYE, its Regulated Subsidiaries or Buffalo Creek SPV, as the case may be) for such asset shall be paid to AYE, its Regulated Subsidiaries or Buffalo Creek SPV, as the case

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may be, solely in cash or Cash Equivalents, (C) no portion of the non-cash proceeds received by AYE and its Subsidiaries shall consist of Debt of, or Equity Interests in, AYE or any of its Regulated Subsidiaries, (D) no Default shall have occurred and be continuing, (E) on or prior to such sale, transfer or disposition, (1) all Debt (other than under this Agreement) of AYE and its Subsidiaries required by the terms thereof to be repaid or prepaid upon such sale, transfer or disposition shall have been so paid and (2) the relevant portion of the proceeds thereof required to be applied to the prepayment of the Advances and/or the Cash Collateralization of the L/C Obligations shall have been applied in accordance with the terms contained in clause (1) of the proviso at the end of this Section 5.02(e), and (F) AYE would be in compliance with the covenants set forth in Section 5.04 as of the most recently completed period ending prior to such transaction for which financial statements and certificates required by Section 5.03(b) or 5.03(c) were required to have been delivered or for which comparable financial statements have been filed with the SEC, in each case after giving effect to such transaction and to any other event occurring during such period as to which pro forma recalculation is reasonably appropriate (including any other transaction described in this clause occurring after such period) as if such transaction (and the repayment of any Debt in connection therewith) had occurred as of the first day of such period;

(x) sales or transfers of Equity Interests in AYE to any Plan;

(xi) the issuance of any Equity Interest by AYE or any of its Subsidiaries;

(xii) sales, transfers, leases or other dispositions of Assets to any Joint Venture or Buffalo Creek SPV to the extent permitted under Section 5.02(f)(x); and

(xiii) the sale, transfer or other disposition of, or grant of any option or other right to purchase, lease or otherwise acquire any Emissions Credits other than in the ordinary course of business; provided that, to the extent such sale, transfer or other disposition of or grant of any option or other right to purchase, lease or otherwise acquire results in Net Cash Proceeds to AYE and its Subsidiaries (other than the AESC Companies) in excess of $100,000,000 in the aggregate from all such sales, transfers or other dispositions of or grant of any option or other right to purchase, lease or otherwise acquire Emission Credits in any Fiscal Year, the Net Cash Proceeds therefrom in excess of such $100,000,000 shall be required to be applied to prepay the Advances in accordance with the provisions of Section 2.06(b);

provided that in the case of sales, transfers or other dispositions of Assets pursuant to clause (vi), (ix) and (xiii) (but only to the extent contemplated in such clause (xiii) above), AYE shall prepay the Advances and/or Cash Collateralize the L/C Obligations in accordance with the provisions of Section 2.06(b).

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries (other than any Regulated Subsidiary or any AESC Company) to make or hold, any Investment in any Person, except:

(i) (A) equity Investments outstanding as of the date hereof by AYE and its Subsidiaries in their respective Subsidiaries or Affiliates, (B) equity Investments after the date hereof in direct or indirect Subsidiaries of AYE, (C) Investments after the date hereof in direct or indirect Subsidiaries of AYE consisting of intercompany Debt and (D) Investments after the date hereof in the AESC Companies consisting of purchases or other acquisitions of Assets from such AESC Companies; provided (1) with respect to clauses (B), (C) and (D), AYE shall not be permitted to make any additional equity Investment in any AESC Company or any additional Investment in any AESC Company consisting of intercompany Debt or the purchase or other acquisition of Assets from such AESC Company unless the aggregate amount of the Unused Commitments shall be equal to or greater than $100,000,000 after giving pro forma effect to such additional Investment and (2) Services Corp shall be permitted to make Investments in any AESC Company to the extent of permitted Services Corp AESC Debt;

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(ii) loans and advances to its employees (or, in the case of Services Corp, employees of AYE or any of its Subsidiaries) in the ordinary course of its business as presently conducted in an aggregate principal amount, not to exceed $2,000,000 at any time outstanding;

(iii) Investments in Cash Equivalents;

(iv) Investments in Hedge Agreements and Commodity Hedge Agreements permitted pursuant to Section 5.02(b)(v);

(v) Investments in Subsidiaries of AYE resulting from drawings under, or renewals or extensions of letters of credit (including Letters of Credit), surety bonds, Contingent Obligations or performance bonds supporting obligations of such Subsidiaries incurred in the ordinary course of business but in any event not for speculative obligations of such Subsidiaries, provided that the aggregate amount of Investments in AESC Companies resulting from drawings under letters of credit (including Letters of Credit) outstanding at any time shall not exceed $175,000,000;

(vi) Investments in any non-cash proceeds received by AYE or any Subsidiary of AYE in connection with any sale, transfer or other disposition of any Asset to the extent permitted under Section 5.02(e);

(vii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(viii) Investments not otherwise permitted under this Section 5.02(f) existing on the Closing Date;

(ix) Investments by AYE and its Subsidiaries not otherwise permitted under this Section 5.02(f) in an aggregate amount not to exceed $100,000,000 plus an amount equal to the total of (a) the aggregate principal amount of the Term Facility optionally

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prepaid by AYE pursuant to Section 2.06(a), (b) the aggregate amount of any optional prepayments of Revolving Advances by AYE pursuant to Section 2.06(a) if and to the extent the Revolving Commitments are terminated by AYE pursuant to Section 2.05(a) concurrently with, and in an amount equal to, such prepayment, and (c) the Net Cash Proceeds received by AYE as a result of any sale, transfer or other disposition of any Assets or issuance of any Equity Interests after the Closing Date by AYE or its Subsidiaries (and which have not been applied to prepay the Advances or cancel the Commitments pursuant to clause (a) or (b) above) at any one time; provided that with respect to each Investment made pursuant to this Section 5.02(f)(ix): (A) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of AYE and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of AYE or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer); (B) such Investment shall be in Assets which are part of, or in lines of business which are in or reasonably related to, the electric power generation, transmission, distribution and/or energy trading businesses; (C) any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the Fair Market Value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of Assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of AYE and its Subsidiaries in connection with such Investment; and (D)(1) immediately before and giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition AYE and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 5.03(b) or 5.03(c) as though such Investment had been consummated as of the first day of the fiscal period covered thereby;

(x) Investments by AYE and its Subsidiaries in Joint Ventures, any Buffalo Creek SPV and the Buffalo Reserve Project in an aggregate amount not to exceed $75,000,000;

provided that this Section 5.02(f) shall not prohibit (A) any repurchase of Debt of AYE by AYE or any repurchase of Debt of any Subsidiary of AYE by such Subsidiary, in each case, to the extent such repurchase is not otherwise prohibited by the other provisions in this Agreement, (B) any purchase or acquisition of Intangible Transition Property, Environmental Control Property or other Assets subject to a Permitted Securitization or subject to an Asset sale, lease, transfer, swap or exchange, in each case, permitted by Section 5.02(e)(viii), (C) any capital contribution to any Securitization SPV with respect to any Permitted Securitization and (D) the repurchase or other acquisition of shares of, or options to purchase shares of, the capital stock and stock units of AYE from employees, former employees, directors and former directors of AYE or any Subsidiary of AYE; provided that the aggregate consideration paid with respect to all such repurchases and acquisitions since May 1, 2006 shall not exceed $5,000,000.

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(g) Restricted Payments. (i) Declare or pay any Restricted Payments except cash distributions to holders of Preferred Interests issued by AYE or interest payments, in cash, to holders of securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) AYE, (ii) permit any of its Subsidiaries (other than a Buffalo Creek SPV) to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in it or (iii) permit any of its Subsidiaries (other than a Buffalo Creek SPV) to issue or sell any Equity Interests, other than, with respect to clauses (i), (ii) and (iii), in the case of (A) the Regulated Subsidiaries, Services Corp and any AESC Company, to AYE or to any Subsidiary of AYE (other than an AESC Company), and (B) any AESC Company, in accordance with the AESC Loan Documents; provided that notwithstanding the provisions of clauses (i), (ii) and (iii), (1) AYE or any Subsidiary may sell, transfer or contribute Equity Interests in AYE to any Plan, (2) AYE or Services Corp may repurchase or otherwise acquire shares of, and options to purchase shares of, AYE’s capital stock and stock units from employees, former employees, directors and former directors of AYE or any of its Subsidiaries; provided that the aggregate consideration paid with respect to all such repurchases and acquisitions since May 1, 2006 shall not exceed $5,000,000, (3) AYE or any Subsidiary may exchange any of its outstanding Equity Interests for its common stock or for Equity Interests of the same class in it, (4) MPC may (x) repurchase, redeem, retire, defease or otherwise acquire for value its MPC Preferred Stock and (y) issue and sell Equity Interests or Preferred Interests in MPC, so long as the proceeds of each such issuance and sale (net of reasonable and customary fees, costs and expenses (including fees of legal counsel)) are applied to refinance its MPC Preferred Stock, and (5) AYE or any Subsidiary of AYE may sell, transfer, swap, exchange or otherwise dispose of Equity Interests in a Subsidiary of AYE in connection with Asset sales, transfers, swaps, exchanges or other dispositions permitted by Section 5.02(e)(viii).

(h) Payment Restrictions Affecting AYE and its Subsidiaries. Enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts the ability of AYE or any of its Subsidiaries (other than any AESC Company, a Securitization SPV or, in the case of clause (i), any Regulated Subsidiary or Services Corp) to (i) create, incur or permit to exist any Lien upon any of its property or assets or (ii) declare or pay any dividend or other distribution in respect of its Equity Interests to AYE or repay or prepay any Debt owed to, make loans or advances to, or otherwise invest in, AYE or any of its Subsidiaries; provided that the foregoing shall not apply to restrictions and conditions imposed by (A) Applicable Law, (B) any Loan Document, (C) the terms of any Existing Debt as in effect on the date hereof (or any Permitted Refinancing Debt incurred in connection therewith; provided that, if such Permitted Refinancing Debt is not FMB Debt, (1) a Responsible Officer of AYE has determined in good faith that the terms of any Debt of the Person whose Debt is being refinanced by such Permitted Refinancing Debt contain any such restrictions or limitations as are described in clause (i) or (ii) above, the restrictions or limitations to be imposed as a result of the incurrence of such Permitted Refinancing Debt are no more restrictive, taken as a whole, than the most restrictive of any such existing restrictions or limitations, (2) a Responsible Officer of AYE has determined in good faith that such restrictions or limitations are customary for similar transactions as of the date of such refinancing and (3) a Responsible Officer of AYE has determined in good faith that such restrictions or limitations could not reasonably be expected to result in a Material Adverse

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Effect), (D) any agreement in effect with respect to any Subsidiary at the time such Subsidiary becomes a Subsidiary of AYE, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of AYE, (E) any negative pledge incurred or provided in favor of any holder of Debt permitted under Section 5.02(b)(vi) solely to the extent any such negative pledge relates to the property financed by or subject of such Debt (or any Permitted Refinancing Debt incurred in connection therewith; provided that, if such Permitted Refinancing Debt is not FMB Debt, (1) a Responsible Officer of AYE has determined in good faith that the terms of any Debt of the Person whose Debt is being refinanced by such Permitted Refinancing Debt contain any such restrictions or limitations as are described in clause (i) or (ii) above, the restrictions or limitations to be imposed as a result of the incurrence of such Permitted Refinancing Debt are no more restrictive, taken as a whole, than the most restrictive of any such existing restrictions or limitations, (2) a Responsible Officer of AYE has determined in good faith that such restrictions or limitations are customary for similar transactions as of the date of such refinancing and (3) a Responsible Officer of AYE has determined in good faith that such restrictions or limitations could not reasonably be expected to result in a Material Adverse Effect), (F) any agreement for the sale or disposition of Assets permitted under Section 5.02(e), provided that such restrictions and conditions apply only to the Asset that is to be sold or the proceeds thereof, (G) any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which AYE or any of its Subsidiaries is a party, entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the Assets of AYE or such Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other Asset of AYE or such Subsidiary or the assets or property of any other Subsidiary, (H) customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, which restrictions when taken as a whole, as determined in good faith by a Responsible Officer of AYE, are not materially more restrictive than any similar restrictions in effect on the Closing Date, (I) any negative pledge provided for in joint venture agreements, stockholder or partnership agreements, or organizational documents relating to joint ventures or partnerships or agreements relating to the Buffalo Reserve Project, (J) any such restrictions or limitations contained in any other agreement in effect on the Closing Date and any amendments, modifications, restatements, renewals or replacements thereof that are not materially more restrictive, taken as a whole, as determined in good faith by a Responsible Officer of AYE, than the restrictions or limitations in existence on the Closing Date, (K) the terms of any Equity Interest, Preferred Interest or Debt issued to refinance any MPC Preferred Stock so long as a Responsible Officer of AYE has determined in good faith that any restrictions on the ability of MPC to declare or pay any dividend or other distribution in respect of its Equity Interests to AYE or any of its Subsidiaries imposed on MPC as a result of the refinancing of MPC Preferred Stock (i) are customary for similar transactions as of the date of such refinancing and, if any, such restrictions are applicable to MPC in accordance with this Agreement immediately prior to such refinancing, are no more onerous than the most onerous of such existing restrictions and (ii) could not reasonably be expected to result in a Material Adverse Effect and (L) the Constituent Documents of any Buffalo Creek SPV, or any agreement to which AYE or a Buffalo Creek SPV is a party relating to the Buffalo Reserve Project, so long as such restrictions or limitations could not reasonably be expected to result in a Material Adverse Effect.

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(i) Sale-Leaseback Transactions. Create, incur, assume or suffer to exist with respect to AYE, or permit any of its Subsidiaries (other than any AESC Company) to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback unless the sale of such property is not otherwise prohibited under Section 5.02(e) and any Capitalized Lease created as part of such transaction is not otherwise prohibited under Section 5.02(b) or any Lien arising as part of such transaction is not otherwise prohibited by Section 5.02(a). For the avoidance of doubt, the sale, lease, transfer, swap, exchange or other disposition of Assets permitted pursuant to Section 5.02(e)(viii)(C) shall not constitute a sale and leaseback of Assets that is subject to this Section 5.02(i).

(j) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in its Fiscal Year.

(k) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy or make any unscheduled payment, in each case, prior to the scheduled maturity thereof in any manner, whether directly or indirectly, or make any payment in violation of any subordination terms of, any Debt of AYE, or amend, modify or change in any manner any material term or condition of any such Debt, other than (i) prepayment of Debt outstanding under this Agreement, (ii) to the extent required to effectuate or resulting from any sale of Assets which is permitted under Section 5.02(e) and (iii) any other prepayment or redemption of Debt (A) which is refinanced and prepaid with the proceeds of Permitted Refinancing Debt permitted to be incurred under Section 5.02(b)(xvi), or (B) with a maturity date prior to the Final Maturity Date; provided that, except where such prepayment or redemption is or is to be made with the proceeds of Permitted Refinancing Debt permitted to be incurred under Section 5.02(b)(xvi), after giving pro forma effect to such prepayment or redemption, the aggregate amount of the Unused Commitments is equal to or greater than $100,000,000.

(l) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions (including take-or-pay contracts, long term fixed price off-take contracts and contracts for the sale of power for which physical delivery is not available) unless the same (i) is consistent with the policy on Corporate Energy Risk Policy (as amended from time to time) approved by such Borrower’s board of directors or (ii) has been approved in writing by the Required Lenders.

(m) Compliance with ERISA. (i) Terminate, or permit any of its ERISA Affiliates to terminate, any Plan so as to result in any liability to it or any ERISA Affiliate, which could reasonably be expected to have a Material Adverse Effect, or (ii) permit to exist any Termination Event with respect to a Plan which could reasonably be expected to have a Material Adverse Effect to the extent such Termination Event is within the control of AYE.

SECTION 5.03. Reporting Covenants of AYE. AYE covenants and agrees that on and after the date hereof and until the Notes, together with all accrued interest thereon, fees and all other Senior Debt Obligations (other than contingent indemnification obligations not yet due and payable) are paid in full and all Commitments and each Letter of Credit shall have terminated, AYE will furnish to the Administrative Agent and each Lender Party (it being

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understood that delivery to the Administrative Agent for posting by the Administrative Agent of each of the following items on a electronic website shall constitute delivery to each Lender Party by AYE and the Administrative Agent hereby agrees to post on an electronic website or otherwise distribute to the Lender Parties any such item delivered by AYE to the Administrative Agent):

(a) Default Notices. As soon as possible and in any event within five Business Days after any Responsible Officer of any Borrower becomes aware of the occurrence of (i) any Default or (ii) any event, development or occurrence reasonably likely to have a Material Adverse Effect, in the case of clause (i) or (ii), continuing on the date of such statement, a statement of a Responsible Officer of AYE setting forth the details of such Default or event, development or occurrence (as applicable) and, in each case, the actions, if any, which AYE has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 15 days after they are required to be filed with the SEC, a copy of the annual audit report for such year for AYE and its Subsidiaries including therein a Consolidated balance sheet of AYE and its Subsidiaries as of the end of such Fiscal Year and Consolidated statement of income and a Consolidated statement of cash flows of AYE and its Subsidiaries for such Fiscal Year, in each case accompanied by a report that is unqualified or is otherwise reasonably acceptable to the Required Lenders of Pricewaterhouse Coopers (or such other independent public accountants of recognized standing acceptable to the Required Lenders), as filed with the SEC, together with, for each Fiscal Year, (i) a certificate of such accounting firm stating that in the course of the regular audit of the business of AYE and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, nothing has come to such accounting firm’s attention that would cause it to believe that AYE has failed to comply with the covenants set forth in Section 5.04, (ii) a schedule in form satisfactory to the Administrative Agent of the computations prepared by AYE and used by such accounting firm in determining, as to the fourth quarter of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, AYE shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP as in effect as of the Closing Date and (iii) a certificate of the Chief Financial Officer of AYE stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that AYE has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of AYE and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of AYE and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter, as filed with the SEC, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of AYE as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is

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continuing, a statement as to the nature thereof and the action that AYE has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by AYE in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, AYE shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP as in effect as of the Closing Date.

(d) Budget. As soon as available, but in no event later than 30 days after the commencement of each Fiscal Year of AYE, forecasts prepared by management of AYE, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets, income statements and cash flow statements of AYE and its Subsidiaries on a quarterly basis for such Fiscal Year and on an annual basis for such Fiscal Year setting forth the assumptions used for purposes of preparing the budget and promptly when available, any significant revisions to such budget.

(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority, domestic or foreign, affecting AYE or any of its Subsidiaries of the type described in Section 4.01(e), and promptly after the occurrence thereof, notice of any change in respect of the Disclosed Litigation described on Schedule 3.01(b) which could reasonably be expected to have a Material Adverse Effect.

(f) [Intentionally Omitted]

(g) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by AYE or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(h) Other Information. (i) Promptly after receipt thereof by AYE or any of its Subsidiaries, a copy of any “management letter” received by such Person from its certified public accountants and the management’s response thereto.

(ii) [Intentionally Omitted]

(iii) No later than one day prior to the anticipated receipt by AYE or any Regulated Subsidiary of Net Cash Proceeds from any sale or other disposition of any Assets of AYE or such Subsidiary the proceeds of which are required to be applied to prepay L/C Borrowings, the Advances or Cash Collateralize the L/C Obligations in accordance with Section 2.06, a certificate of a Responsible Officer of AYE setting forth (A) a description of the transaction giving rise to such Net Cash Proceeds, (B) the date or dates upon which such Net Cash Proceeds are anticipated to be received by AYE or such Subsidiary, (C) the amount of Net Cash Proceeds anticipated to be received on such date or each of such dates (together with a

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schedule detailing the calculations necessary to determine the amount of such Net Cash Proceeds), and (D) the amount of such Net Cash Proceeds that it is anticipated will be applied to pay any L/C Borrowings, prepay the Advances or Cash Collateralize the L/C Obligations.

(iv) Such other information respecting the business or properties, or the condition or operations, financial or otherwise, of AYE or any of its Subsidiaries as the Administrative Agent or any Lender Party acting through the Administrative Agent may from time to time reasonably request.

SECTION 5.04. Financial Covenants. So long as any Advance or any other Senior Debt Obligation (other than contingent indemnification obligations not yet due and payable) of any Borrower shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, AYE will not:

(a) Interest Coverage Ratio. Permit the Interest Coverage Ratio at the end of a fiscal quarter to be less than (i) 2.00:1.00 for the fiscal quarter ending on June 30, 2006, (ii) 2.25:1.00 for each fiscal quarter commencing with the fiscal quarter ending on September 30, 2006 through the fiscal quarter ending on December 31, 2006, (iii) 2.30:1.00 for the fiscal quarter ending on March 31, 2007, (iv) 2.40:1.00 for the fiscal quarter ending on June 30, 2007, (iv) 2.50:1.00 for the fiscal quarter ending on September 30, 2007, (v) 3.00:1.00 for each fiscal quarter commencing with the fiscal quarter ending on December 31, 2007 through the fiscal quarter ending on June 30, 2011.

(b) Leverage Ratio. Permit the Leverage Ratio to be greater than (i) 6.75:1.00 at the end of each fiscal quarter commencing with the fiscal quarter ending on March 31, 2006 through the fiscal quarter ending on December 31, 2006, (ii) 6.25:1.00 at the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2007 through the fiscal quarter ending on December 31, 2008, (iii) 4.00:1.00 at the end of each fiscal quarter commencing with the fiscal quarter ending on March 31, 2009 through the fiscal quarter ending on December 31, 2009, (iv) 3.50:1.00 at the end of each fiscal quarter commencing with the fiscal quarter ending on March 31, 2010 through the fiscal quarter ending on June 30, 2011.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events, conditions or occurrences (each, an “Event of Default”) shall occur and be continuing:

(a) (i) any Borrower shall fail to pay any principal of any Advance or any L/C Obligation when the same shall become due and payable or (ii) any Borrower shall fail to pay any interest on any Advance or any L/C Obligation, or any Borrower shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or

(b) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

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(c) any Borrower or any of its Subsidiaries shall fail to perform or observe any term, covenant or agreement contained in Section 2.15, 5.01(f), 5.02 (other than Section 5.02(l)), 5.03(a) or 5.04; or

(d) any Borrower or any of its Subsidiaries shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(j), 5.02(l) or 5.03 (other than Section 5.03(a) and 5.03(e)) and such failure shall remain unremedied for 30 days after the date on which a Responsible Officer of any Borrower becomes aware of such failure; provided that with respect to Section 5.03(h)(iii) no Event of Default shall have occurred as a result of the failure to deliver the notice contemplated thereby if AYE has made the prepayment associated therewith pursuant to Section 2.06(b); or

(e) any Borrower any of its Subsidiaries shall fail to perform or observe any other covenant or agreement (not specified in Section 6.01(a), 6.01(c) or 6.01(d) above) contained in any Loan Document on its part to be performed or observed and such failure shall remain unremedied for 60 days after the date on which a Responsible Officer of such Borrower becomes aware of such failure; or

(f) (i) AYE or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt under the Loan Documents or Debt which is subject to Contest) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) or with respect to any Hedge Agreement with an Agreement Value of more than $25,000,000 either individually or in the aggregate or (B) fails to observe or perform any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, (1) such Debt to be demanded, become due, repurchased, prepaid, defeased or redeemed (automatically or otherwise), (2) an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or (3) cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which AYE or any Subsidiary is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which AYE or any Subsidiary is an Affected Party (as defined in such Hedge Agreement) and, in either event, the termination value owed by AYE or such Subsidiary as a result thereof is greater than the $40,000,000 either individually or in the aggregate; or

(g) any Insolvency Proceeding shall occur with respect to AYE or any of its Subsidiaries; or

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(h) there is entered against AYE or any of its Subsidiaries (i) any final judgment or order for the payment of money in an amount exceeding $40,000,000 either individually or in the aggregate other than in respect of the Merrill Lynch Litigation (to the extent not covered by independent third-party insurance by an insurer that is rated at least “A” by A.M. Best Company and such coverage is not the subject of a bona fide dispute), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in the case of (i) or (ii), (y) enforcement proceedings are commenced by any creditor upon such judgment or order and such proceedings are not stayed within 10 Business Days, or (z) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) any material provision of any Loan Document shall be canceled, terminated, declared to be null and void or shall otherwise cease to be valid and binding on any Borrower, in each case, as determined in a final, non-appealable judgment of a court of competent jurisdiction, or any Borrower shall deny in writing any further liability or obligation under any provision of any Loan Document; provided, however, that the foregoing provisions of this clause (i) shall not apply to any Loan Document that is canceled, terminated, declared to be null and void or which ceases to be valid or binding on any Borrower in accordance with its terms or by agreement of the requisite parties thereto; or

(j) a Change of Control shall occur; or

(k) as a result of, or in connection with, an ERISA Event that shall have occurred with respect to a Plan, AYE or any Subsidiary or any ERISA Affiliate has incurred or is reasonably expected to incur liability in an amount exceeding, in the aggregate with any amounts applicable under clauses (l) and (m) of this Section 6.01, $25,000,000; or

(l) AYE, any of its Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by AYE, any of its Subsidiaries and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds, in the aggregate with any amounts applicable under clauses (k) and (m) of this Section 6.01, $25,000,000 or requires payments exceeding $25,000,000 per annum; or

(m) AYE or any of its Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of AYE, its Subsidiaries and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding, in the aggregate with any amounts applicable under clauses (k) and (l) of this Section 6.01, $25,000,000;

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then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare all or any part of the Commitments of each Lender Party and the obligation of each Lender Party to make Advances and of the Issuing Banks to make L/C Credit Extensions to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) (I) by notice to the Borrowers, declare all or any part of the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents owing to the Lenders to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that upon the occurrence of any Event of Default described in Section 6.01(g), (1) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances and of the Issuing Banks to make L/C Credit Extensions shall automatically be terminated and (2) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender.

SECTION 6.02. Actions in Respect of Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon each Borrower to, and forthwith upon such demand such Borrower will, Cash Collateralize, for deposit in the Cash Collateral Account, an amount equal to the Outstanding Amount of all L/C Obligations for which such Borrower is the Related Borrower. If at any time the Administrative Agent determines that any Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the Cash Collateral is less than the Outstanding Amount of all L/C Obligations for which a Borrower is the Related Borrower, such Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, additional Cash Collateral to be deposited and held in the Cash Collateral Account, in an amount equal to the excess of (a) such aggregate Outstanding Amount of all L/C Obligations for which such Borrower is the Related Borrower over (b) the total amount of Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action. Each Lender Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all

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Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or Applicable Law. The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by any Borrower or any other Person pursuant to the terms of this Agreement or any other Loan Documents.

SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (b) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected in good faith by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. CNAI, CGMI, Citibank, CSCI and Affiliates. With respect to its Commitment, the Advances made by it, the L/C Credit Extensions and the Notes issued to it, CNAI, CGMI, Citibank and CSCI shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent or an Arranger Party, respectively; and the terms “Lender”, “Lenders”, “Revolving Lender”, “Revolving Lenders”, “Term Lender” or “Term Lenders” shall, unless otherwise expressly indicated, include each of CNAI, CGMI, Citibank and CSCI in its individual capacity, as applicable. CNAI, CGMI, Citibank and CSCI and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Borrower, any Subsidiary of any Borrower and any Person that may do business with or own securities of any Borrower or any such Subsidiary, all as if CNAI, CGMI, Citibank and CSCI were not the Administrative Agent or an Arranger Party, respectively, and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger

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Party or any other Lender Party, and based on the financial statements referred to in Sections 4.01(f), 5.03(b) and 5.03(c) hereto and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents to which it is a party. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents to which it is a party.

SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify the Administrative Agent and the Arranger Parties (in each case to the extent not promptly reimbursed by the Borrowers) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or any Arranger Party, as the case may be, in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent or any Arranger Party under the Loan Documents (collectively, the “Indemnified Costs”); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting directly and primarily from the Administrative Agent’s or such Arranger Party’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent and each Arranger Party promptly upon demand for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by any Borrower under Section 8.04, to the extent that the Administrative Agent or such Arranger Party is not promptly reimbursed for such costs and expenses by such Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b) Each Lender severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by any Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents (including the issuance or transfer of, or payment or failure to pay under, any Letter of Credit); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting directly and primarily from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by any Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by such Borrower.

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(c) For purposes of this Section 7.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders and (ii) their respective Pro Rata Shares of the L/C Obligations outstanding at such time; provided that the aggregate principal amount of L/C Credit Extensions owing to such Issuing Bank shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to reimburse the Administrative Agent, any Arranger Party or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent, any Arranger Party or any Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent, any Arranger Party or any Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent, any Arranger Party or any Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrowers and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

SECTION 7.07. Liability. Neither the Administrative Agent nor any Arranger Party shall be liable for any error of judgment or for any act done or omitted to be done by it in good faith or for any mistake of fact or law, or for anything it may do or refrain from doing, except to the extent that any such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from its gross negligence or willful misconduct.

SECTION 7.08. Treatment of Lenders. Each of the Administrative Agent and the Arranger Party may treat the Lender Parties as the holders of Commitments or L/C Credit

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Extensions and as the absolute owners thereof for all purposes under this Agreement and the other Loan Documents unless the Administrative Agent and the Arranger Party shall receive notice to the contrary from such Lender Party.

SECTION 7.09. Miscellaneous. (a) Instructions. The Administrative Agent shall have the right at any time to seek instructions concerning the administration of its duties and obligations hereunder or under any other Loan Documents from the Lenders or any court of competent jurisdiction. In the event there is any disagreement between the parties to this Agreement and the terms of this Agreement do not unambiguously mandate the action the Administrative Agent is to take or not to take in connection therewith under the circumstances then existing, or the Administrative Agent is in doubt as to what action it is required to take or not to take, the Administrative Agent (other than the actions required of it under the final sentence of Section 7.01) shall be entitled to refrain from taking any action until directed otherwise in writing by a request signed jointly by the Required Lenders or by order of a court of competent jurisdiction.

(b) No Obligation. None of the provisions of this Agreement or the other Loan Documents shall be construed to require the Administrative Agent to expend or risk its own funds or otherwise to incur any personal financial liability in the performance of any of its duties hereunder or thereunder. The Administrative Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or the other Loan Documents, at the request or direction of any Borrower, or any Lender Party, (i) if any action it has been requested or directed to take would be contrary to Applicable Law, or (ii) unless the Administrative Agent shall have been offered security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction (including interest thereon from the time incurred until reimbursed).

SECTION 7.10. Arranger Parties. Except as set forth in Sections 7.03 and 8.12, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger”, “lead arranger”, “joint book runner” or “syndication agent”, shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc.. No amendment or waiver of any provision of this Agreement and the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and, in the case of an amendment only, the Borrowers, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment waiver or consent shall, unless in writing and signed by: (a)

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all of the Lenders at any time amend (i) this Section 8.01, (ii) the term “Required Lenders” or (iii) any other provision or definition of this Agreement relating to the percentage of consent required for any amendment, waiver or consent under this Agreement (other than pursuant to clause (b)), (b) all of the Revolving Lenders amend the term “Required Revolving Lenders”; and (c) all of the Lenders affected thereby, at any time (i) reduce the principal of, or rates of interest on, the Notes or any fees or other amounts payable hereunder or extend or postpone any scheduled dates for payment thereof (including pursuant to Section 2.05, 2.06 or 2.07), (ii) extend the Final Maturity Date, (iii) increase any Commitment or subject any Lender Party to any additional obligation, (iv) increase the amount of any Letter of Credit that, in each case, shall be required for the Required Lenders or any of them to take any action hereunder, (v) alter any provision of this Agreement requiring the pro rata sharing of payments among the Lender Parties, (vi) modify any provision or definition of this Agreement or of Exhibit C relating to the percentage of consents required in connection with any assignment or participation of any right or obligation under this Agreement, (vii) limit the liability of any Borrower hereunder or under any of the Notes and (viii) amend the definition of “Interest Period” so as to allow the durations of Interest Periods to be in excess of six months without regard to the availability to all Lenders of such duration; provided further that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuing Banks, as the case may be, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or any Issuing Bank under this Agreement, and (B) Section 8.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by any SPV at the time of such amendment, waiver or other modification.

SECTION 8.02. Notices, Etc. (a) Notices and other communications provided for hereunder shall be either (i) in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied or otherwise delivered or (ii) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), if to any Borrower, to or care of AYE, at its address at Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, PA 15601, Fax: (724) 830-5151, Attention: General Counsel and Chief Financial Officer; if to any Initial Lender, the Initial Issuing Bank, any Lender or any Issuing Bank, at its Domestic Lending Office; and if to the Administrative Agent, at its address at Two Penns Way, New Castle, DE 19720; Attention: Bank Loan Syndications Department; or, as to any Borrower or the Administrative Agent, at such other address as shall be designated by AYE (on its own behalf or on behalf of AESC) or the Administrative Agent, as the case may be, in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to AYE and the Administrative Agent, provided that materials required to be delivered pursuant to Sections 5.03(b) and 5.03(c) shall be delivered to the Administrative Agent as specified in Section 8.02(b) or as otherwise specified to AYE by the Administrative Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, Article III or Article VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

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(b) So long as CNAI is the Administrative Agent, each Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under the Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, each Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(c) Each Borrower further agrees that the Administrative Agent may make the Communications available to the Lender Parties by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that receipt of notice to it (as provided in the next

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sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.03. No Waiver, Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) AYE agrees to pay within 30 days (or earlier if, and to the extent, required under Article III) after the presentation of an invoice all reasonable third-party costs and expenses of (i) the Administrative Agent in connection with the administration of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (but without duplication of such obligation under any other Loan Document) and (ii) the Administrative Agent and the Arranger Parties in connection with the preparation, negotiation, execution and delivery of this Agreement, the Notes, the other Loan Documents and the other documents to be delivered hereunder or thereunder, including (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, audit expenses and, where appropriate, registration of all Loan Documents and (B) the reasonable fees and expenses of counsel for the Administrative Agent. AYE further agrees to pay on demand all costs and expenses of the Administrative Agent, each Arranger Party and each Lender Party, if any (including reasonable counsel fees and expenses), in connection with (1) the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, the other Loan Documents and the other documents to be delivered hereunder or thereunder, including reasonable fees and expenses of counsel for the Administrative Agent, each Arranger Party and each Lender Party; (2) the exercise or enforcement of any of the rights of the Administrative Agent, any Arranger Party or any Lender Party under any Loan Document; (3) the failure by any Borrower to perform or observe any of the provisions hereof; and (4) any amendments, modifications, waivers or consents required or requested under the Loan Documents.

(b) Each Borrower agrees to indemnify and hold harmless the Administrative Agent, each Arranger Party and each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents, trustees, attorneys and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) or relating to (i) execution, amendment or administration of

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this Agreement, the other Loan Documents, any Letter of Credit, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances or any L/C Borrowings, (ii) the issuance or transfer of, or payment or failure to pay under, any Letter of Credit or (iii) the actual or alleged presence of Hazardous Materials requiring remediation or other response pursuant to Environmental Law on any property of such Borrower or any of its Subsidiaries or any Environmental Action relating in any way to such Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower also agrees not to assert any claim against the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents, attorneys and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or any Letter of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) The indemnities provided by each Borrower pursuant to this Agreement shall survive the expiration, cancellation, termination or modification of this Agreement or the other Loan Documents, the resignation or removal of the Administrative Agent, and the provision of any subsequent or additional indemnity by any Person.

(d) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06(a), 2.10(b) or 2.11(c), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if any Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, such Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advances.

(e) If any Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Borrower by the Administrative Agent or any Lender Party, in its sole discretion.

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SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.02, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender Party or such Affiliate to or for the credit or the account of any Borrower against any and all of the Obligations of such Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. The Administrative Agent and each Lender Party agrees promptly to notify the Borrowers after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that the Administrative Agent, such Lender Party and their respective Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective at such time as it shall have been executed by the Borrowers and the Administrative Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender Party and their respective successors and assigns, except that each Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 8.07. Assignments and Participations. (a) Each Lender Party may and, if requested by AYE (following (i) a demand by such Lender Party for the payment of additional compensation pursuant to Section 2.11 or 2.13, (ii) an assertion by such Lender Party pursuant to Section 2.09 that it is unlawful for such Lender Party to make Eurodollar Rate Advances or (iii) a failure by such Lender Party to approve any amendment or waiver pursuant to Section 8.01, provided that such amendment or waiver would otherwise have been effective but for such Lender Party’s failure, together with the failure of any other Lender Party to which AYE has made a similar request under this clause (a), to approve such amendment or waiver, provided further that, with respect to clause (iii), such failure to approve shall have continued for a period of not less than five Business Days following written notice by AYE to such Lender Party of such request by AYE) shall, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including (y) all or a portion of its Revolving Commitment, the Revolving Advances owing to it, L/C Credit Extensions and the Revolving Note or Revolving Notes held by it, and/or (z) all or a portion of its Term Commitment, the Term Advances owing to it, and the Term Note or Term Notes held by it), including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender Party, an Affiliate of any Lender Party or an Approved Fund or an assignment of all of a Lender Party’s rights and obligations under this Agreement, the aggregate amount of (A) any Term Commitment or Term Advance being assigned to such Person pursuant to such assignment

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(determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (or such lesser amount as shall be approved by the Administrative Agent) and shall be in increments of $1,000,000 in excess thereof, or (B) any Revolving Commitment or Revolving Advance being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (or such lesser amount as shall be approved by the Administrative Agent) and shall be in increments of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee; provided that the Issuing Bank shall have sole discretion to consent to such Person being an Eligible Assignee, (iii) (A) with respect to any Term Commitment or any Term Advance, no such assignments shall be permitted without the consent of the Administrative Agent (such consent not to be unreasonably withheld) and, so long as no Specified Default has occurred and is continuing, the consent of AYE (such consent not to be unreasonably withheld), except assignments to any other Lender Party, an Affiliate of any Lender, an Approved Fund or to any Federal Reserve Bank, and (B) with respect to any Revolving Commitment, Revolving Advance, L/C Credit Extension or L/C Borrowing, no such assignments shall be permitted without the consent of any Issuing Bank acting in its sole discretion, the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, so long as no Specified Default has occurred and is continuing, the consent of AYE (such consent not to be unreasonably withheld), except, with respect to AYE’s consent only, assignments to any other Lender Party, an Affiliate of any Lender, any Approved Fund or to any Federal Reserve Bank, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 (such fee to be paid by AYE if such assignment is being made pursuant to a request of AYE therefor under this Section 8.07(a)); provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more Approved Funds and (v) with respect to Revolving Commitment or Revolving Advance, each such assignment thereof shall be made on a pro rata basis with respect to each of (A) such Revolving Lender’s Revolving Advances and L/C Credit Extensions and (B) such Revolving Lender’s Revolving Commitment; provided further that (I) each such assignment made as a result of a request by AYE pursuant to this Section 8.07(a) shall be arranged by AYE with the approval of the Administrative Agent, which approval shall not be unreasonably withheld or delayed, and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that, in the aggregate, cover all of the rights and obligations of the assigning Lender under this Agreement and (II) no Lender shall be obligated to make any such assignment as a result of a demand by AYE pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, and from AYE and/or one or more Eligible Assignees in an aggregate amount equal to all other amounts payable to such Lender under this Agreement and the other Loan Documents (including, without limitation, any amounts owing under Section 2.11, 2.13 or 8.04).

(b) Any Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of any Letter of Credit Commitment at any time;

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provided, however, that (i) each such assignment shall be to an Eligible Assignee, (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (iii) so long as no Specified Default has occurred and is continuing, AYE has consented to the assignment (such consent not to be unreasonably withheld).

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.13 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(d) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement and each other Loan Document, together with copies of the financial statements referred to in Sections 4.01(f), 5.03(b) and 5.03(c) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Loan Document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender or Issuing Bank, as the case may be.

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(e) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitments of, and principal amount of the Advances and L/C Borrowings owing to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Revolving Commitment or Term Commitment, as the case may be, assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Revolving Commitment or Term Commitment, as the case may be, hereunder, a new Note to the order of such assigning Lender in an amount equal to the Revolving Commitment or Term Commitment, as the case may be, retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or Exhibit A-2, as applicable.

(g) Each Lender Party may sell participations to one or more Persons (other than any Borrower or any Affiliate of any Borrower) in or to all or a portion of its rights and obligations under this Agreement (including (i) all or a portion of its Revolving Commitment, the Revolving Advances owing to it, L/C Credit Extensions and the Revolving Note or Revolving Notes (if any) held by it, and/or (ii) all or a portion of its Term Commitment, the Term Advances owing to it, and the Term Note or Term Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including its Revolving Commitment and L/C Credit Extensions or Term Commitment, as the case may be) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

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(h) Notwithstanding anything in this Agreement to the contrary (including any other provision regarding assignments, participations, transfers or novations), any Lender (a “Granting Lender”) may, without the consent of any other party hereto, grant to a special purpose vehicle (whether a corporation, partnership, limited liability company, trust or otherwise, an “SPV”) sponsored or managed by the Granting Lender or any Affiliate thereof, a participation in all or any part of any Advance (including the Commitment therefor) that such Granting Lender has made or will make pursuant to this Agreement; provided that (i) such Granting Lender’s obligations under this Agreement (including its Commitment) shall remain unchanged; (ii) such Granting Lender shall remain the holder of its Note for all purposes under this Agreement; and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under the Loan Documents. Each party hereto hereby agrees that (A) no SPV will be entitled to any rights or benefits that a Lender would not otherwise be entitled to under this Agreement or any other Loan Document; and (B) an SPV may assign its interest in any Advance under this Agreement to any Person that would constitute a Lender subject to the satisfaction of all requirements for an assignment by any Lender set forth in this Section 8.07. Notwithstanding anything in this Agreement to the contrary, the Granting Lender and any SPV may, without the consent of any other party to this Agreement, and without limiting any other rights of disclosure of the Granting Lender under this Agreement, disclose on a confidential basis any non-public information relating to its funding of its Advances to (1) (in the case of the Granting Lender) any actual or prospective SPV, (2) (in the case of an SPV) its lenders, sureties, reinsurers, guarantors or credit liquidity enhancers, (3) their respective directors, officers, and advisors, and (4) any rating agency.

(i) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to any Borrower furnished to such Lender Party by or on behalf of such Borrower, subject to the requirements set forth in Section 8.12.

(j) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it and the Note or Notes held by it) to secure the obligations of such Lender Party, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender Party as a party hereto.

SECTION 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

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SECTION 8.09. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.11. Waiver of Jury Trial. Each Borrower, the Administrative Agent and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, any Letter of Credit or the actions of the Administrative Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

SECTION 8.12. Confidentiality. (a) Neither the Administrative Agent, any Arranger Party nor any Lender Party may, without the prior written consent of AYE, disclose to any Person (i) any confidential, proprietary or non-public information of the Borrowers furnished to the Administrative Agent, the Arranger Parties or the Lender Parties by the Borrowers (such information being referred to collectively herein as the “Confidential Information”) or (ii) the fact that the Confidential Information has been made available or any of the terms, conditions or other facts with respect to the Confidential Information, in each case except as permitted by Section 8.07 or this Section 8.12 and except that the Administrative Agent, each of the Arranger Parties and each of the Lender Parties may disclose Confidential Information (i) to its and its Affiliates’ employees, officers, directors, agents and advisors (collectively, “Representatives”) who need to know the Confidential Information for the purpose of administering or enforcing its rights under this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby or for the discharge of their duties (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory

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authority having jurisdiction over it or to the extent necessary for purposes of enforcing this Agreement or any other Loan Document, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.12, to any assignee or pledgee of or participant in, or any prospective assignee or pledgee of or participant in, any of its rights or obligations under this Agreement (including any funding vehicle organized to undertake or effectuate such securitization, collateralization or other transaction, its lenders, sureties, reinsurers, swap counterparties, guarantors or credit liquidity enhancers, their respective directors, officers, and advisors, and any rating agency), so long as the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and such Persons have agreed in writing (or with respect to any rating agency, in writing or otherwise) to keep such Confidential Information confidential on substantially the same terms as provided herein, (vii) to the extent such Confidential Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.12 by the Administrative Agent, such Arranger Party or such Lender Party, or (B) is or becomes available to the Administrative Agent, such Arranger Party or such Lender Party on a nonconfidential basis from a source other than a Borrower and (viii) with the consent of AYE.

(b) Neither the Administrative Agent, any Arranger Party nor any Lender Party shall, without the prior written consent of AYE, use, either directly or indirectly, any of the Confidential Information except in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

(c) Notwithstanding the foregoing, any of the parties hereto may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement and the other Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such U.S. tax treatment and U.S. tax structure.

(d) In the event that the Administrative Agent, any Arranger Party or any Lender Party becomes legally compelled to disclose any of the Confidential Information otherwise than as contemplated by Section 8.12(a), the Administrative Agent, such Arranger Party or such Lender Party shall provide AYE with notice of such event promptly upon its obtaining knowledge thereof (provided that it is not otherwise prohibited by Applicable Law from giving such notice) so that AYE may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Administrative Agent, such Arranger Party or such Lender Party shall furnish only that portion of the Confidential Information that it is legally required to furnish and shall cooperate with AYE’s counsel to enable AYE to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(e) In the event of any breach of this Section 8.12, AYE shall be entitled to equitable relief (including injunction and specific performance) in addition to all other remedies available to it at law or in equity.

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(f) Neither the Administrative Agent, any Arranger Party nor any Lender Party shall make any public announcement, advertisement, statement or communication regarding any Borrower, its Affiliates (insofar as such announcement, advertisement, statement or communication relates to such Borrower or the transactions contemplated hereby) or this Agreement or the transactions contemplated hereby without the prior consent of AYE (such consent not to be unreasonably withheld or delayed).

(g) The obligations of the Administrative Agent, each Arranger Party and each Lender under this Section 8.12 shall survive for a period of one year following the termination or expiration of this Agreement.

SECTION 8.13. Benefits of Agreement. Nothing in this Agreement or any other Loan Document, express or implied, shall give to any Person, other than the parties hereto, each Indemnified Party and each of their successors and permitted assigns under this Agreement or any other Loan Document, any benefit or any legal or equitable right or remedy under this Agreement; provided that each Indemnified Party and its successors and assigns shall not have any benefit or any legal or equitable right or remedy under this Agreement other than as provided by Section 8.04(b).

SECTION 8.14. Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, then to the extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.15. Limitations. (a) The obligations, liabilities or responsibilities of any party hereunder shall be limited to those obligations, liabilities or responsibilities expressly set forth and attributed to such party pursuant to this Agreement or otherwise applicable under Applicable Law.

(b) In no event shall any Indemnified Party be liable for, and each Borrower hereby agrees not to assert any claim against any Indemnified Party, on any theory of liability, for consequential, incidental, indirect, punitive or special damages arising out of or otherwise relating to the Notes, this Agreement, the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances or L/C Credit Extensions.

SECTION 8.16. Survival. (a) Without prejudice to any agreement of any Borrower hereunder or under any other Loan Document, the indemnification and expense reimbursement obligations of such Borrower contained in the Existing Credit Agreement shall survive the Closing Date and the payment in full of principal, interest and all other amounts payable thereunder.

(b) Notwithstanding anything in this Agreement to the contrary, Sections 2.08(c), 7.05, 7.10, 8.04, 8.10, 8.11, 8.12 and 8.16 shall survive any termination of this Agreement. In addition, each representation and warranty made or deemed to be made hereunder shall survive the making of such representation and warranty, and no Lender Party shall be deemed to have waived, by reason of making any Advance or making any payment pursuant thereto, any Default that may arise by reason of such representation or warranty proving

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to have been false or misleading, notwithstanding that such Lender Party may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance or L/C Credit Extension was made.

SECTION 8.17. USA Patriot Act Notice. Each Lender Party and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender Party or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALLEGHENY ENERGY, INC.,
as Borrower

By	/s/ Suzanne C. Lewis
Name: Suzanne C. Lewis
Title: Vice President and Treasurer

AYE Refinancing Credit Agreement

ALLEGHENY ENERGY SUPPLY COMPANY, LLC,
as Borrower

By	/s/ Suzanne C. Lewis
Name: Suzanne C. Lewis
Title: Treasurer

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CITICORP NORTH AMERICA, INC.,
as Administrative Agent

By	/s/ Kevin A. Ege
Name: Kevin A. Ege
Title: Vice President

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CITICORP NORTH AMERICA, INC.,
as Initial Lender

By	/s/ Kevin A. Ege
Name: Kevin A. Ege
Title: Vice President

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THE BANK OF NOVA SCOTIA,
as Initial Lender

By	/s/ Thane Rattew
Name: Thane Rattew
Title: Managing Director

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BANK OF AMERICA, N.A.,
as Initial Lender

By	/s/ Kevin Wagley
Name: Kevin Wagley
Title: Senior Vice President

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CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Initial Lender

By	/s/ Thomas R. Cantello
Name: Thomas R. Cantello
Title: Vice President

By	/s/ Gregory S. Richards
Name: Gregory S. Richards
Title: Associate

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JP MORGAN CHASE BANK, N.A.,
as Initial Lender

By	/s/ Mike Deforge
Name: Mike DeForge
Title: Vice President

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BARCLAYS BANK PLC,
as Initial Lender

By	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

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PNC BANK, N.A.,
as Initial Lender

By	/s/ Dorothy G.W. Brailer
Name: Dorothy G.W. Brailer
Title: Vice President

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UNION BANK OF CALIFORNIA, N.A.,
as Initial Lender

By	/s/ Susan K. Johnson
Name: Susan K. Johnson
Title: Vice President

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LEHMAN COMMERCIAL PAPER INC.,
as Initial Lender

By	/s/ Frank P. Turner
Name: Frank P. Turner
Title: Vice President

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BNP PARIBAS,
as Initial Lender

By	/s/ Francis J. Delaney
Name: Francis J. Delaney
Title: Managing Director

By	/s/ Ralph Scholtz
Name: Ralph Scholtz
Title: Managing Director

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GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Initial Lender

By	/s/ William W. Archer
Name: William W. Archer
Title: Managing Director

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BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH,
as Initial Lender

By	/s/ William W. Hunter
Name: William W. Hunter
Title: Director

By	/s/ Martha G. Martinez
Name: Martha G. Martinez
Title: Associate Director
Bayerische Hypo-Und Vereinsbank A.G.

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BEAR STEARNS CORPORATE LENDING INC.,
as Initial Lender

By	/s/ Victor Bulzacchelli
Name: William W. Archer
Title: Vice President

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SCHEDULE I

AYE REFINANCING CREDIT AGREEMENT

COMMITMENTS AND APPLICABLE LENDING OFFICES

Commitments and Applicable Lending Offices

Lender	Revolving Credit Commitment US$ Dollars	Term Commitment US$ Dollars	Euro Lending Office	U.S. Lending Office
Citicorp North America, Inc.	55,260,885.61	24,739,114.39

Citicorp North America, Inc.

c/o Citigroup Global Markets

388 Greenwich Street, 21st Floor

New York, NY 10013

ATTN: Stuart J. Murray

Telephone: 212-816-8597

Fax: 212-816-8098

E-mail: stuart.j.murray@citigroup.com

Citicorp North America, Inc.

c/o: Citigroup Global Markets

388 Greenwich Street, 21st Floor

New York, NY 10013

ATTN: Stuart J. Murray

Telephone: 212-816-8597

Fax: 212-816-8098

E-mail: stuart.j.murray@citigroup.com

Credit Suisse, Cayman Islands Branch	55,260,885.61	24,739,114.39

Credit Suisse, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

ATTN: Tom Cantello / Greg Richards

Telephone: 212-325-6865 or 212-538-1244

Fax: 212-325-8321 or 917-326-8522

E-mail: thomas.cantello@credit-suisse.com

gregory.richards@credit-suisse.com

Credit Suisse, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

ATTN: Tom Cantello / Greg Richards

Telephone: 212-325-6865 or 212-538-1244

Fax: 212-325-8321 or 917-326-8522

E-mail: thomas.cantello@credit-suisse.com

gregory.richards@credit-suisse.com

AYE Refinancing Credit Agreement

SCHEDULE I

TO THE CREDIT AGREEMENT

The Bank of Nova Scotia	41,445,664.21	18,554,335.79

The Bank of Nova Scotia

26/F One Liberty Plaza

New York, NY 10006

ATTN: Isabel Abella / Tim Finneran

Tel: 212-225-5305

Fax: 212-225-5480

E-mail: isabel_abella@scotiacapital.com

tim_finneran@scotiacapital.com

The Bank of Nova Scotia

26/F One Liberty Plaza

New York, NY 10006

ATTN: Isabel Abella / Tim Finneran

Tel: 212-225-5305

Fax: 212-225-5480

E-mail: isabel_abella@scotiacapital.com

tim_finneran@scotiacapital.com

Operations Contact:

The Bank of Nova Scotia

720 King Street West, 2nd Floor

Toronto, Ontario M5V 2T3

ATTN: Karen Lam / Clement Yu / Tamara Mohan

Telephone: 212-225-5706 / 5705

E-mail: karen_lam@scotiacapital.com

clement_yu@scotiacapital.com

tamara_mohan@scotiacapital.com

Operations Contact:

The Bank of Nova Scotia

720 King Street West, 2nd Floor

Toronto, Ontario M5V 2T3

ATTN: Karen Lam / Clement Yu / Tamara Mohan

Telephone: 212-225-5706 / 5705

E-mail: karen_lam@scotiacapital.com

clement_yu@scotiacapital.com

tamara_mohan@scotiacapital.com

SCHEDULE I

TO THE CREDIT AGREEMENT

Bank of America, N.A.	34,538,053.51	15,461,946.49

Bank of America, N.A.

100 North Tryon Street

Charlotte, NC 28255

ATTN: Kevin R. Wagley / Jacob Dowden

Telephone: 704-388-6006 or 704-386-5784

Fax: 704-409-0097 or 704-602-5741

E-mail: kevin.r.wagley@bankofamerica.com

jacob.dowden@bankofamerica.com

Operations Contact:

Bank of America, N.A.

901 Main Street, 14th Floor

Dallas, TX 75202

ATTN: Jacqueline Archuleta

Telephone: 214-209-2135

Fax: 214-290-8372

E-mail: jacqueline.archuleta@bankofamerica.com

Bank of America, N.A.

100 North Tryon Street

Charlotte, NC 28255

ATTN: Kevin R. Wagley / Jacob Dowden

Telephone: 704-388-6006 or 704-386-5784

Fax: 704-409-0097 or 704-602-5741

E-mail: kevin.r.wagley@bankofamerica.com

jacob.dowden@bankofamerica.com

Operations Contact:

Bank of America, N.A.

901 Main Street, 14th Floor

Dallas, TX 75202

ATTN: Jacqueline Archuleta

Telephone: 214-209-2135

Fax: 214-290-8372

E-mail: jacqueline.archuleta@bankofamerica.com

Barclays Bank PLC	34,538,053.51	15,461,946.49

Barclays Bank PLC

200 Park Avenue, 4th Floor

New York, NY 10166

ATTN: Nicholas Bell

Telephone: 212-412-4029

Fax: 212-412-7600

E-mail: nicholas.bell@barcap.com

Administrative Contact:

Barclays Capital Services LLC

200 Cedar Knolls Road

Whippany, NJ 07981

ATTN: Erik Hoffman

Telephone: 973-576-3709

Fax: 973-576-3014

E-mail: erik.hoffman@barcap.com

Barclays Bank PLC

200 Park Avenue, 4th Floor

New York, NY 10166

ATTN: Nicholas Bell

Telephone: 212-412-4029

Fax: 212-412-7600

E-mail: nicholas.bell@barcap.com

Administrative Contact:

Barclays Capital Services LLC

200 Cedar Knolls Road

Whippany, NJ 07981

ATTN: Erik Hoffman

Telephone: 973-576-3709

Fax: 973-576-3014

E-mail: erik.hoffman@barcap.com

SCHEDULE I

TO THE CREDIT AGREEMENT

JPMorgan Chase Bank, N.A.	34,538,053.51	15,461,946.49

JPMorgan Chase Bank, N.A.

1111 Fannin 10th Floor

Houston, TX 77002

Primary Credit Contact:

JPMorgan Chase

270 Park Avenue, 4th Floor

New York City, NY 10017

ATTN: Michael J. DeForge

Telephone: 212-270-1656

Fax: 212-270-3089

E-mail: michael.j.deforge@jpmorgan.com

Operations Contact:

JPMorgan Chase Bank, N.A.

1111 Fannin 10th Floor

Houston, TX 77002

ATTN: Marshella Williams

Telephone: 713-427-5309

Fax: 713-427-6307

E-mail: marshella.b.williams@chase.com

JPMorgan Chase Bank, N.A.

1111 Fannin 10th Floor

Houston, TX 77002

Primary Credit Contact:

JPMorgan Chase

270 Park Avenue, 4th Floor

New York City, NY 10017

ATTN: Michael J. DeForge

Telephone: 212-270-1656

Fax: 212-270-3089

E-mail: michael.j.deforge@jpmorgan.com

Operations Contact:

JPMorgan Chase Bank, N.A.

1111 Fannin 10th Floor

Houston, TX 77002

ATTN: Marshella Williams

Telephone: 713-427-5309

Fax: 713-427-6307

E-mail: marshella.b.williams@chase.com

SCHEDULE I

TO THE CREDIT AGREEMENT

PNC Bank, National Association	34,538,053.51	15,461,946.49

PNC Bank, National Association

One PNC Plaza, 249 Fifth Avenue

Pittsburgh, PA 15222

ATTN: Dorothy Brailer / Dale Stan

Telephone: 412-762-3440 / 7867

Fax: 412-762-2571

E-mail: dorothy.brailer@pnc.com

dale.stan@pnc.com

Operations Contact:

PNC Bank, National Association

500 First Avenue

Pittsburgh, PA 15222

ATTN: Courtnay Wilson

Telephone: 412-768-7236

Fax: 412-768-4586

E-mail: courtnay.wilson@pnc.com

PNC Bank, National Association

One PNC Plaza, 249 Fifth Avenue

Pittsburgh, PA 15222

ATTN: Dorothy Brailer / Dale Stan

Telephone: 412-762-3440 / 7867

Fax: 412-762-2571

E-mail: dorothy.brailer@pnc.com

dale.stan@pnc.com

Operations Contact:

PNC Bank, National Association

500 First Avenue

Pittsburgh, PA 15222

ATTN: Courtnay Wilson

Telephone: 412-768-7236

Fax: 412-768-4586

E-mail: courtnay.wilson@pnc.com

SCHEDULE I

TO THE CREDIT AGREEMENT

Union Bank of California, N.A.	29,061,305.32	13,010,123.68

Union Bank of California, N.A.

445 South Figueroa Street, 15th Floor

Los Angeles, CA 90071

ATTN: David Musicant / Chad Canfield / Susan Johnson

Telephone: 213-236-5023 / 6175 / 4125

Fax: 213-236-4096 / 5095

E-mail: david.musicant@uboc.com

chad.canfield@uboc.com

susan.johnson@uboc.com

Operations Contact:

Union Bank of California, N.A.

1980 Saturn Street

Monterey Park, CA 91754

ATTN: Silvia Crux / Ruby Gonzales

Telephone: 323-720-2870 / 7055

Fax: 323-720-2252

E-mail: silvia.crux@uboc.com

ruby.gonzales@uboc.com

Union Bank of California, N.A.

445 South Figueroa Street, 15th Floor

Los Angeles, CA 90071

ATTN: David Musicant / Chad Canfield / Susan Johnson

Telephone: 213-236-5023 / 6175 / 4125

Fax: 213-236-4096 / 5095

E-mail: david.musicant@uboc.com

chad.canfield@uboc.com

susan.johnson@uboc.com

Operations Contact:

Union Bank of California, N.A.

1980 Saturn Street

Monterey Park, CA 91754

ATTN: Silvia Crux / Ruby Gonzales

Telephone: 323-720-2870 / 7055

Fax: 323-720-2252

E-mail: silvia.crux@uboc.com

ruby.gonzales@uboc.com

SCHEDULE I

TO THE CREDIT AGREEMENT

Lehman Commercial Paper Inc.	29,011,964.95	12,988,035.05

Lehman Commercial Paper Inc.

c/o Lehman Brothers

High Yield Loan Portfolio Group

745 Seventh Avenye, 5th Floor

New York, NY 10019

ATTN: Frank Turner / Nelva Hatcher

Telephone: 212-526-1463/3441

Fax:646-758-1986

E-mail: fturner@lehman.com

Lehman Commercial Paper Inc.

c/o Lehman Brothers

High Yield Loan Portfolio Group

745 Seventh Avenye, 5th Floor

New York, NY 10019

ATTN: Frank Turner / Nelva Hatcher

Telephone: 212-526-1463/3441

Fax:646-758-1986

E-mail: fturner@lehman.com

Operations Contact:

Lehman Commercial Paper Inc.

c/o Lehman Brothers

Deal Closing & Servicing Department

745 Seventh Avenue, 5th Floor

New York, NY 10019

ATTN: Cindy Eng

Telephone: 212-526-6560

Fax: 212-520-0450

E-mail: cieng@lehman.com

Operations Contact:

Lehman Commercial Paper Inc.

c/o Lehman Brothers

Deal Closing & Servicing Department

745 Seventh Avenue, 5th Floor

New York, NY 10019

ATTN: Cindy Eng

Telephone: 212-526-6560

Fax: 212-520-0450

E-mail: cieng@lehman.com

SCHEDULE I

TO THE CREDIT AGREEMENT

BNP Paribas	17,269,026.75	7,730,973.25

BNP Paribas

787 Seventh Avenue, 3rd Floor

New York, NY 10019

ATTN: Project Finance & Utilities

Telephone: 212-841-2845 / 2922

Fax: 212-841-2146

E-mail: francis.delaney@americas.bnpparibas.com

manoj.khatri@americas.bnpparibas.com

Operations Contact:

BNP Paribas

919 Third Avenue

New York, NY 10019

ATTN: Project Finance & Utilities

Telephone: 212-471-6635

Fax: 212-471-6697

E-mail: gabriel.candamo@americas.bnpparibas.com

BNP Paribas

787 Seventh Avenue, 3rd Floor

New York, NY 10019

ATTN: Project Finance & Utilities

Telephone: 212-841-2845 / 2922

Fax: 212-841-2146

E-mail: francis.delaney@americas.bnpparibas.com

manoj.khatri@americas.bnpparibas.com

Operations Contact:

BNP Paribas

919 Third Avenue

New York, NY 10019

ATTN: Project Finance & Utilities

Telephone: 212-471-6635

Fax: 212-471-6697

E-mail: gabriel.candamo@americas.bnpparibas.com

Goldman Sachs Credit Partners L.P.	17,269,026.75	7,730,973.25

Goldman Sachs Credit Partners L.P.

1 New York Plaza, 42nd Floor

New York, NY 10014

Primary Contact:

Goldman Sachs Credit Partners L.P.

30 Hudson Street, 17th Floor

Jersey City, NJ 07302

ATTN: Phillip Green / Kristen Renzulli

Telephone: 212-357-7570 / 9345

Fax: 212-357-4597

E-mail: phillip.f.green@gs.com

kristen.renzulli@gs.com

Goldman Sachs Credit Partners L.P.

1 New York Plaza, 42nd Floor

New York, NY 10014

Primary Contact:

Goldman Sachs Credit Partners L.P.

30 Hudson Street, 17th Floor

Jersey City, NJ 07302

ATTN: Phillip Green or Kristen Renzulli

Telephone: 212-357-7570 / 9345

Fax: 212-357-4597

E-mail: phillip.f.green@gs.com

kristen.renzulli@gs.com

SCHEDULE I

TO THE CREDIT AGREEMENT

Bayerische Hypo-und Vereinsbank AG, New York Branch	10,361,416.05	4,638,583.95

Bayerische Hypo-und Vereinsbank AG

New York Branch

150 East 42nd Street

New York, NY 10017

ATTN: Elizabeth A. Donahue / Joseph Geraghty

Telephone: 212-672-6132 / 5694

Fax: 212-672-5523

E-mail: beth_donahue@hvbamericas.com

joseph_geraghty@hvbamericas.com

Operations Contact:

Bayerische Hypo-und Vereinsbank AG

New York Branch

150 East 42nd Street

New York, NY 10017

ATTN: Marguerite Gomes

Telephone: 212-672-6031 or 212-671-7596

Fax: 212-672-6024

E-mail: N/A

Bayerische Hypo-und Vereinsbank AG

New York Branch

150 East 42nd Street

New York, NY 10017

ATTN: Elizabeth A. Donahue / Joseph Geraghty

Telephone: 212-672-6132 / 5694

Fax: 212-672-5523

E-mail: beth_donahue@hvbamericas.com

joseph_geraghty@hvbamericas.com

Operations Contact:

Bayerische Hypo-und Vereinsbank AG

New York Branch

150 East 42nd Street

New York, NY 10017

ATTN: Marguerite Gomes

Telephone: 212-672-6031 or 212-671-7596

Fax: 212-672-6024

E-mail: N/A

Bear Stearns Corporate Lending Inc.	6,907,610.70	3,092,389.30

Bear Stearns Corporate Lending Inc.

c/o: Bear, Stearns & Co. Inc.

383 Madison Avenue, 8th Floor

New York, NY 10179

ATTN: Evan Kaufman / Randall Trombley

Telephone: 212-272-0920 / 8871

Fax: 917-849-0792 or 212-272-9184

E-mail: ekaufman@bear.com

rtrombley@bear.com

Bear Stearns Corporate Lending Inc.

c/o: Bear, Stearns & Co. Inc.

383 Madison Avenue, 8th Floor

New York, NY 10179

ATTN: Evan Kaufman / Randall Trombley

Telephone: 212-272-0920 / 8871

Fax: 917-849-0792 or 212-272-9184

E-mail: ekaufman@bear.com

rtrombley@bear.com

TOTAL:	400,000,000.00	179,071,429.00

SCHEDULE 1.01(a)

AYE REFINANCING CREDIT AGREEMENT

EXISTING L/Cs

Account of	Issuing Bank	Bank Letter of Credit Reference Number	Beneficiary	Amount	Amounts Drawn
Allegheny Energy, Inc.	Scotia Bank	LC# 91093/80085	The Bank of New York	$9,488,000.70	$0
Allegheny Energy, Inc.	Scotia Bank	LC# 91233/80085	Merrill Lynch	$125,000,000.00	$0
Allegheny Energy, Inc.	Scotia Bank	LC# 92095/80085	Tennessee Valley Authority	$1,000,000.00	$0

SCHEDULE 3.01(a)

AYE REFINANCING CREDIT AGREEMENT

JURISDICTIONS

Allegheny Energy, Inc.

Maryland

Illinois

Pennsylvania

Allegheny Energy Supply Company, LLC

Delaware

Arizona

California

District of Columbia

Illinois

Indiana

Maryland

Nevada

New Jersey

Ohio

Pennsylvania

Virginia

West Virginia

SCHEDULE 4.01(c)

AYE REFINANCING CREDIT AGREEMENT

GOVERNMENTAL APPROVALS AND FILINGS

Company	Government Granting Approval	Entity Granting Approval	Order Number	Date of Issuance	Brief Description
Allegheny Energy Supply Company, LLC	United States	Federal Energy Regulatory Commission	88 FERC 61,303	September 30, 1999. As succeeded by letter order dated Jan. 20, 2000 in Docket No. ER00-814-000	Granting blanket authorization for issuance of securities and assumption of liabilities under section 204 of Federal Power Act

SCHEDULE 4.01(e)

AYE REFINANCING CREDIT AGREEMENT

DISCLOSED LITIGATION

For a description of the cases included herein, see Note 18, Commitments and Contingencies, in the Notes to Consolidated Financial Statements of Allegheny Energy, Inc.’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2006.

This schedule incorporates by reference, and reference should be made to, Schedule 4.01(k) Certain Environmental Matters of this Credit Agreement and Note 18, Commitments and Contingencies, in Allegheny Energy, Inc.’s Form 10-Q for the quarterly period ended March 31, 2006, referenced above.

Nevada Power Contracts

Federal Energy Regulatory Commission

U.S. Court of Appeals for the 9th Circuit – Federal Docket No. 03-74208

Nevada Power Company and Sierra Pacific Resources, Inc., Plaintiffs

v. Duke Energy Trading and Marketing, LLC, Enron Power Marketing, Inc., El Paso Merchant Energy,

American Electric Power Services Corp., Morgan Stanley Capital Group, Inc., Calpine Energy Services

L.P., Mirant Americas Energy Marketing, L.P., Reliant Energy Services, Inc., BP Energy Company,

Allegheny Energy Supply Company, LLC, Defendants

Sierra/Nevada

U.S. District Court for the District of Nevada – Docket No. CV-S-03-0357-KJD-LRL

Sierra Pacific Resources, Inc., Nevada Power Company and Sierra Pacific Power Company, Plaintiffs

v. Merrill Lynch Company, Inc., Merrill Lynch Capital Services, Inc., Allegheny Energy, Inc. Allegheny

Energy Supply Company, Inc., Defendants

Litigation Involving Merrill Lynch

U.S. District Court for the Southern District of New York – Docket No. 02-CV-7689

Merrill Lynch & Co., Inc., Merrill Lynch Capital Services, Inc., ML IBK Positions, Inc., Plaintiffs

v. Allegheny Energy, Inc. and Allegheny Energy Supply Company, LLC, Defendants

Putative Shareholder, Benefit Plan Class Actions and Derivative Actions

U.S. District Court for the District of Maryland Docket No. 03 MD 1518

In re Allegheny Energy, Inc. Securities Litigation

Putative shareholder class action lawsuits against AE and several of its former senior managers.

U.S. District Court for the District of Maryland Docket No. 03-MD 1518

In re Allegheny Energy, Inc. Securities Litigation (ERISA)

Putative benefit plan class actions against AE, a former senior manager and members of AE’s Board of Directors.

New York Supreme Court County of New York Docket No. 03/110860

James Fiore, derivatively on behalf of Allegheny Energy, Inc., Plaintiff

v. Allegheny Energy, Inc., et al., Defendants

Shareholder derivative action filed against members of AE’s Board of Directors and several former senior managers.

Suits Related to the Gleason Generating Facility

Circuit Court for Weakley County, Tennessee – Docket No. 3872

Danny Joe Melton and Justin Melton, David Andrews, etux, Lisa Andrews, Norman Dotson, etux, Linda Dotson, Brent Griffin, etux, Denise Griffin, Kevin Johnson and Doug Johnson, Kevin Johnson, etux, Cynthia Johnson, Danny Joe Melton and Linda McMackin, Justin Melton, etux, Wendy Melton, Leora Robison, etux, Bobbye Robison, Coy Segraves, etux, Martha Segraves, John M. Trevathan etux,, Dixie A. Trevathan, David Vaughn, etux, Peggy Vaughn, Terry Wainscott, etux, Cathy Wainscott, Floyd Lee Bell, etux, Beverly C. Bell, Donald Lawrence, etux, Patsy Lawrence, John Burroughs, etux, Carolyn Burroughs, John Burroughs III, a minor, By next of friend and natural guardians John Burroughs, etux, Carolyn Burroughs, Cory Borroughs, a minor, By next of friend and natural guardians John Burroughs, etux, Carolyn Burroughs, Northwest Tennessee Motorsports Park LLC, Justin Melton and Danny Joe Melton, A partnership, dba, M & M Race Cars, James Hoskins, etux, Betty Hoskins, Nancy Boyd, Plaintiffs,

v. Allegheny Energy Supply Gleason Generating Facility, Co, LLC, Industrial Development Board of Weakley County, Tennessee, James Twyman, individually, 15 John Does and 15 Jane Does, Defendants.

Harrison Fuel Litigation

Circuit Court of Marion County, West Virginia – Civil Action No. 01-C-279

Harrison Fuel, Inc. and Jeffrey C. Votaw, Plaintiffs

v. Monongahela Power Company, Monongahela Power Company d/b/a Allegheny Power, Allegheny Energy Service Corporation, and Claude D. Frantz, individually, Defendants.

Litigation with Mobotec

Court of Common Pleas of Greene County, Pennsylvania – Docket No. AD 606 of 2004

MobotecUSA, Plaintiff

v. Allegheny Energy Supply Company, LLC, Allegheny Energy, Inc., Mark Scaccia and Does 1 through 20, inclusive, Defendants

Ordinary Course of Business

Allegheny Energy Inc. and its Subsidiaries are from time to time involved in litigation and other legal disputes in the ordinary course of business. Allegheny Energy Inc. is of the belief that there are no other legal proceedings that could have a material adverse effect on its business or financial condition.

SCHEDULE 4.01(f)

AYE REFINANCING CREDIT AGREEMENT

DISCLOSED INFORMATION

None.

SCHEDULE 4.01(k)

AYE REFINANCING CREDIT AGREEMENT

CERTAIN ENVIRONMENTAL MATTERS

This Schedule incorporates by reference, and reference should be made to, Note 18, Commitments and Contingencies, in the Notes to Consolidated Financial Statements of Allegheny Energy, Inc.’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2006.

Clean Air Act Matters

Allegheny Energy, Inc. (“AYE”) and all of its subsidiaries (collectively “Allegheny”) currently meet applicable standards for particulate matter emissions at their generation facilities through the use of high-efficiency electrostatic precipitators, cleaned coal, flue-gas conditioning, optimization software, fuel combustion modifications and, at times, through reduction of output. From time to time, minor excursions of stack emission opacity that are normal to fossil fuel operations are experienced and are accommodated by the regulatory process. Allegheny meets current emission standards for sulfur dioxide (“SO2”) by using emission controls, burning low-sulfur coal, purchasing cleaned coal (which has lower sulfur content), blending low-sulfur coal with higher sulfur coal and utilizing emission allowances.

Allegheny’s compliance with the Clean Air Act of 1970 (the “Clean Air Act”) has required, and may require in the future, that Allegheny install post-combustion control technologies on many of its generation facilities. The Clean Air Interstate Rule (“CAIR”) promulgated by the U.S. Environmental Protection Agency (the “EPA”) on March 10, 2005 may accelerate the need to install this equipment by phasing out a portion of currently available allowances.

The Clean Air Act mandates annual reductions of SO2 and created a SO2 emission allowance trading program. Allegheny Energy Supply Company, LLC (“AE Supply”) and Monongahela Power Company (“Mon Power”) comply with current SO2 emission standards through a system-wide plan combining the use of emission controls, low sulfur fuel and emission allowances. Based on current forecasts, Allegheny estimates that it may have an SO2 allowance market exposure of less than 10,000 tons in 2006 and approximately 20,000 tons and 75,000 tons in 2007 and 2008, respectively. Allegheny’s allowance needs, to a large extent, are affected at any given time by the amount of output produced and the types of fuel used by its generation facilities, as well as the implementation of environmental controls. Therefore, there can be no assurance that Allegheny’s need to purchase SO2 allowances for these periods will not vary from current estimates. Allegheny continues to evaluate options for continuing compliance, and current plans include the installation of scrubbers at its Fort Martin generation facility by year-end 2009, the elimination of a scrubber bypass at its Pleasants generation facility by 2008 and consideration of scrubbers at its Hatfield generation facility.

Allegheny meets current emission standards for nitrogen oxides (“NOX”) by using low NOX burners, Selective Catalytic Reduction, Selective Non-Catalytic Reduction and over-fire air and optimization software, as well as through the use of emission allowances. Allegheny is currently evaluating its options for CAIR compliance. In 1998, the EPA finalized its NOx State Implementation Plan (“SIP”) call rule (known as the “NOx SIP call”), which addressed the regional transport of ground-level ozone and required the equivalent of a uniform 0.15 lb/mmBtu emission rate throughout a 22-state region, including Pennsylvania, Maryland and West Virginia.

AE Supply and Mon Power are completing installation of NOx controls to meet the Pennsylvania, Maryland and West Virginia SIP calls. The NOx compliance plan functions on a system-wide basis, similar to the SO2 compliance plan. AE Supply and Mon Power also have the option, in some cases, to purchase alternate fuels or NOx allowances, if needed, to supplement their compliance strategies. Allegheny estimates that its emission control activities, in concert with its inventory of banked allowances, will facilitate its compliance with NOx limits established by the SIP through 2008. Allegheny’s current capital expenditure forecast includes the expenditure of $2 million of capital costs during 2007 for additional NOX emission controls. Allegheny’s allowance needs, to a large extent, are affected at any given time by the amount of output produced and the types of fuel used by its generation facilities. Therefore, there can be no assurance that Allegheny’s need to purchase NOX allowances for these periods will not vary from current estimates.

On March 15, 2005, the EPA issued the Clean Air Mercury Rule (“CAMR”) establishing a cap and trade system designed to reduce mercury emissions from coal-fired power plants in two phases during 2010 and 2018. This rule will be implemented through state implementation plans currently under development. The rule has been challenged by several parties. Allegheny is currently assessing CAMR and its strategy for compliance. The Pennsylvania Department of Environmental Protection (the “PA DEP”) has announced plans to propose a more aggressive mercury control rule in the summer of 2006. Allegheny is assessing the draft rule to determine what, if any, effect it would have on Allegheny’s Pennsylvania operations that may be above and beyond the requirements of CAMR.

Additionally, Maryland passed the Healthy Air Act in early 2006. This legislation imposes state-wide emission caps on SO2 and NOX, requires that greater reductions in mercury emissions be made more quickly than would be required by CAMR and mandates that Maryland join the Regional Greenhouse Gas Initiative and participate in that coalition’s regional efforts to reduce carbon dioxide emissions. The Act does provide a conditional exemption for the R. Paul Smith power station, provided that PJM declares the station vital to reliability in the Baltimore/Washington DC metropolitan area. The Maryland Department of the Environment is now charged with developing regulations to implement the requirements of this legislation. Allegheny is assessing the new legislation to determine what, if any, effect it could have on Allegheny’s Maryland operations.

In August 2000, AYE received a letter from the EPA requesting that it provide information and documentation relevant to the operation and maintenance of the following ten electric generation facilities, which collectively include 22 generation units: Albright, Armstrong, Fort Martin, Harrison, Hatfield’s Ferry, Mitchell, Pleasants, Rivesville, R. Paul Smith and Willow Island. AE Supply and Mon Power own these generation facilities. The letter requested information under Section 114 of the Clean Air Act to determine compliance with the Clean Air Act and related requirements, including potential application of the new source review (“NSR”) standards of the Clean Air Act, which can require the installation of additional air pollution control equipment when the major modification of an existing facility results in an increase in emissions. AYE has provided responsive information to this and a subsequent request. At this time, AYE is engaged in discussions with the EPA with respect to environmental matters, including NSR issues.

If NSR requirements are imposed on Allegheny’s generation facilities, in addition to the possible imposition of fines, compliance would entail significant capital investments in pollution control technology. There are three recent, significant federal court decisions that have addressed the application of NSR requirements to electric utility generation facilities: the Ohio Edison decision, the Duke Energy decision and the Alabama Power decision. The Ohio Edison decision is favorable to the EPA. The Duke Energy and Alabama Power decisions support the industry’s understanding of NSR requirements. The U.S. Court of Appeals for the Fourth Circuit affirmed the Duke Energy decision on June 15, 2005.

On May 20, 2004, AYE, AE Supply, Mon Power and West Penn Power Company (“West Penn”) received a Notice of Intent to Sue Pursuant to Clean Air Act §7604 (the “Notice”) from the Attorneys General of New York, New Jersey and Connecticut and from PA DEP. The Notice alleged that Allegheny made major modifications to some of its West Virginia facilities in violation of the Prevention of Significant Deterioration (“PSD”) provisions of the Clean Air Act at the following coal-fired facilities: Albright Unit No. 3; Fort Martin Units No. 1 and 2; Harrison Units No. 1, 2 and 3; Pleasants Units No. 1 and 2 and Willow Island Unit No. 2. The Notice also alleged PSD violations at the Armstrong, Hatfield’s Ferry and Mitchell generation facilities in Pennsylvania and identifies PA DEP as the lead agency regarding those facilities. On September 8, 2004, AYE, AE Supply, Mon Power and West Penn received a separate Notice of Intent to Sue from the Maryland Attorney General that essentially mirrored the previous Notice.

On January 6, 2005, AE Supply and Mon Power filed a declaratory judgment action against the Attorneys General of New York, Connecticut and New Jersey in federal District Court in West Virginia (“West Virginia DJ Action”). This action requests that the Court declare that AE Supply’s and Mon Power’s coal-fired generation facilities in Pennsylvania and West Virginia comply with the Clean Air Act. The Attorneys General filed a motion to dismiss the West Virginia DJ Action. It is possible that the EPA and other state authorities may join or move to transfer the West Virginia DJ Action.

On June 28, 2005, the PA DEP and the Attorneys General of New York, New Jersey, Connecticut and Maryland filed suit against AYE, AE Supply and the Distribution Companies (collectively, Mon Power, West Penn and The Potomac Edison Company) in the U.S. District Court for the Western District of Pennsylvania (the “PA Enforcement Action”). This action alleges NSR violations under the federal Clean Air Act and the Pennsylvania Air Pollution Control Act at the Hatfield’s Ferry, Armstrong and Mitchell facilities in Pennsylvania. The PA Enforcement Action appears to raise the same issues regarding Allegheny’s Pennsylvania generation facilities that are before the federal District Court in the West Virginia DJ Action, except that the PA Enforcement Action also includes the PA DEP and the Maryland Attorney General. On January 17, 2006, the PA DEP and the Attorneys General filed an amended complaint. On February 15, 2006, Allegheny filed a motion to dismiss the amended complaint. On April 19, 2006 the magistrate judge assigned to the PA Enforcement Action issued a report and recommendation that Allegheny’s motion to dismiss be denied.

In 2003, the EPA issued the Equipment Replacement Rule, which sets forth a clearer set of rules for projects that may be undertaken without triggering NSR requirement. This rule would apply the Routine Maintenance, Repair and Replacement (“RMRR”) exception to the NSR requirement in a manner that is more consistent with the energy industry’s historical compliance approach. That rule was challenged by some states and environmental groups and, on December 24, 2003, the U.S. Court of Appeals for the District of Columbia Circuit issued an order to stay the implementation of that rule. On March 17, 2006, the Court issued a final decision declaring the rule unauthorized under the Clean Air Act. NSR requirements will continue to be interpreted under the pre-rule regulations and case law. Allegheny had established an NSR review process under the original regulatory program and does not expect the March 2006 appellate court decision in this matter to have any significant impact on its operations. At this time, AYE and its subsidiaries are not able to determine the effect that these actions may have on them.

On February 16, 2005, Citizens for Pennsylvania’s Future, an environmental group, sued AE Supply in the U.S. District Court for the Western District of Pennsylvania. The action alleges violations of opacity limits and particulate matter emission limits at the Hatfield’s Ferry generation facility.

Allegheny intends to vigorously pursue and defend against the environmental matters described above but cannot predict their outcomes.

Canadian Toxic-Tort Class Action

On June 30, 2005, AE Supply, Mon Power and Allegheny Generating Company, along with 18 other companies with coal-fired generation facilities, were named as defendants in a toxic-tort, purported class action lawsuit filed in the Ontario Superior Court of Justice. On behalf of a purported class comprised of all persons residing in Ontario within the past six years (and/or their family members or heirs), the named plaintiffs allege that the defendants negligently failed to prevent their generation facilities from emitting air pollutants in such a manner as to cause death and multiple adverse health effects, as well as economic damages, to the plaintiff class. The plaintiffs seek damages in the approximate amount of Canadian $49.1 billion (approximately US $41.6 billion, assuming an exchange rate of 1.18 Canadian dollars per US dollar), along with continuing damages in the amount of Canadian $4.1 billion per year and punitive damages of Canadian $1.0 billion (approximately US $3.5 billion and US $850 million, respectively, assuming an exchange rate of 1.18 Canadian dollars per US dollar) along with such other relief as the Court deems just. Allegheny has not yet been served with this lawsuit. Allegheny intends to vigorously defend against this action but cannot predict its outcome.

Global Warming Class Action

On April 19, 2006, AYE, along with numerous other companies with coal-fired generation facilities and companies in other industries, was named as a defendant in a class action in the United States District Court for the Southern District of Mississippi. On behalf of a purported class of residents and property owners in Mississippi who were harmed by Hurricane Katrina, the named plaintiffs allege that the emission of greenhouse gases by defendants contributed to global warming, thereby causing Hurricane Katrina and plaintiffs’ damages. The plaintiffs seek unspecified damages. AYE has not yet been served with this lawsuit. AYE intends to vigorously defend against this action but cannot predict its outcome.

Claims Related to Alleged Asbestos Exposure

The Distribution Companies have been named as defendants, along with multiple other defendants, in pending asbestos cases alleging bodily injury involving multiple plaintiffs and multiple sites. These suits have been brought mostly by seasonal contractors’ employees and do not involve allegations of either the manufacture, sale or distribution of asbestos-containing products by Allegheny. These asbestos suits arise out of historical operations and are related to the installation and removal of asbestos-containing materials at Allegheny’s generation facilities. Allegheny’s historical operations were insured by various foreign and domestic insurers, including Lloyd’s of London. Asbestos-related litigation expenses have to date been reimbursed in full by recoveries from these historical insurers, and Allegheny believes that it has sufficient insurance to respond fully to the asbestos suits. Certain insurers, however, have contested their obligations to pay for the future defense and settlement costs relating to the asbestos suits. Allegheny is currently involved in two asbestos insurance-related actions, Certain Underwriters at Lloyd’s, London et al. v. Allegheny Energy, Inc. et al., Case No. 21-C-03-16733 (Washington County, Md.), and Monongahela Power Company et al. v. Certain Underwriters at Lloyd’s London and London Market Companies, et al., Civil Action No. 03-C-281 (Monongalia County, W.Va.). The parties in these actions are seeking an allocation of responsibility for historic and potential future asbestos liability.

Allegheny and numerous others are plaintiffs in a similar action filed against Zurich Insurance Company in California, Fuller-Austin Asbestos Settlement Trust, et al. v. Zurich-American Insurance Co., et al., Case No. CGC 04 431719 (Superior Court of California, County of San Francisco).

In connection with a settlement, Allegheny received payment from one of its insurance companies in the amount of $625,000 on July 5, 2005, with the next payment of $625,000 due July 1, 2006. As part of the settlement, Allegheny released this insurance company from potential liabilities associated with claims against Allegheny alleging asbestos exposure.

Allegheny does not believe that the existence or pendency of either the asbestos suits or the actions involving its insurance will have a material impact on its consolidated financial position, results of operations or cash flows. Allegheny believes that it has established adequate reserves, net of insurance receivables and recoveries, to cover existing and future asbestos claims. As of March 31, 2006, Allegheny had 801 open cases remaining in West Virginia and five open cases remaining in Pennsylvania.

Allegheny intends to vigorously pursue these matters but cannot predict their outcomes.

Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”) Claim

On March 4, 1994, Mon Power and certain affiliated companies received notice that the EPA had identified them as potentially responsible parties (“PRPs”) with respect to the Jack’s Creek/Sitkin Smelting Superfund Site in Pennsylvania. Initially, approximately 175 PRPs were involved; however, the current number of active PRPs has been reduced as a result of settlements with de minimis contributors and other contributors to the site. The costs of remediation will be shared by all past and active responsible parties. In 1999, a PRP group that included Mon Power and certain affiliated companies entered into a consent order with the EPA to remediate the site. It is currently estimated that the total remediation costs to be borne by all of the responsible parties will not exceed $20.0 million. Allegheny has an accrued liability representing its estimated share of the remediation costs as of March 31, 2006.

PADEP Administrative Order – Forward Township Landslide

On March 7, 2005, The Pennsylvania Department of Environmental Protection (PADEP) issued an Administrative Order to Allegheny requesting records pertaining to coal supply and ash management practices at Mitchell Power Station for the period 1945-1955. PADEP is conducting an investigation of a landslide in Forward Township, Allegheny County, PA believed to contain combustion materials. PADEP has since asked for information relating to post-1955 ash disposal. Allegheny is fully cooperating with the investigation and has provided responsive material. Nothing found to date indicates that coal combustion by-products from the Mitchell Power Station were used for fill in the area in question. At this time, Allegheny is not able to determine the effect that this action may have on it.

SCHEDULE 4.01(n)

AYE REFINANCING CREDIT AGREEMENT

MATERIAL DEBT FOR BORROWED MONEY

Amounts as of April 30, 2006

Allegheny Energy, Inc.

	Instrument	Obligor/Issuer	Creditor/Trustee	Amount	Maturity
1	Credit Agreement	AYE	Citicorp North America, Inc.	$700,000,000	June 16, 2010
2	Guarantee Agreement dated March 16, 2001	AYE	Merrill Lynch Capital Services, Inc.	$50,000,000
3	Guarantee Agreement dated April 6, 2006	AYE	Constellation Energy Commodities Group, Inc.	$5,000,000

Allegheny Energy Service Corporation

None

Allegheny Ventures, Inc.
	Instrument	Obligor/Issuer	Creditor/Trustee	Amount	Maturity
1	Guarantee - to cover third party financing July 1, 2001	AYE	BFL Funding, II, LLC	$8,523,000

Green Valley Hydro, LLC

None

Allegheny Capital Trust 1

None

SCHEDULE 4.01(o)

AYE REFINANCING CREDIT AGREEMENT

EXISTING LIENS

Cash deposit made by AYE with AYE’s captive insurance program, Energy Insurance Bermuda, in the amount of $517,500. This cash deposit was made in lieu of a letter of credit.

SCHEDULE 5.01(j)

AYE REFINANCING CREDIT AGREEMENT

TRANSACTIONS WITH AFFILIATES

I. Affiliate Energy Contracts

(a) Power Sales Agreement between The Potomac Edison Company and Allegheny Energy Supply Company, LLC for Maryland dated January 1, 2001, as supplemented by the Memorandum of the Operating Committee dated October 1, 2001, Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002, Amendment No. 2 to the Memorandum of the Operating Committee effective January 1, 2003, Amendment No. 3 to the Memorandum of the Operating Committee effective January 1, 2004, Amendment No. 4 to the Memorandum of the Operating Committee effective August 1, 2004, Amendment No. 5 to the Memorandum of the Operating Committee effective January 1, 2005, and Amendment No. 6 to the Memorandum of the Operating Committee effective January 1, 2006; and

2006 Full Requirements Service Agreement between The Potomac Edison Company dba Allegheny Power and Allegheny Energy Supply Company, LLC for Maryland dated December 7, 2005.

(b) Power Sales Agreement between The Potomac Edison Company and Allegheny Energy Supply Company, LLC for Virginia dated January 1, 2001, as supplemented by the Memorandum of the Operating Committee dated October 1, 2001, Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002, Amendment No. 2 to the Memorandum of the Operating Committee effective January 1, 2003, Amendment No. 3 to the Memorandum of the Operating Committee effective January 1, 2004, and Amendment No. 4 to the Memorandum of the Operating Committee effective August 1, 2004;

(c) Facilities Lease Agreement between The Potomac Edison Company and Allegheny Energy Supply Company, LLC for West Virginia dated August 1, 2000, the Lease Agreement extension dated March 14, 2003, and the Service Agreement between The Potomac Edison Company and Allegheny Energy Supply Company, LLC for West Virginia dated August 1, 2000;

(d) Power Sales Agreement between West Penn Power Company and Allegheny Energy Supply Company, LLC for Pennsylvania dated January 1, 2001, as supplemented by the Memorandum of the Operating Committee dated August 1, 2001, Amendment No. 1 to the Memorandum of the Operating Committee effective January 1, 2002, Amendment No. 2 to the Memorandum of the Operating Committee effective January 1, 2003, Amendment No. 3 to the Memorandum of the Operating Committee effective January 1, 2004, Amendment No. 4 to the Memorandum of the Operating Committee effective August 1, 2004 and Amendment No. 5 to the Memorandum of the Operating Committee effective January 1, 2005, and Amendment No. 6 to the Memorandum of the Operating Committee effective January 1, 2006; and

Full Requirements Service Agreement between Allegheny Energy Supply Company, LLC and West Penn Power Company, dba Allegheny Power for Pennsylvania dated July 21, 2005.

(e) Coal Sales Agreement, dated as of the 30th of July, 2004, by and between Consol Pennsylvania Coal Company, Consolidation Coal Company and Eighty-Four Mining Company, and Allegheny Energy Supply Company, LLC, and Monongahela Power Company (Ft. Martin);

(f) Coal Sales Agreement, dated as of the 30th of July, 2004, by and between Consol Pennsylvania Coal Company, Consolidation Coal Company and Eighty-Four Mining Company, and Allegheny Energy Supply Company, LLC, and Monongahela Power Company (Hatfield);

(g) Amended and Restated Lime Sales Agreement between Allegheny Energy Supply Company, LLC and Monongahela Power Company and Chemical Lime Company of Missouri, Inc. dba Chemical Lime Company, effective August 1, 2004;

(h) Sales Agreement Under Emission Allowance Management Agreement for SO2 Emission Allowances, dated as of December 21, 2004, between Monongahela Power Company d/b/a Allegheny Power and Allegheny Energy Supply Company, LLC.

(i) Sales Agreement Under Emission Allowance Management Agreement for SO2 Emission Allowances, dated December 21, 2005, between Monongahela Power Company d/b/a Allegheny Power and Allegheny Energy Supply Company, LLC.

(j) Agency Agreement for the Administration of Auction Revenue Rights/Fixed Transmission Rights dated March 30, 2005, between Monongahela Power d/b/a Allegheny Power and Allegheny Energy Supply Company, LLC; and Transaction Confirmation for Short-Term Purchase and Sale of West Virginia Next-Day and Real-Time Energy and Capacity, dated March 31, 2005, between Monongahela Power d/b/a Allegheny Power and Allegheny Energy Supply Company, LLC;

(k) Agency Agreement for the Procurement of PJM Services, dated December 19, 2005, between The Potomac Edison Company d/b/a Allegheny Power and Allegheny Energy Supply Company, LLC

(l) Agency Agreement for Administrative Functions, dated December 16, 2004, between The Potomac Edison Company d/b/a Allegheny Power and Allegheny Energy Supply Company, LLC;

(m) Declaration of Authority (West Virginia), dated December 20, 2004, between Monongahela Power Company d/b/a Allegheny Power and Allegheny Energy Supply Company, LLC;

(n) Declaration of Authority (Ohio), dated December 17, 2004, between Monongahela Power Company d/b/a Allegheny Power and Allegheny Energy Supply Company, LLC;

AYE Refinancing Credit Agreement

(o) Declaration of Authority (Maryland), dated December 17, 2004, between The Potomac Edison Company d/b/a Allegheny Power and Allegheny Energy Supply Company, LLC;

(p) Operating Procedure dated September 22, 2004, between Buchanan Generation, LLC and Allegheny Energy Supply Company, LLC;

(q) Amended Interim Energy Services Agreement dated October 25, 2004 between Buchanan Generation, LLC and Allegheny Energy Supply Company, LLC, amending Interim Energy Services Agreement dated June 14, 2002 (as amended November 11, 2002);

(r) Amended and Restated Lime Sales Agreement between Carmeuse Lime & Stone, Inc. and Allegheny Energy Supply Company, LLC and Monongahela Power Company, effective January 1, 2005;

(s) Coal Sales Agreement, dated as of the 10th of January 2005, between American Energy Corporation and Allegheny Energy Supply Company, LLC and Monongahela Power Company.

(t) Coal Sales Agreement, dated as of the 17th of February 2005, between Anker West Virginia Mining Company, Inc. and Allegheny Energy Supply Company, LLC and Monongahela Power Company.

(u) Coal Sales Agreement, dated as of the 3rd of May 2005, between United Coals Inc. and Allegheny Energy Supply Company, LLC and Monongahela Power Company.

(v) Coal Sales Agreement, dated as of the 8th of June 2005, by and between Consolidation Coal Company and Allegheny Energy Supply Company, LLC and Monongahela Power Company.

(w) Credit Agreement dated as of June 16, 2005, among Allegheny Energy, Inc. and Allegheny Energy Supply Company, LLC (Borrowers) and The Initial Lenders and Initial Issuing Bank and Citicorp North America, Inc., as Administrative Agent, et al.

(x) Contract for Flue Gas Ducts and Structural Steel pursuant to Purchase Order Nos. S-05-16211 and S-05-16212, among Foster Wheeler Zack, Inc. (Seller) and Allegheny Energy Supply Company, LLC and Monongahela Power Company (Buyer), dated September 1, 2005, for Pleasants Power Station, and Addendums thereto issued June 2, 2005, June 20, 2005 and August 18, 2005.

(y) Coal Lease and Sales Agreement dated as of the 28th day of December 2005, among Penn Ridge Coal, LLC, Allegheny Energy Supply Company, LLC, Monongahela Power Company, Allegheny Pittsburgh Coal Company and Alliance Coal, LLC (as limited guarantor).

(z) Barge Towing Services Agreement dated as of the 6th day of December 2005, among Twin Rivers Towing Company, Allegheny Energy Supply Company, LLC and Monongahela Power Company.

AYE Refinancing Credit Agreement

(aa) Barge Towing Services Agreement dated as of the 18th day of January 2006, among Mon River Towing, Inc., Allegheny Energy Supply Company, LLC and Monongahela Power Company.

(bb) Declaration of Authority dated January 10, 2006 between Allegheny Energy Supply Company, LLC and Buchanan Generation, LLC

(cc) Declaration of Authority (West Virginia) dated May 12, 2005, between Monongahela Power Company d/b/a Allegheny Power and Allegheny Energy Supply Company, LLC.

(dd) Agency Agreement for the Procurement of PJM Services, dated December 21, 2005, between Monongahela Power Company d/b/a Allegheny Power and Allegheny Energy Supply Company, LLC

(ee) Any agreement between AYE or any of its Subsidiaries with any Affiliate thereof in connection with the Buffalo Reserve Project to the extent not otherwise prohibited by any other provision of the Agreement.

II. Operating Agreements

See attached schedule of Operating Agreements.

III. Tax Allocation Agreement

Tax Allocation Agreement, dated as of July 1, 2003, by and between Allegheny Energy, Inc. and its Subsidiaries, as amended by Amendment No. 1, dated December 21, 2005 by and between Allegheny Energy, Inc. and its Subsidiaries.

IV. Amendments, Renewals and Replacements

Any amendments modifications or supplements to any agreement or arrangement listed on this schedule 5.01(j) entered into in accordance with the terms of such agreement or arrangement, and any replacements or renewals of any agreement or arrangement listed herein on substantially similar terms, as determined in good faith by a responsible officer of AYE or any subsidiary of AYE that is a party to such agreement or arrangement.

AYE Refinancing Credit Agreement

OPERATING AGREEMENTS

	Title of Agreement	Parties	Location
1.	Operating Agreement for Bath County Pumped Storage Project dated June 17, 1981	Allegheny Generating Company Monongahela Power Company The Potomac Edison Company West Penn Power Company Virginia Electric and Power Company	Bath County Pumped Storage Project
2.	Assignment of Operating Agreement dated August 1, 2000	The Potomac Edison Company PE Transferring Agent, LLC	Bath County Pumped Storage Project
3.	Assignment of Operating Agreement dated August 1, 2000	PE Transferring Agent, LLC PE Generating Company, LLC	Bath County Pumped Storage Project
4.	Assignment of Operating Agreement dated August 1, 2000	PE Generating Company, LLC Allegheny Energy Supply Company, LLC	Bath County Pumped Storage Project
5.	Assignment of Operating Agreement dated November 17, 1999	West Penn Power Company West Penn Transferring Agent LLC	Bath County Pumped Storage Project
6.	Assignment of Operating Agreement dated November 17, 1999	West Penn Transferring Agent LLC Allegheny Energy Supply Company, LLC	Bath County Pumped Storage Project
7.	Assignment of Operating Agreement dated June 1, 2001	Monongahela Power Company MP Generating Company, LLC	Bath County Pumped Storage Project
8.	Assignment of Operating Agreement dated June 1, 2001	MP Generating Company, LLC Allegheny Energy Supply Company, LLC	Bath County Pumped Storage Project
9.	Albright Power Station Operating Agreement dated June 2, 1952	Monongahela Power Company The Potomac Edison Company	Albright Power Station
10.	Supplemental Agreement dated September 2, 1952	Monongahela Power Company The Potomac Edison Company	Albright Power Station
11.	Supplemental Agreement dated July 12, 1954 for Albright Power Station	Monongahela Power Company The Potomac Edison Company	Albright Power Station
12.	Assignment and Assumption Agreement dated August 1, 2000	The Potomac Edison Company PE Transferring Agent, LLC	Albright Power Station
13.	Assignment and Assumption Agreement dated August 1, 2000	PE Transferring Agent, LLC PE Generating Company, LLC	Albright Power Station
14.	Assignment and Assumption Agreement dated August 1, 2000	PE Generating Company, LLC Allegheny Energy Supply Company, LLC	Albright Power Station

AYE Refinancing Credit Agreement

	Title of Agreement	Parties	Location
15.	Assignment and Assumption Agreement dated as of June 1, 2001	Monongahela Power Company MP Generating Company, LLC	Albright Power Station
16.	Assignment and Assumption Agreement dated as of June 1, 2001	MP Generating Company, LLC Allegheny Energy Supply Company, LLC	Albright Power Station
17.	Harrison Power Station Construction and Operating Agreement dated as of March 31, 1971	Monongahela Power Company The Potomac Edison Company West Penn Power Company	Harrison Power Station
18.	Assignment and Assumption Agreement dated August 1, 2000	The Potomac Edison Company PE Transferring Agent, LLC	Harrison Power Station
19.	Assignment and Assumption Agreement dated August 1, 2000	PE Transferring Agent, LLC PE Generating Company, LLC	Harrison Power Station
20.	Assignment and Assumption Agreement dated August 1, 2000	PE Generating Company, LLC Allegheny Energy Supply Company, LLC	Harrison Power Station
21.	Assignment and Assumption Agreement dated November 17, 1999	West Penn Power Company West Penn Transferring Agent LLC	Harrison Power Station
22.	Assignment and Assumption Agreement dated November 17, 1999	West Penn Transferring Agent LLC Allegheny Energy Supply Company, LLC	Harrison Power Station
23.	Assignment and Assumption Agreement dated as of June 1, 2001	Monongahela Power Company MP Generating Company, LLC	Harrison Power Station
24.	Assignment and Assumption Agreement dated as of June 1, 2001	MP Generating Company, LLC Allegheny Energy Supply Company, LLC	Harrison Power Station
25.	Hatfield’s Ferry Power Station Construction and Operating Agreement dated April 20, 1968	Monongahela Power Company The Potomac Edison Company West Penn Power Company	Hatfield’s Ferry Power Station
26.	Assignment and Assumption Agreement dated August 1, 2000	The Potomac Edison Company PE Transferring Agent, LLC	Hatfield’s Ferry Power Station
27.	Assignment and Assumption Agreement dated August 1, 2000	PE Transferring Agent, LLC PE Generating Company, LLC	Hatfield’s Ferry Power Station
28.	Assignment and Assumption Agreement dated August 1, 2000	PE Generating Company, LLC Allegheny Energy Supply Company, LLC	Hatfield’s Ferry Power Station
29.	Assignment and Assumption Agreement dated November 17, 1999	West Penn Power Company West Penn Transferring Agent LLC	Hatfield’s Ferry Power Station
30.	Assignment and Assumption Agreement dated November 17, 1999	West Penn Transferring Agent LLC Allegheny Energy Supply Company, LLC	Hatfield’s Ferry Power Station

AYE Refinancing Credit Agreement

	Title of Agreement	Parties	Location
31.	Assignment and Assumption Agreement dated as of June 1, 2001	Monongahela Power Company MP Generating Company, LLC	Hatfield’s Ferry Power Station
32.	Assignment and Assumption Agreement dated as of June 1, 2001	MP Generating Company, LLC Allegheny Energy Supply Company, LLC	Hatfield’s Ferry Power Station
33.	Pleasants Power Station Construction and Operating Agreement dated as of September 15, 1977	Monongahela Power Company The Potomac Edison Company West Penn Power Company	Pleasants Power Station
34.	Assignment and Assumption Agreement dated August 1, 2000	The Potomac Edison Company PE Transferring Agent, LLC	Pleasants Power Station
35.	Assignment and Assumption Agreement dated August 1, 2000	PE Transferring Agent, LLC PE Generating Company, LLC	Pleasants Power Station
36.	Assignment and Assumption Agreement dated August 1, 2000	PE Generating Company, LLC Allegheny Energy Supply Company, LLC	Pleasants Power Station
37.	Assignment and Assumption Agreement dated November 17, 1999	West Penn Power Company West Penn Transferring Agent LLC	Pleasants Power Station
38.	Assignment and Assumption Agreement dated November 17, 1999	West Penn Transferring Agent LLC Allegheny Energy Supply Company, LLC	Pleasants Power Station
39.	Assignment and Assumption Agreement dated as of June 1, 2001	Monongahela Power Company MP Generating Company, LLC	Pleasants Power Station
40.	Assignment and Assumption Agreement dated as of June 1, 2001	MP Generating Company, LLC Allegheny Energy Supply Company, LLC	Pleasants Power Station
41.	Operating Agreement for Rivesville Power Station dated as of June 1, 2001	Monongahela Power Company Allegheny Energy Supply Company, LLC	Rivesville Power Station
42.	Operating Agreement for Willow Island Power Station dated as of June 1, 2001	Monongahela Power Company Allegheny Energy Supply Company, LLC	Willow Island Power Station
43.	Fort Martin Construction and Operating Agreement dated April 30, 1965	Duquesne Light Company Monongahela Power Company The Potomac Edison Company	Fort Martin Power Station Unit No. 1
44.	Assignment and Assumption Agreement dated August 1, 2000	The Potomac Edison Company PE Transferring Agent, LLC	Fort Martin Power Station Unit No. 1
45.	Assignment and Assumption Agreement dated August 1, 2000	PE Transferring Agent, LLC PE Generating Company, LLC	Fort Martin Power Station Unit No. 1
46.	Assignment and Assumption Agreement dated August 1, 2000	PE Generating Company, LLC Allegheny Energy Supply Company, LLC	Fort Martin Power Station Unit No. 1

AYE Refinancing Credit Agreement

	Title of Agreement	Parties	Location
47.	Assignment and Assumption Agreement dated as of June 1, 2001	Monongahela Power Company MP Generating Company, LLC	Fort Martin Power Station Unit No. 1
48.	Assignment and Assumption Agreement dated as of June 1, 2001	MP Generating Company, LLC Allegheny Energy Supply Company, LLC	Fort Martin Power Station Unit No. 1
49.	Fort Martin Unit No. 2 Construction and Operating Agreement dated December 30, 1965	Monongahela Power Company The Potomac Edison Company West Penn Power Company	Fort Martin Power Station Unit No. 2
50.	Assignment and Assumption Agreement dated August 1, 2000	The Potomac Edison Company PE Transferring Agent, LLC	Fort Martin Power Station Unit No. 2
51.	Assignment and Assumption Agreement dated August 1, 2000	PE Transferring Agent, LLC PE Generating Company, LLC	Fort Martin Power Station Unit No. 2
52.	Assignment and Assumption Agreement dated August 1, 2000	PE Generating Company, LLC Allegheny Energy Supply Company, LLC	Fort Martin Power Station Unit No. 2
53.	Assignment and Assumption Agreement dated November 17, 1999	West Penn Power Company West Penn Transferring Agent LLC	Fort Martin Power Station Unit No. 2
54.	Assignment and Assumption Agreement dated November 17, 1999	West Penn Transferring Agent LLC Allegheny Energy Supply Company, LLC	Fort Martin Power Station Unit No. 2
55.	Assignment and Assumption Agreement dated as of June 1, 2001	Monongahela Power Company MP Generating Company, LLC	Fort Martin Power Station Unit No. 2
56.	Assignment and Assumption Agreement dated as of June 1, 2001	MP Generating Company, LLC Allegheny Energy Supply Company, LLC	Fort Martin Power Station Unit No. 2
57.	Operation and Maintenance Agreement dated as of June 5, 2002	Allegheny Energy Supply Company, LLC Buchanan Generation, LLC	Buchanan Generating Station

AYE Refinancing Credit Agreement

EXHIBIT A-1

FORM OF REVOLVING NOTE

$	Dated: ,

FOR VALUE RECEIVED, the undersigned, [Allegheny Energy, Inc. a Maryland corporation][Allegheny Energy Supply Company, LLC, a Delaware limited liability company] (the “Borrower”), HEREBY PROMISES TO PAY                                                   (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Advances or the L/C Credit Extensions (each as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of May [    ], 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among Allegheny Energy, Inc., Allegheny Energy Supply Company, LLC, the Lender and certain other lender parties party thereto, and Citicorp North America, Inc., as Administrative Agent for the Lender and such other lender parties, on the Final Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Advance and L/C Credit Extension owing to the Lender by the Borrower from the date of such Revolving Advance or L/C Credit Extension, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citicorp North America, Inc., as Administrative Agent, at                                     ,                                                   in immediately available funds. Each Revolving Advance and L/C Credit Extension owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (variously, the “Revolving Advances” or the “L/C Credit Extensions”) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance or an L/C Credit Extension being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

AYE Refinancing Credit Agreement	A-1

[ALLEGHENY ENERGY, INC.]
[ALLEGHENY ENERGY SUPPLY COMPANY, LLC]

By
Title:

AYE Refinancing Credit Agreement

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Letter of Credit Capital Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

AYE Refinancing Credit Agreement

EXHIBIT A-2

FORM OF TERM NOTE

$	Dated: ,

FOR VALUE RECEIVED, the undersigned, Allegheny Energy, Inc., a Maryland corporation (the “Borrower”), HEREBY PROMISES TO PAY                                               (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Term Advances (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of May [    ], 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, Allegheny Energy Supply Company, LLC, the Lender and certain other lender parties party thereto, and Citicorp North America, Inc., as Administrative Agent for the Lender and such other lender parties, on the Final Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of each Term Advance from the date of such Term Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citicorp North America, Inc., as Administrative Agent, at                                 ,                                               in immediately available funds. Each Term Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of a single term advance (the “Term Advances”) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Term Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

AYE Refinancing Credit Agreement	A-2

ALLEGHENY ENERGY, INC.

By
Title:

AYE Refinancing Credit Agreement

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

AYE Refinancing Credit Agreement

EXHIBIT B

FORM OF

NOTICE OF BORROWING

Citicorp North America, Inc.,

as Administrative Agent

under the Credit Agreement

referred to below

[Date]

Attention:

Ladies and Gentlemen:

The undersigned, Allegheny Energy, Inc. (“AYE”), refers to the Credit Agreement dated as of May [__], 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among AYE, Allegheny Energy Supply Company, LLC (“AESC”), the Lender Parties party thereto, and Citicorp North America, Inc. as Administrative Agent for the Lender Parties, and hereby gives you notice on behalf of [AYE][AESC], irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing for the account of [AYE][AESC] under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is [                 ,         ].

(ii) The [Facility][Facilities] under which the Proposed Borrowing [is][are] requested [is][are] the [Revolving Facility][and the Term Facility].

(iii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iv) The aggregate amount of the Proposed Borrowing is $[                ].

(vi) [The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is                      month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) The representations and warranties contained in Article IV of the Credit Agreement (except, in the case of a Borrowing other than the Initial Borrowing or the Term Borrowing, clause (e) and the final sentence in clause (f) of Section 4.01) are

AYE Refinancing Credit Agreement	B-1

correct on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Proposed Borrowing, in which case, as of such specific date.

(B) No Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Delivery of an executed counterpart of this Notice of Borrowing by telecopier shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

Very truly yours,

ALLEGHENY ENERGY, INC.

By
Title:

AYE Refinancing Credit Agreement	B-2

EXHIBIT C

FORM OF

ASSIGNMENT AND ACCEPTANCE1

Reference is made to the Credit Agreement dated as of May [    ], 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among Allegheny Energy, Inc. and Allegheny Energy Supply Company, LLC (the “Borrowers”), the Lender Parties party thereto, and Citicorp North America, Inc., as Administrative Agent for the Lender Parties.

[                    ] (the “Assignor”) and [                     ], (the “Assignee”) each agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

1. The Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement [and, if the Assignor is an Issuing Bank, all of the Assignor’s rights and obligations under the Credit Agreement as an Issuing Bank]. After giving effect to such sale and assignment, the Assignee’s [Revolving/Term]2 Commitments and the amount of the [Revolving/Term]2 Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes held by

[1]

This form to be used for assignment of either Revolving Commitments/Revolving Advances or Term Commitments/Term Advances. If a Lender holds both Revolving Commitments/Revolving Advances and Term Commitments/Term Advances, separate assignment and acceptance agreements shall be executed for each of the Revolving Commitments/Revolving Advances or Term Commitments/Term Advances, respectively.

[2]	Assignor to indicate whether Revolving Commitments or Term Commitments are being assigned.

AYE Refinancing Credit Agreement	C-1

the Assignor and requests that the Administrative Agent exchange such Note or Notes for a new Note or Notes payable to the order of the Assignee in an amount equal to the [Revolving/Term]2 Commitments assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the [Revolving/Term]2 Commitments assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the [Revolving/Term]2 Commitments retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement and each of the other Loan Documents, together with copies of the financial statements referred to in Sections 5.03(b) and 5.03(c) of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender Party; and (vii) attaches any U.S. Internal Revenue Service forms required under Section 2.13 of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender Party thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Borrowers under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of the Assignor under the Credit Agreement, the Assignor shall cease to be a party thereto.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

AYE Refinancing Credit Agreement	C-2

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

AYE Refinancing Credit Agreement	C-3

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

AYE Refinancing Credit Agreement	C-4

SCHEDULE 1

TO

ASSIGNMENT AND ACCEPTANCE

ASSIGNOR:

Revolving Facility
Percentage interest assigned		%		%		%		%		%
Revolving Commitment assigned	$		$		$		$		$
Aggregate outstanding principal amount of Revolving Advances assigned	$		$		$		$		$
Principal amount of Revolving Note payable to Assignor	$		$		$		$		$

Term Facility
Percentage interest assigned		%		%		%		%		%
Term Commitment assigned	$		$		$		$		$
Aggregate outstanding principal amount of Term Advances assigned	$		$		$		$		$
Principal amount of Term Note payable to Assignor	$		$		$		$		$

Letters of Credit
L/C Credit Extensions assigned	$		$		$		$		$
L/C Credit Extensions retained	$		$		$		$		$
L/C Borrowings assigned	$		$		$		$		$
L/C Borrowings retained	$		$		$		$		$

AYE Refinancing Credit Agreement	C-5

ASSIGNEE:

Revolving Facility
Percentage interest assumed		%		%		%		%		%
Revolving Commitment assumed	$		$		$		$		$
Aggregate outstanding principal amount of Revolving Advances assumed	$		$		$		$		$
Principal amount of Revolving Note payable to Assignee	$		$		$		$		$

Term Facility
Percentage interest assumed		%		%		%		%		%
Term Commitment assumed	$		$		$		$		$
Aggregate outstanding principal amount of Term Advances assumed	$		$		$		$		$
Principal amount of Term Note payable to Assignee	$		$		$		$		$

Letters of Credit
L/C Credit Extensions assigned	$		$		$		$		$
L/C Credit Extensions retained	$		$		$		$		$
L/C Borrowings assigned	$		$		$		$		$
L/C Borrowings retained	$		$		$		$		$

AYE Refinancing Credit Agreement	C-6

Effective Date (if other than date of acceptance by Administrative Agent):

1                  ,

Assignor

, as Assignor
[Type or print legal name of Assignor]

By
Title:

Dated:	,

[1]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

Assignee

, as Assignee
[Type or print legal name of Assignee]

By
Title:

Dated: ,

Domestic Lending Office:

Eurodollar Lending Office:

Accepted and Approved this

day of             ,

CITICORP NORTH AMERICA, INC., as Administrative Agent

By
Title:

AYE Refinancing Credit Agreement	C-7

[Approved this          day

of             ,

[NAME OF ISSUING BANK]

By
Title: ]

[Consented to this day of ,

ALLEGHENY ENERGY, INC.

By
Title: ][3]

[3]	Except (i) for assignments to any other Lender Party, an Affiliate of any Lender, an Approved Fund or to any Federal Reserve Bank or (ii) if a Default has occurred and is continuing.

AYE Refinancing Credit Agreement	C-8